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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 26, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Twilio Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	26-2574840 (I.R.S. Employer Identification Number)

645 Harrison Street, Third Floor
San Francisco, California 94107
(415) 390-2337
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jeff Lawson
Chief Executive Officer
Twilio Inc.
645 Harrison Street, Third Floor
San Francisco, California 94107
(415) 390-2337
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anthony J. McCusker, Esq. Rezwan D. Pavri, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 752-3100	Karyn Smith, Esq. Twilio Inc. 645 Harrison Street, Third Floor San Francisco, California 94107 (415) 390-2337	Christopher L. Kaufman, Esq. Tad J. Freese, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)

Class A common stock, $0.001 par value per share	$100,000,000	$10,070

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the additional shares that the underwriters have the option to purchase from the Registrant, if any.

             The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion. Dated           .

             Shares

Twilio Inc.

Class A Common Stock

          This is an initial public offering of shares of Class A common stock of Twilio Inc.

          Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $            and $           . We intend to list the Class A common stock on the New York Stock Exchange under the symbol "TWLO".

          We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time into one share of Class A common stock. The holders of our outstanding Class B common stock will hold approximately         % of the voting power of our outstanding capital stock following this offering, with our directors and executive officers and their affiliates holding approximately         %.

          We are an "emerging growth company" as defined under the federal securities laws and, as such, we have elected to comply with reduced reporting requirements for this prospectus and may elect to do so in future filings.

          See "Risk Factors" beginning on page 16 to read about factors you should consider before buying shares of the Class A common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Twilio	$	$

(1)
See the section titled "Underwriting" for additional information regarding compensation payable to the underwriters.

          To the extent that the underwriters sell more than           shares of Class A common stock, the underwriters have the option to purchase up to an additional            shares from Twilio at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on           .

Goldman, Sachs & Co.		J.P. Morgan
Allen & Company LLC	Pacific Crest Securities a division of KeyBanc Capital Markets
JMP Securities	William Blair	Canaccord Genuity

Prospectus dated           .

FUELING THE -of- FUTURE COMMUNICATIONS

BASE REVENUE ($M)[1]
81% CAGR
15.3
17.6
20.7
22.1
25.9
30.7
38.7
43.5
49.8
MAR 31 2014
JUN 30
SEP 30
DEC 31
MAR 31 2015
JUN 30
SEP 30
DEC 31
MAR 31 2016

ACTIVE CUSTOMER ACCOUNTS (K)[2]
50% CAGR
12.8
13.6
15.3
16.6
19.3
21.2
23.8
25.3
28.6
MAR 31 2014
JUN 30
SEP 30
DEC 31
MAR 31 2015
JUN 30
SEP 30
DEC 31
MAR 31 2016

155% dollar-based net expansion rate[3]

1 For the three months ended

2 As of the end date of the quarter

3 For the twelve months ended December 31, 2015

UBER

TRAVIS KALANICK
CEO, CO-FOUNDER

"

Twilio has truly been an indispensable partner, allowing us to rapidly scale our business across 70 countries and 400+ cities. As we expand our portfolio of products and services, from Uber for Business to UberEats and UberRush, we trust Twilio to keep us on the cutting edge of innovative communication.

"

We want to be the customer's retailer of choice in-store and online. We have to serve customers in different ways and deliver highly-relevant, personalized experiences depending on how customers choose to shop with us.

NORDSTROM

JOANNE KENNEDY
SENIOR DIRECTOR, IT

"

Not only is the Twilio platform simple to use, it's incredibly powerful.

ffirm

Affirm

MAX LEVCHIN
FOUNDER & CEO

servicenow

CHRIS POPE
OFFICE OF THE CEO

"

A critical element of our service management platform is the ability to enable rapid communications via multiple channels for our customers. Working with Twilio was eye opening for us and customers because it really changed the way this was done in the past.

HubSpot

ANDY PITRE
PRODUCT MANAGER

"

We get requests on a weekly basis to open up calling in new countries. And it feels very good for us to know that every time we need to launch in a new country, it's as easy as flipping a switch in our Twilio control panel.

"

The more we looked at Twilio, we saw that it really offered something that could enable us to do anything we want. That's when we started to really expand our thinking around how we could plug voice and SMS into Zendesk as new channels for customer service.

zendesk

STEVEN YAN
DIR. PRODUCT MANAGEMENT

"

Our flagship product, SuperPhone, is a scalable intelligence layer that enables anyone with a social presence to engage and message directly with their audience one-on-one. The Twilio platform is key to powering this more personal communication experience.

SUPERPHONE

RYAN LESLIE
CEO

Polaris

JENNIFER KIMBALL
DATA ANALYTICS DIRECTOR

"

The BeFree national human trafficking textline was built using Twilio's SMS products and support from Thorn. Many victims are unable to make phone calls, so the ability to connect with them via messaging has been vitally important. We've been able to help nearly 600 survivors through this service.

Prospectus

          Through and including              (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.

          For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

          This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms "Twilio," "the company," "we," "us" and "our" in this prospectus refer to Twilio Inc. and its consolidated subsidiaries.

 TWILIO INC.

Overview

          Software developers are reinventing nearly every aspect of business today. Yet as developers, we repeatedly encountered an area where we could not innovate — communications. Because communication is a fundamental human activity and vital to building great businesses, we wanted to incorporate communications into our software applications, but the barriers to innovation were too high. Twilio was started to solve this problem.

          We believe the future of communications will be written in software, by the developers of the world — our customers. By empowering them, our mission is to fuel the future of communications.

          Cloud platforms are a new category of software that enable developers to build and manage applications without the complexity of creating and maintaining the underlying infrastructure. These platforms have arisen to enable a fast pace of innovation across a range of categories, such as computing and storage. We are the leader in the Cloud Communications Platform category. We enable developers to build, scale and operate real-time communications within software applications.

          Our developer-first platform approach consists of three things: our Programmable Communications Cloud, Super Network and Business Model for Innovators. Our Programmable Communications Cloud software enables developers to embed voice, messaging, video and authentication capabilities into their applications via our simple-to-use Application Programming Interfaces, or APIs. We do not aim to provide complete business solutions, rather our Programmable Communications Cloud offers flexible building blocks that enable our customers to build what they need. The Super Network is our software layer that allows our customers' software to communicate with connected devices globally. It interconnects with communications networks around the world and continually analyzes data to optimize the quality and cost of communications that flow through our platform. Our Business Model for Innovators empowers developers by reducing friction and upfront costs, encouraging experimentation and enabling developers to grow as customers as their ideas succeed.

          We had over 28,000 Active Customer Accounts as of March 31, 2016, representing organizations big and small, old and young, across nearly every industry, with one thing in common: they are competing by using the power of software to build differentiation through communications. With our platform, our customers are disrupting existing industries and creating new ones. For example, our customers have reinvented hired transportation by connecting riders and drivers, with communications as a critical part of each transaction. Our customers' software applications use our platform to notify a diner when a table is ready, a traveler when a flight is delayed or a shopper when a package has shipped. The range of applications that developers build with the Twilio platform has proven to be nearly limitless.

          Our goal is for Twilio to be in the toolkit of every software developer in the world. As of March 31, 2016, over 900,000 developer accounts had been registered on our platform. Because big ideas often start small, we encourage developers to experiment and iterate on our platform. We love when developers explore what they can do with Twilio, because one day they may have a business problem that they will use our products to solve.

          As our customers succeed, we share in their success through our usage-based revenue model. Our revenue grows as customers increase their usage of a product, extend their usage of a product to new applications or adopt a new product. We believe the most useful indicator of the increased activity from our existing customers is our Dollar-Based Net Expansion Rate, which was 155% for the year ended December 31, 2015. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Dollar-Based Net Expansion Rate."

          We have achieved significant growth in recent periods. For the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, our revenue was $49.9 million, $88.8 million, $166.9 million and $59.3 million, respectively. We incurred a net loss of $26.9 million, $26.8 million, $35.5 million and $6.5 million for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, respectively.

Industry Background

Trends in Our Favor

  Rise of Software Developers

          Today, software is used to disrupt industries and transform products and services, thereby redefining how organizations engage with their customers. This shift has significantly increased the value and influence of software developers across organizations of all sizes and industries.

  Differentiation Must Increasingly Be Built, Not Bought

          In order for organizations to deliver differentiated customer experiences that build or extend competitive advantage, they are increasingly adding the software development competencies necessary to build applications that delight their customers. In fact, Gartner predicts that by 2020, 75% of application purchases supporting digital business will be "build, not buy."

  Cloud Platforms As Building Blocks for Modern Applications

          Cloud platforms, a new category of software that enables developers to build and manage applications without the complexity of creating and maintaining the underlying infrastructure, have arisen to enable the fast pace of innovation required by modern applications. These platforms typically provide global, scalable and cost-effective solutions. Cloud platforms are emerging across a range of categories, including analytics, communications, computing, mapping, payments and storage. These cloud platforms are enabling every organization, from small startups to Fortune 500 enterprises, to experiment, prototype and deploy next-generation applications.

  Agility of Software Accelerates Pace of Innovation

          The way organizations build, deploy and scale modern applications has fundamentally changed. Organizations must continuously bring new applications and features to market to differentiate themselves from their competitors and to build and extend their competitive advantage. Heightened consumer expectations for real-time, personalized interaction further necessitate rapid innovation. In order to satisfy these needs, developers must be empowered to freely experiment, quickly prototype and rapidly deploy new applications that are massively scalable. Legacy infrastructure does not support this new paradigm for developers because it typically has been slow, complex and costly to implement, and inflexible to operate and iterate.

  Contextual Communications Are Transforming Applications

          Communication is fundamental to human activity and vital to building great businesses. While software has transformed business, communications technology has largely failed to evolve. In fact, the phone app on today's smartphones is merely a touch screen representation of the push-button phone invented in the 1960s.

          Today, there is demand for communications to be embedded into applications where communications can be deeply integrated with the context of users' lives, such as personal and business identities, relationships, locations and daily schedules. This type of contextual communications enables developers to build the powerful applications that are differentiating organizations. Whether an application is designed to book a hotel, hail a ride or aid a delayed traveler, enabling users to seamlessly communicate in context is critical to a delightful experience. Contextual communications are transforming applications and replacing siloed communications applications, such as the phone app.

Limitations of Legacy Products

          Legacy products were not designed with the software mindset and are therefore unable to address the foregoing trends. These products tend to be monolithic, costly, complicated, geopolitically bounded and impractical to scale, all of which hinder innovation. As a result, many innovative ideas have never even been attempted with legacy products, let alone realized. Over time, many attempts have been made to evolve the communications industry with software. However, we believe that no legacy product has truly empowered the global developer community to transform their applications with communications.

Our Platform Approach

          Twilio's mission is to fuel the future of communications. We enable developers to build, scale and operate real-time communications within software applications.

          Our Programmable Communications Cloud, Super Network and Business Model for Innovators work together to create value for our customers and a competitive advantage for our company.

          Our Programmable Communications Cloud.    Our Programmable Communications Cloud consists of software products that can be used individually or in combination to build rich contextual communications within applications. Our Programmable Communications Cloud includes:

  •
  Programmable Voice.  Our Programmable Voice software products allow developers to build solutions to make and receive phone calls globally, and incorporate advanced voice functionality such as text-to-speech, conferencing, recording and transcription. Programmable Voice, through our advanced call control software, allows developers to build customized applications that address use cases such as contact centers, call tracking and analytics solutions and anonymized communications.

  •
  Programmable Messaging.  Our Programmable Messaging software products allow developers to build solutions to send and receive text messages globally, and incorporate advanced messaging functionality such as emoji, picture messaging and localized languages. Our customers use Programmable Messaging, through software controls, to power use cases such as appointment reminders, delivery notifications, order confirmations and customer care.

  •
  Programmable Video.  Our recently introduced Programmable Video software products enable developers to build next-generation mobile and web applications with embedded video, including for use cases such as customer care, collaboration and physician consultations.

  •
  Use Case APIs.  While developers can build a broad range of applications on our platform, certain use cases are more common. Our Use Case APIs build upon the above products to offer more fully implemented functionality for a specific purpose, such as two-factor authentication, thereby saving developers significant time in building their applications.

  •
  Add-on Marketplace.  Launched in May 2016, our Add-on Marketplace allows third parties to integrate their capabilities directly into our Cloud Communications Platform, which allows us to further leverage our community to provide new and differentiated functionality for our customers.

          Our Super Network.    Our Programmable Communications Cloud is built on top of our global software layer, which we call our Super Network. Our Super Network interfaces intelligently with communications networks globally. We do not own any physical network infrastructure. We use software to build a high performance network that optimizes performance for our customers. Our Super Network breaks down the geopolitical boundaries and scale limitations of the physical network infrastructure.

          Our platform has global reach, consisting of 22 cloud data centers in seven regions. We interconnect those cloud data centers with network service providers around the world, giving us redundant means to reach users globally. We are continually adding new network service provider relationships as we scale.

          Our Super Network analyzes massive volumes of data from end users, their applications and the communications networks to optimize our customers' communications for quality and cost. With every new message and call, our Super Network becomes more robust, intelligent and efficient, enabling us to provide better performance at lower prices to our customers. Our Super Network's sophistication becomes increasingly difficult for others to replicate over time.

          Our Business Model for Innovators.    Big ideas often start small, and therefore developers need the freedom and tools to experiment and iterate on their ideas. In order to empower developers to experiment, our developer-first business model is low friction, eliminating the upfront costs, time and complexity that hinder innovation. Developers can begin building with a free trial. Once developers determine that our software meets their needs, they can flexibly increase consumption and pay based on usage. In short, we acquire developers like consumers and enable them to spend like enterprises.

Strengths of Our Platform Approach

          Our platform was built by developers for developers, and our approach has the following strengths:

  •
  Developer Mind Share.  We are recognized as the leading platform for cloud communications, and we believe we set the standard for developers to build, scale and operate real-time communications within software applications.

  •
  Composable.  We are a platform company focused on providing software developers with the necessary building blocks to compose communications solutions that can be integrated into their applications. We believe this enables developers to build differentiated applications for a nearly limitless range of use cases.

  •
  Comprehensive.  Our Programmable Communications Cloud offers a breadth of functionality, including voice, messaging and video, all with global reach and across devices.

  •
  Easy to Get Started.  Developers can begin building with a free trial, allowing them to experiment and iterate on our platform. This approach eliminates the upfront costs and complexity that typically hinder innovation.

  •
  Easy to Build.  We designed our APIs so developers could quickly learn, access and build upon our Programmable Communications Cloud.

  •
  Easy to Scale.  Our platform allows our customers to scale elastically without having to rearchitect their applications or manage communications infrastructure.

  •
  Multi-Tenant Architecture.  Our multi-tenant architecture enables all of our customers to operate on our platform while securely partitioning their application usage and data. In addition, our Solution Partner customers, which embed our products in the solutions they sell to other businesses, rely on our multi-tenant platform to independently manage their own customers' activity.

  •
  Reliable.  Our platform consists of fault-tolerant and globally-distributed systems that have enabled our customers to operate their applications without significant failures or downtime.

  •
  Global.  Customers can write an application once and configure it to operate in nearly every country in the world without any change to the code.

Our Opportunity

          Gartner estimated that in 2015, $3.5 trillion would be spent on information technology globally, and 42% of all IT spending would be on communications. The $1.5 trillion spent on communications services represents almost five times the amount spent on enterprise software and nine times the amount spent on data centers. We believe the limitations of existing hardware- and network-centric communications products historically have anchored the communications technology market in high cost and low functionality. Over time, we believe that a meaningful portion of the $1.5 trillion spent on communications services will migrate from existing hardware- and network-centric communications products to contextual communications solutions that are integrated into software applications.

          Our Programmable Communications Cloud includes a suite of software products, including Programmable Voice, Programmable Messaging, Programmable Video and Programmable Authentication. As a result, our platform currently addresses significant portions of several large markets that, in aggregate, have been estimated by IDC to be $45.6 billion in 2017.

          Specifically, IDC estimates that, in 2017:

  •
  The Worldwide Application-to-Person SMS market will be $29.4 billion. Our Programmable Messaging products address portions of this market.

  •
  Certain segments of the Worldwide Unified Communications and Collaboration market will be $14.1 billion. Our Programmable Voice and Programmable Video products address portions of these market segments.

  •
  The Advanced Authentication segment of the Worldwide Identity and Access Management market will be $2.1 billion. Our Programmable Authentication products address portions of this market segment.

 Our Growth Strategy

          We are the leader in the Cloud Communications Platform category based on revenue, market share and reputation, and intend to continue to set the pace for innovation. We intend to pursue the following growth strategies:

  •
  Continue Significant Investment in our Technology Platform.  We will continue to invest in building new software capabilities and extending our platform to bring the power of contextual communications to a broader range of applications, geographies and customers.

  •
  Grow Our Developer Community and Accelerate Adoption.  As of March 31, 2016, over 900,000 developer accounts had been registered on our platform, and we had over 90,000 paying customer accounts, of which over 28,000 were Active Customer Accounts. We categorize a customer account as an Active Customer Account in a quarter in which it generates at least $5 of revenue during the last month of the quarter. We will continue to enhance our relationships with developers globally and seek to increase the number of developers on our platform. In addition to adding new developers, we believe there is significant opportunity for revenue growth from existing paying customer accounts that we seek to grow into Active Customer Accounts.

  •
  Increase Our International Presence.  Our platform operates in over 180 countries today, making it as simple to communicate from São Paulo as it is from San Francisco. We plan to grow internationally by expanding our operations outside of the United States and collaborating with international strategic partners.

  •
  Expand Focus on Enterprises.  We plan to drive greater awareness and adoption of Twilio from enterprises across industries. We intend to increase our investment in sales and marketing to meet evolving enterprise needs globally, in addition to extending our enterprise-focused platform capabilities and use cases.

  •
  Further Enable Solution Partner Customers.  We have relationships with a number of Solution Partner customers that embed our products in the solutions that they sell to other businesses. We intend to expand our relationships with existing Solution Partner customers and to add new Solution Partner customers.

  •
  Expand ISV Development Platform and SI Partnerships.  We intend to continue to invest and develop the ecosystem for our solutions in partnership with independent software vendor (ISV) development platforms and system integrators, or SIs, to accelerate awareness and adoption of our platform.

  •
  Selectively Pursue Acquisitions and Strategic Investments.  We may selectively pursue acquisitions and strategic investments in businesses and technologies that strengthen our platform.

Our Values and Leadership Principles

          Our core values are at the center of everything that we do. As a company built by developers for developers, these values guide us to work in a way that exemplifies many attributes of the developer ethos. Our values provide a guide for the way our teams work, communicate, set goals and make decisions.

          We believe leadership is a behavior, not a position. In addition to our values, we have articulated the leadership traits we all strive to achieve. Our leadership principles apply to every Twilion, not just managers or executives, and provide a personal growth path for employees in their journeys to become better leaders.

          The combination of core values and leadership principles has created a blueprint for how Twilions worldwide interact with customers and with each other, and for how they respond to new challenges and opportunities.

Risk Factors

          Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled "Risk Factors" immediately following this prospectus summary. Some of these risks are:

  •
  The market for our products and platform is new and unproven, may decline or experience limited growth, and is dependent in part on developers continuing to adopt our platform and use our products.

  •
  We have a history of losses and we are uncertain about our future profitability.

  •
  We have experienced rapid growth and expect our growth to continue, and if we fail to effectively manage our growth, then our business, results of operations and financial condition could be adversely affected.

  •
  Our quarterly results may fluctuate, and if we fail to meet securities analysts' and investors' expectations, then the trading price of our Class A common stock and the value of your investment could decline substantially.

  •
  If we are not able to maintain and enhance our brand and increase market awareness of our company and products, then our business, results of operations and financial condition may be adversely affected.

  •
  Our business depends on customers increasing their use of our products and any loss of customers or decline in their use of our products could materially and adversely affect our business, results of operations and financial condition.

  •
  If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition would be adversely affected.

  •
  If we do not develop enhancements to our products and introduce new products that achieve market acceptance, our business, results of operations and financial condition could be adversely affected.

  •
  If we are unable to increase adoption of our products by enterprises, our business, results of operations and financial condition may be adversely affected.

  •
  Our future success depends in part on our ability to drive the adoption of our products by international customers.

  •
  The market in which we participate is intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

  •
  The dual class structure of our common stock will have the effect of concentrating voting control with certain stockholders, including our directors, executive officers and significant stockholders who will hold in the aggregate             % of the voting power of our capital stock following the completion of this offering, which will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction requiring stockholder approval.

 Channels for Disclosure of Information

          Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, press releases and public conference calls and webcasts.

Corporate Information

          Twilio Inc. was incorporated in Delaware in March 2008. Our principal executive offices are located at 645 Harrison Street, Third Floor, San Francisco, California 94107, and our telephone number is (415) 390-2337. Our website address is www.twilio.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

          "Twilio" and "TwiML," and our other registered or common law trade names, trademarks, or service marks appearing in this prospectus are our property. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

          We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) December 31, 2021 (the last day of the fiscal year following the fifth anniversary of our initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the last day of the fiscal year in which we are deemed to be a "large accelerated filer", as defined in the Securities Exchange Act of 1934, or the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the "JOBS Act," and any reference herein to "emerging growth company" has the meaning ascribed to it in the JOBS Act.

          An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

  •
  being permitted to present only two years of audited financial statements and only two years of related "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

          We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

          The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

 THE OFFERING

Class A common stock offered by us	shares
Class A common stock to be outstanding after this offering	shares
Class B common stock to be outstanding after this offering	shares
Total Class A and Class B common stock to be outstanding after this offering	shares
Option to purchase additional shares of Class A common stock from us	shares
Use of proceeds

We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $           (or approximately $           if the underwriters' option to purchase additional shares of our Class A common stock from us is exercised in full), based upon the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders. We currently intend to use the net proceeds from this offering for working capital or other general corporate purposes, including funding our growth strategies discussed in this prospectus. These uses and growth strategies include investments to grow our engineering, sales and marketing and customer support teams, to enhance our technology platform, to grow our developer community and accelerate adoption, to increase our international presence, to further enable our Solution Partner customers, to expand our focus on enterprises, and to expand ISV development platform and SI partnerships; however, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. We may also use a portion of the net proceeds to acquire businesses, products, services or technologies. However, we do not have agreements or commitments for any acquisitions at this time. See the section titled "Use of Proceeds."

Voting Rights	Shares of Class A common stock are entitled to one vote per share. Shares of Class B common stock are entitled to 10 votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Each share of our Class B common stock will be convertible into one share of our Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of seven years from the date of this prospectus or the date the holders of two-thirds of our Class B common stock elect to convert the Class B common stock to Class A common stock.

Upon completion of this offering, the holders of our outstanding Class B common stock will hold         % of the voting power of our outstanding capital stock, with our directors and executive officers and their affiliates holding         % in the aggregate. These holders will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled "Principal Stockholders" and "Description of Capital Stock" for additional information.

New York Stock Exchange trading symbol	"TWLO"

          The number of shares of our Class A and Class B common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 72,200,793 shares of our Class B common stock (including convertible preferred stock on an as-converted basis) outstanding as of March 31, 2016, and excludes:

  •
  16,704,752 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of March 31, 2016, with a weighted-average exercise price of $5.57 per share;

  •
  573,800 restricted stock units for shares of our Class B common stock that are releasable upon satisfaction of service and liquidity conditions outstanding as of March 31, 2016;

  •
  671,550 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our common stock that were granted after March 31, 2016, with an exercise price of $10.30 per share;

  •
  130,375 restricted stock units for shares of our Class B common stock that are releasable upon satisfaction of service and liquidity conditions that were granted after March 31, 2016;

  •
  780,397 shares of our Class A common stock reserved for issuance to fund and support the operations of Twilio.org, as adjusted on May 13, 2016, of which none are currently issued and outstanding; and

  •
  13,900,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, which will become effective prior to the completion of this offering, consisting of:

  •
  11,500,000 shares of our Class A common stock reserved for future issuance under our 2016 Stock Option and Incentive Plan, or our 2016 Plan; and

  •
  2,400,000 shares of our Class A common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, or our ESPP.

          Our 2016 Plan and ESPP each provide for annual automatic increases in the number of shares reserved thereunder and our 2016 Plan also provides for increases to the number of shares of Class A common stock that may be granted thereunder based on shares underlying any awards under our 2008 Stock Option Plan, or our 2008 Plan, that expire, are forfeited or are otherwise terminated, as more fully described in the section titled "Executive Compensation—Employee Benefit and Stock Plans."

          Except as otherwise indicated, all information in this prospectus assumes:

  •
  the amendment to our current certificate of incorporation to redesignate our outstanding common stock as Class B common stock and create a new class of Class A common stock to be offered and sold in this offering;

  •
  the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 54,508,441 shares of our Class B common stock, the conversion of which will occur immediately prior to the completion of this offering;

  •
  the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional           shares of our Class A common stock from us.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

          The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2013, 2014 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the three months ended March 31, 2015 and 2016 and our summary consolidated balance sheet data as of March 31, 2016 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the full year or any other period. The following summary consolidated financial and other data should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands, except share and per share data)
Consolidated Statements of Operations:
Revenue	$49,920	$88,846	$166,919	$33,365	$59,340
Cost of revenue(1)(2)	25,868	41,423	74,454	15,545	26,827

Gross profit	24,052	47,423	92,465	17,820	32,513

Operating expenses:
Research and development(1)(2)	13,959	21,824	42,559	8,480	14,864
Sales and marketing(1)	21,931	33,322	49,308	9,869	13,422
General and administrative(1)(2)	15,012	18,960	35,991	8,265	10,593

Total operating expenses	50,902	74,106	127,858	26,614	38,879

Loss from operations	(26,850)	(26,683)	(35,393)	(8,794)	(6,366)
Other income (expenses), net	(4)	(62)	11	53	(18)

Loss before (provision) benefit for income taxes	(26,854)	(26,745)	(35,382)	(8,741)	(6,384)
(Provision) benefit for income taxes	—	(13)	(122)	81	(84)

Net loss	(26,854)	(26,758)	(35,504)	(8,660)	(6,468)
Deemed dividend to investors in relation to tender offer	—	—	(3,392)	—	—

Net loss attributable to common stockholders	$(26,854)	$(26,758)	$(38,896)	$(8,660)	$(6,468)

Net loss per share attributable to common stockholders, basic and diluted	$(1.59)	$(1.58)	$(2.19)	$(0.49)	$(0.37)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	16,916,035	16,900,124	17,746,526	17,749,487	17,483,198

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(0.45)	$(0.45)	$(0.54)	$(0.14)	$(0.09)

Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	59,398,525	59,382,614	72,254,967	61,129,595	71,991,639

(1)
Includes stock-based compensation expense as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cost of revenue	$27	$39	$65	$14	$23
Research and development	810	1,577	4,046	663	1,516
Sales and marketing	753	1,335	2,389	420	734
General and administrative	567	1,027	2,377	548	752

Total	$2,157	$3,978	$8,877	$1,645	$3,025

(2)
Includes amortization of acquired intangibles as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cost of revenue	$—	$—	$239	$28	$70
Research and development	—	—	130	17	38
General and administrative	—	—	95	11	27

Total	$—	$—	$464	$56	$135

	As of March 31, 2016
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)(3)
	(Unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$103,320	$103,320
Working capital	83,489	83,489
Property and equipment, net	16,847	16,847
Total assets	167,254	167,254
Total stockholders' equity	114,351	114,351

(1)
The pro forma column in the balance sheet data table above reflects (a) the redesignation of our outstanding common stock as Class B common stock, (b) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 54,508,441 shares of our Class B common stock, which conversion will occur immediately prior to the completion of this offering, and (c) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware.

(2)
The pro forma as adjusted column in the balance sheet data table above gives effect to (a) the pro forma adjustments set forth above and (b) the sale and issuance by us of           shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
Each $1.00 increase or decrease in the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our cash and cash equivalents, working capital, total assets and total stockholders' equity by $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our cash and cash equivalents, working capital, total assets and total stockholders' equity by $           , assuming an initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions payable by us.

 Key Business Metrics

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
Number of Active Customer Accounts (as of end date of period)	11,048	16,631	25,347	19,340	28,648
Base Revenue (in thousands)	$41,751	$75,697	$136,851	$25,931	$49,834
Base Revenue Growth Rate	111%	81%	81%	70%	92%
Dollar-Based Net Expansion Rate	170%	153%	155%	145%	170%

          Number of Active Customer Accounts.    We believe that the number of our Active Customer Accounts is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an Active Customer Account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $5 of revenue in the last month of the period. We believe that use of our platform by Active Customer Accounts at or above the $5 per month threshold is a stronger indicator of potential future engagement than trial usage of our platform or usage at levels below $5 per month. A single customer may constitute multiple unique Active Customer Accounts if it has multiple account identifiers, each of which is treated as a separate Active Customer Account.

          In the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, revenue from Active Customer Accounts represented approximately 99% of total revenue in each period.

          Base Revenue.    We monitor Base Revenue as one of the more reliable indicators of future revenue trends. Base Revenue consists of all revenue other than revenue from Active Customer Accounts with large customers that have never entered into 12-month minimum revenue commitment contracts with us, which we refer to as Variable Customer Accounts. While almost all of our customer accounts exhibit some level of variability in the usage of our products, based on our experience, we believe Variable Customer Accounts are more likely to exhibit significant fluctuations in usage of our products from period to period, and therefore that revenue from Variable Customer Accounts may also fluctuate significantly from period to period. This behavior is best evidenced by the decision of such customers not to enter into contracts with us that contain minimum revenue commitments, even though they may spend significant amounts on the use of our products and they may be foregoing more favorable terms often available to customers that enter into committed contracts with us. This variability adversely affects our ability to rely upon revenue from Variable Customer Accounts when analyzing expected trends in future revenue.

          For historical periods, we define a Variable Customer Account as an Active Customer Account that (i) is with a customer that had never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) has met or exceeded 1% of our revenue in any quarter in the periods presented. To allow for consistent period-to-period comparisons, in the event a customer account qualified as a Variable Customer Account as of March 31, 2016, or a previously Variable Customer Account ceased to be an Active Customer Account as of such date, we included such customer account as a Variable Customer Account in all periods presented. For future reporting periods, we will define a Variable Customer Account as a customer account that (a) has been categorized as a Variable Customer Account in any prior quarter, as well as (b) any new customer account that (i) is with a customer that has never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) meets or exceeds 1% of our revenue in a quarter. Once a customer account is deemed to be a Variable Customer Account in any period, it remains a Variable Customer Account in subsequent periods unless such customer enters into a minimum revenue commitment contract with us for a term of at least 12 months.

          In the three months ended March 31, 2016, we had nine Variable Customer Accounts, which represented 16% of our total revenue.

          Dollar-Based Net Expansion Rate.    Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with customers that have Active Customer Accounts and to increase their use of the platform. An important way in which we track our performance in this area is by measuring the Dollar-Based Net Expansion Rate for our Active Customer Accounts, other than our Variable Customer Accounts. Our Dollar-Based Net Expansion Rate increases when such Active Customer Accounts increase usage of a product, extend usage of a product to new applications or adopt a new product. Our Dollar-Based Net Expansion Rate decreases when such Active Customer Accounts cease or reduce usage of a product or when we lower usage prices on a product. We believe measuring our Dollar-Based Net Expansion Rate on revenue generated from our Active Customer Accounts, other than our Variable Customer Accounts, provides a more meaningful indication of the performance of our efforts to increase revenue from existing customer accounts.

          Our Dollar-Based Net Expansion Rate compares the revenue from Active Customer Accounts, other than Variable Customer Accounts, in a quarter to the same quarter in the prior year. To calculate the Dollar-Based Net Expansion Rate, we first identify the cohort of Active Customer Accounts, other than Variable Customer Accounts, that were Active Customer Accounts in the same quarter of the prior year. The Dollar-Based Net Expansion Rate is the quotient obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year. When we calculate Dollar-Based Net Expansion Rate for periods longer than one quarter, we use the average of the applicable quarterly Dollar-Based Net Expansion Rates for each of the quarters in such period.

RISK FACTORS

          Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, before making a decision to invest in our Class A common stock. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

 Risks Related to Our Business and Our Industry

The market for our products and platform is new and unproven, may decline or experience limited growth and is dependent in part on developers continuing to adopt our platform and use our products.

          We were founded in 2008, and have been developing and providing a cloud-based platform that enables developers and organizations to integrate voice, messaging and video communications capabilities into their software applications. This market is relatively new and unproven and is subject to a number of risks and uncertainties. We believe that our revenue currently constitutes a significant portion of the total revenue in this market, and therefore, we believe that our future success will depend in large part on the growth, if any, of this market. The utilization of APIs by developers and organizations to build communications functionality into their applications is still relatively new, and developers and organizations may not recognize the need for, or benefits of, our products and platform. Moreover, if they do not recognize the need for and benefits of our products and platform, they may decide to adopt alternative products and services to satisfy some portion of their business needs. In order to grow our business and extend our market position, we intend to focus on educating developers and other potential customers about the benefits of our products and platform, expanding the functionality of our products and bringing new technologies to market to increase market acceptance and use of our platform. Our ability to expand the market that our products and platform address depends upon a number of factors, including the cost, performance and perceived value associated with such products and platform. The market for our products and platform could fail to grow significantly or there could be a reduction in demand for our products as a result of a lack of developer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our market does not experience significant growth or demand for our products decreases, then our business, results of operations and financial condition could be adversely affected.

We have a history of losses and we are uncertain about our future profitability.

          We have incurred net losses in each year since our inception, including net losses of $26.9 million, $26.8 million, $35.5 million and $6.5 million in 2013, 2014 and 2015 and the three months ended March 31, 2016, respectively. We had an accumulated deficit of $151.9 million as of March 31, 2016. We expect to continue to expend substantial financial and other resources on, among other things:

  •
  investments in our engineering team, the development of new products, features and functionality and enhancements to our platform;

  •
  sales and marketing, including expanding our direct sales organization and marketing programs, especially for enterprises and for organizations outside of the United States, and expanding our programs directed at increasing our brand awareness among current and new developers;

  •
  expansion of our operations and infrastructure, both domestically and internationally; and

  •
  general administration, including legal, accounting and other expenses related to being a public company.

          These investments may not result in increased revenue or growth of our business. We also expect that our revenue growth rate will decline over time. Accordingly, we may not be able to generate sufficient revenue to offset our expected cost increases and achieve and sustain profitability. If we fail to achieve and sustain profitability, then our business, results of operations and financial condition would be adversely affected.

We have experienced rapid growth and expect our growth to continue, and if we fail to effectively manage our growth, then our business, results of operations and financial condition could be adversely affected.

          We have experienced substantial growth in our business since inception. For example, our headcount has grown from 386 employees on March 31, 2015 to 567 employees on March 31, 2016. In addition, we are rapidly expanding our international operations, and we established operations in three new countries between March 31, 2015 and March 31, 2016. We expect to continue to expand our international operations in the future. We have also experienced significant growth in the number of customers, usage and amount of data that our platform and associated infrastructure support. This growth has placed and may continue to place significant demands on our corporate culture, operational infrastructure and management.

          We believe that our corporate culture has been a critical component of our success. We have invested substantial time and resources in building our team and nurturing our culture. As we expand our business and mature as a public company, we may find it difficult to maintain our corporate culture while managing this growth. Any failure to manage our anticipated growth and organizational changes in a manner that preserves the key aspects of our culture could hurt our chance for future success, including our ability to recruit and retain personnel, and effectively focus on and pursue our corporate objectives. This, in turn, could adversely affect our business, results of operations and financial condition.

          In addition, in order to successfully manage our rapid growth, our organizational structure has become more complex. In order to manage these increasing complexities, we will need to continue to scale and adapt our operational, financial and management controls, as well as our reporting systems and procedures. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and management resources before our revenue increases and without any assurances that our revenue will increase.

          Finally, continued growth could strain our ability to maintain reliable service levels for our customers. If we fail to achieve the necessary level of efficiency in our organization as we grow, then our business, results of operations and financial condition could be adversely affected.

Our quarterly results may fluctuate, and if we fail to meet securities analysts' and investors' expectations, then the trading price of our Class A common stock and the value of your investment could decline substantially.

          Our results of operations, including the levels of our revenue, cost of revenue, gross margin and operating expenses, have fluctuated from quarter to quarter in the past and may continue to vary significantly in the future. These fluctuations are a result of a variety of factors, many of which are outside of our control, may be difficult to predict and may or may not fully reflect the underlying performance of our business. If our quarterly results of operations fall below the expectations of investors or securities analysts, then the trading price of our Class A common stock could decline substantially. Some of the important factors that may cause our results of operations to fluctuate from quarter to quarter include:

  •
  our ability to retain and increase revenue from existing customers and attract new customers;

  •
  fluctuations in the amount of revenue from our Variable Customer Accounts;

  •
  our ability to attract enterprises and international organizations as customers;

  •
  our ability to introduce new products and enhance existing products;

  •
  competition and the actions of our competitors, including pricing changes and the introduction of new products, services and geographies;

  •
  the number of new employees;

  •
  changes in network service provider fees that we pay in connection with the delivery of communications on our platform;

  •
  changes in cloud infrastructure fees that we pay in connection with the operation of our platform;

  •
  changes in our pricing as a result of our optimization efforts or otherwise;

  •
  reductions in pricing as a result of negotiations with our larger customers;

  •
  the rate of expansion and productivity of our sales force, including our enterprise sales force, which has been a focus of our recent expansion efforts;

  •
  change in the mix of products that our customers use;

  •
  change in the revenue mix of U.S. and international products;

  •
  the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business, including investments in our international expansion;

  •
  significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our products on our platform;

  •
  the timing of customer payments and any difficulty in collecting accounts receivable from customers;

  •
  general economic conditions that may adversely affect a prospective customer's ability or willingness to adopt our products, delay a prospective customer's adoption decision, reduce the revenue that we generate from the use of our products or affect customer retention;

  •
  changes in foreign currency exchange rates;

  •
  extraordinary expenses such as litigation or other dispute-related settlement payments;

  •
  sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

  •
  the impact of new accounting pronouncements;

  •
  expenses in connection with mergers, acquisitions or other strategic transactions; and

  •
  fluctuations in stock-based compensation expense.

          The occurrence of one or more of the foregoing and other factors may cause our results of operations to vary significantly. As such, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of future performance. In addition, a significant percentage of our operating expenses is fixed in nature and is based on forecasted revenue trends. Accordingly, in the event of a revenue shortfall, we may not be able to mitigate the negative impact on our income (loss) and margins in the short term. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

          Additionally, certain large scale events, such as major elections and sporting events, can significantly impact usage levels on our platform, which could cause fluctuations in our results of operations. We expect that significantly increased usage of all communications platforms, including ours, during certain seasonal and one-time events could impact delivery and quality of our products during those events. We also experienced increased expenses in the second quarter of 2015 due to our developer conference, SIGNAL, which we plan to host annually. Such annual and one-time events may cause fluctuations in our results of operations and may impact both our revenue and operating expenses.

If we are not able to maintain and enhance our brand and increase market awareness of our company and products, then our business, results of operations and financial condition may be adversely affected.

          We believe that maintaining and enhancing the "Twilio" brand identity and increasing market awareness of our company and products, particularly among developers, is critical to achieving widespread acceptance of our platform, to strengthen our relationships with our existing customers and to our ability to attract new customers. The successful promotion of our brand will depend largely on our continued marketing efforts, our ability to continue to offer high quality products, our ability to be thought leaders in the cloud communications market and our ability to successfully differentiate our products and platform from competing products and services. Our brand promotion and thought leadership activities may not be successful or yield increased revenue. In addition, independent industry analysts often provide reviews of our products and competing products and services, which may significantly influence the perception of our products in the marketplace. If these reviews are negative or not as strong as reviews of our competitors' products and services, then our brand may be harmed.

          From time to time, our customers have complained about our products, such as complaints about our pricing and customer support. If we do not handle customer complaints effectively, then our brand and reputation may suffer, our customers may lose confidence in us and they may reduce or cease their use of our products. In addition, many of our customers post and discuss on social media about Internet-based products and services, including our products and platform. Our success depends, in part, on our ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers seek and share information. If actions we take or changes we make to our products or platform upset these customers, then their online commentary could negatively affect our brand and reputation. Complaints or negative publicity about us, our products or our platform could materially and adversely impact our ability to attract and retain customers, our business, results of operations and financial condition.

          The promotion of our brand also requires us to make substantial expenditures, and we anticipate that these expenditures will increase as our market becomes more competitive and as we expand into new markets. To the extent that these activities increase revenue, this revenue still may not be enough to offset the increased expenses we incur. If we do not successfully maintain and enhance our brand, then our business may not grow, we may see our pricing power reduced relative to competitors and we may lose customers, all of which would adversely affect our business, results of operations and financial condition.

Our business depends on customers increasing their use of our products and any loss of customers or decline in their use of our products could materially and adversely affect our business, results of operations and financial condition.

          Our ability to grow and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing customers and to have them increase their usage of our platform. If our customers do not increase their use of our products, then our revenue may decline and our results of operations may be harmed. Customers are charged based on the usage of our products. Most of our customers do not have long-term contractual financial commitments to us and, therefore, most of our customers may reduce or cease their use of our products at any time without penalty or termination charges. We cannot accurately predict customers' usage levels and the loss of customers or reductions in their usage levels of our products may each have a negative impact on our business, results of operations and financial condition. Reductions in usage from existing customers and the loss of customers could cause our Dollar-Based Net Expansion Rate to decline in the future if customers are not satisfied with our products, the value proposition of our products or our ability to otherwise meet their needs and expectations. If a significant number of customers cease using, or reduce their usage of our products, then we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations and financial condition.

If we are unable to attract new customers in a cost-effective manner, then our business, results of operations and financial condition would be adversely affected.

          In order to grow our business, we must continue to attract new customers in a cost-effective manner. We use a variety of marketing channels to promote our products and platform, such as developer events and evangelism, as well as search engine marketing and optimization. We periodically adjust the mix of our other marketing programs such as regional customer events, email campaigns, billboard advertising and public relations initiatives. If the costs of the marketing channels we use increase dramatically, then we may choose to use alternative and less expensive channels, which may not be as effective as the channels we currently use. As we add to or change the mix of our marketing strategies, we may need to expand into more expensive channels than those we are currently in, which could adversely affect our business, results of operations and financial condition. We will incur marketing expenses before we are able to recognize any revenue that the marketing initiatives may generate, and these expenses may not result in increased revenue or brand awareness. We have made in the past, and may make in the future, significant expenditures and investments in new marketing campaigns, and we cannot assure you that any such investments will lead to the cost-effective acquisition of additional customers. If we are unable to maintain effective marketing programs, then our ability to attract new customers could be materially and adversely affected, our advertising and marketing expenses could increase substantially and our results of operations may suffer.

If we do not develop enhancements to our products and introduce new products that achieve market acceptance, our business, results of operations and financial condition could be adversely affected.

          Our ability to attract new customers and increase revenue from existing customers depends in part on our ability to enhance and improve our existing products, increase adoption and usage of our products and introduce new products. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels and overall market acceptance. Enhancements and new products that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, may have interoperability difficulties with our platform or other products or may not achieve the broad market acceptance necessary to generate significant revenue. Furthermore, our ability to increase the usage of our products depends, in part, on the development of new use cases for our products, which is typically driven by our developer community and may be outside of our control. We also have invested, and may continue to invest, in the acquisition of complementary businesses, technologies, services, products and other assets that expand the products that we can offer our customers. We may make these investments without being certain that they will result in products or enhancements that will be accepted by existing or prospective customers. Our ability to generate usage of additional products by our customers may also require increasingly sophisticated and more costly sales efforts and result in a longer sales cycle. If we are unable to successfully enhance our existing products to meet evolving customer requirements, increase adoption and usage of our products, develop new products, or if our efforts to increase the usage of our products are more expensive than we expect, then our business, results of operations and financial condition would be adversely affected.

If we are unable to increase adoption of our products by enterprises, our business, results of operations and financial condition may be adversely affected.

          Historically, we have relied on the adoption of our products by software developers through our self-service model for a significant majority of our revenue, and we currently generate only a small portion of our revenue from enterprise customers. Our ability to increase our customer base, especially among enterprises, and achieve broader market acceptance of our products will depend, in part, on our ability to effectively organize, focus and train our sales and marketing personnel. We have limited experience selling to enterprises and only recently established an enterprise-focused sales force.

          Our ability to convince enterprises to adopt our products will depend, in part, on our ability to attract and retain sales personnel with experience selling to enterprises. We believe that there is significant competition for experienced sales professionals with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth in the future will depend, in part, on our ability to recruit, train and retain a sufficient number of experienced sales professionals, particularly those with experience selling to enterprises. In addition, even if we are successful in hiring qualified sales personnel, new hires require significant training and experience before they achieve full productivity, particularly for sales efforts targeted at enterprises and new territories. Our recent hires and planned hires may not become as productive as quickly as we expect and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Because we do not have a long history of targeting our sales efforts at enterprises, we cannot predict whether, or to what extent, our sales will increase as we organize and train our sales force or how long it will take for sales personnel to become productive.

          As we seek to increase the adoption of our products by enterprises, we expect to incur higher costs and longer sales cycles. In this market segment, the decision to adopt our products may require the approval of multiple technical and business decision makers, including security, compliance, procurement, operations and IT. In addition, while enterprise customers may quickly deploy our products on a limited basis, before they will commit to deploying our products at scale, they often require extensive education about our products and significant customer support time, engage in protracted pricing negotiations and seek to secure readily available development resources. In addition, sales cycles for enterprises are inherently more complex and less predictable than the sales through our self-service model, and some enterprise customers may not use our products enough to generate revenue that justifies the cost to obtain such customers. In addition, these complex and resource intensive sales efforts could place additional strain on our limited product and engineering resources. Further, enterprises, including some of our customers, may choose to develop their own solutions that do not include our products. They also may demand reductions in pricing as their usage of our products increases, which could have an adverse impact on our gross margin. As a result of our limited experience selling and marketing to enterprises, our efforts to sell to these potential customers may not be successful. If we are unable to increase the revenue that we derive from enterprises, then our business, results of operations and financial condition may be adversely affected.

If we are unable to expand our relationships with existing Solution Partner customers and add new Solution Partner customers, our business, results of operations and financial condition could be adversely affected.

          We believe that the continued growth of our business depends in part upon developing and expanding strategic relationships with Solution Partner customers. Solution Partner customers embed our software products in their solutions, such as software applications for contact centers and sales force and marketing automation, and then sell such solutions to other businesses. When potential customers do not have the available developer resources to build their own applications, we refer them to our network of Solution Partner customers.

          As part of our growth strategy, we intend to expand our relationships with existing Solution Partner customers and add new Solution Partner customers. If we fail to expand our relationships with existing Solution Partner customers or establish relationships with new Solution Partner customers, in a timely and cost-effective manner, or at all, then our business, results of operations and financial condition could be adversely affected. Additionally, even if we are successful at building these relationships but there are problems or issues with integrating our products into the solutions of these customers, our reputation and ability to grow our business may be harmed.

We rely upon Amazon Web Services to operate our platform and any disruption of or interference with our use of Amazon Web Services would adversely affect our business, results of operations and financial condition.

          We outsource substantially all of our cloud infrastructure to Amazon Web Services, or AWS, which hosts our products and platform. Customers of our products need to be able to access our platform at any time, without interruption or degradation of performance. AWS runs its own platform that we access, and we are, therefore, vulnerable to service interruptions at AWS. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. For instance, in September 2015, AWS suffered a significant outage that had a widespread impact on the ability of our customers to use several of our products. In addition, if our security, or that of AWS, is compromised, our products or platform are unavailable or our users are unable to use our products within a reasonable amount of time or at all, then our business, results of operations and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our products become more complex and the usage of our products increases. To the extent that we do not effectively address capacity constraints, either through AWS or alternative providers of cloud infrastructure, our business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from AWS may adversely affect our ability to meet our customers' requirements.

          The substantial majority of the services we use from AWS are for cloud-based server capacity and, to a lesser extent, storage and other optimization offerings. AWS enables us to order and reserve server capacity in varying amounts and sizes distributed across multiple regions. We access AWS infrastructure through standard IP connectivity. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. AWS may terminate the agreement by providing 30 days prior written notice, and may in some cases terminate the agreement immediately for cause upon notice. Although we expect that we could receive similar services from other third parties, if any of our arrangements with AWS are terminated, we could experience interruptions on our platform and in our ability to make our products available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services.

          Any of the above circumstances or events may harm our reputation, cause customers to stop using our products, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our business, results of operations and financial condition.

To deliver our products, we rely on network service providers for our network service.

          We currently interconnect with network service providers around the world to enable the use by our customers of our products over their networks. We expect that we will continue to rely heavily on network service providers for these services going forward. Our reliance on network service providers has reduced our operating flexibility, ability to make timely service changes and control quality of service. In addition, the fees that we are charged by network service providers may change daily or weekly, while we do not typically change our customers' pricing as rapidly. Furthermore, many of these network service providers do not have long-term committed contracts with us and may terminate their agreements with us without notice or restriction. If a significant portion of our network service providers stop providing us with access to their infrastructure, fail to provide these services to us on a cost-effective basis, cease operations, or otherwise terminate these services, the delay caused by qualifying and switching to other network service providers could be time consuming and costly and could adversely affect our business, results of operations and financial condition.

          Further, if problems occur with our network service providers, it may cause errors or poor quality communications with our products, and we could encounter difficulty identifying the source of the problem. The occurrence of errors or poor quality communications on our products, whether caused by our platform or a network service provider, may result in the loss of our existing customers or the delay of adoption of our products by potential customers and may adversely affect our business, results of operations and financial condition.

Our future success depends in part on our ability to drive the adoption of our products by international customers.

          In 2013, 2014 and 2015 and the three months ended March 31, 2016, we derived 9%, 12%, 14% and 15% of our revenue, respectively, from customer accounts located outside the United States. The future success of our business will depend, in part, on our ability to expand our customer base worldwide. While we have been rapidly expanding our sales efforts internationally, our experience in selling our products outside of the United States is limited. Furthermore, our developer-first business model may not be successful or have the same traction outside the United

States. As a result, our investment in marketing our products to these potential customers may not be successful. If we are unable to increase the revenue that we derive from international customers, then our business, results of operations and financial condition may be adversely affected.

We are in the process of expanding our international operations, which exposes us to significant risks.

          We are continuing to expand our international operations to increase our revenue from customers outside of the United States as part of our growth strategy. Between March 31, 2015 and March 31, 2016, we opened three offices outside of the United States, all of which are primarily focused on selling efforts. We expect, in the future, to open additional foreign offices and hire employees to work at these offices in order to reach new customers and gain access to additional technical talent. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks in addition to those we already face in the United States. Because of our limited experience with international operations as well as developing and managing sales in international markets, our international expansion efforts may not be successful.

          In addition, we will face risks in doing business internationally that could adversely affect our business, including:

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  the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with numerous international locations;

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  our ability to effectively price our products in competitive international markets;

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  new and different sources of competition;

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  potentially greater difficulty collecting accounts receivable and longer payment cycles;

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  higher or more variable network service provider fees outside of the United States;

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  the need to adapt and localize our products for specific countries;

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  the need to offer customer support in various languages;

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  difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

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  difficulties with differing technical and environmental standards, data privacy and telecommunications regulations and certification requirements outside the United States, which could prevent customers from deploying our products or limit their usage;

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  export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department's Office of Foreign Assets Control;

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  compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

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  tariffs and other non-tariff barriers, such as quotas and local content rules;

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  more limited protection for intellectual property rights in some countries;

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  adverse tax consequences;

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  fluctuations in currency exchange rates, which could increase the price of our products outside of the United States, increase the expenses of our international operations and expose us to foreign currency exchange rate risk;

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  currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

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  restrictions on the transfer of funds;

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  deterioration of political relations between the United States and other countries; and

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  political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.

          Also, due to costs from our international expansion efforts and network service provider fees outside of the United States that are generally higher than domestic rates, our gross margin for international customers is typically lower than our gross margin for domestic customers. As a result, our gross margin may be impacted and fluctuate as we expand our operations and customer base worldwide.

          Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, results of operations and financial condition.

We currently generate significant revenue from WhatsApp and the loss of WhatsApp could harm our business, results of operations and financial condition.

          In 2013, 2014 and 2015 and the three months ended March 31, 2016, WhatsApp accounted for 11%, 13%, 17% and 15% of our revenue, respectively. WhatsApp uses our Programmable Voice products and Programmable Messaging products in its applications to verify new and existing users on its service. We have seen year-over-year growth in WhatsApp's use of our products since 2013 as its service has expanded and as it has increased the use of our products within its applications. Our Variable Customer Accounts, including WhatsApp, do not have long-term contracts with us and may reduce or fully terminate their usage of our products at any time without penalty or termination charges. In addition, the usage of our products by WhatsApp and other Variable Customer Accounts may change significantly between periods.

          While we expect that the revenue for our largest customers, including WhatsApp, will decrease over time as a percentage of our total revenue as we generate more revenue from other customers, we also believe that revenue from WhatsApp may continue to account for a significant portion of our revenue, at least in the near term. WhatsApp has no obligation to provide any notice to us if they elect to stop using our products entirely and, as such, the contribution from WhatsApp could decline to zero in any future period without advance notice. In the event that WhatsApp does not continue to use our products, uses fewer of our products, or uses our products in a more limited capacity, or not at all, our business, results of operations and financial condition could be adversely affected.

The market in which we participate is intensely competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

          The market for cloud communications is rapidly evolving, significantly fragmented and highly competitive, with relatively low barriers to entry in some segments. The principal competitive factors in our market include completeness of offering, credibility with developers, global reach, ease of integration and programmability, product features, platform scalability, reliability, security and performance, brand awareness and reputation, the strength of sales and marketing efforts, customer support, as well as the cost of deploying and using our products. Our competitors fall into four primary categories:

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  legacy on-premise vendors, such as Avaya and Cisco;

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  regional network service providers that offer limited developer functionality on top of their own physical infrastructure;

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  smaller software companies that compete with portions of our product line; and

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  SaaS companies that offer prepackaged applications for a narrow set of use cases.

          Some of our competitors and potential competitors are larger and have greater name recognition, longer operating histories, more established customer relationships, larger budgets and significantly greater resources than we do. In addition, they have the operating flexibility to bundle competing products and services at little or no perceived incremental cost, including offering them at a lower price as part of a larger sales transaction. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or in different geographies. Our current and potential competitors may develop and market new products and services with comparable functionality to our products, and this could lead to us having to decrease prices in order to remain competitive. Customers utilize our products in many ways, and use varying levels of functionality that our products offer or are capable of supporting or enabling within their applications. Customers that use many of the features of our products or use our products to support or enable core functionality for their applications may have difficulty or find it impractical to replace our products with a competitor's products or services, while customers that use only limited functionality may be able to more easily replace our products with competitive offerings.

          With the introduction of new products and services and new market entrants, we expect competition to intensify in the future. In addition, some of our customers may choose to use our products and our competitors' products at the same time. Moreover, as we expand the scope of our products, we may face additional competition. If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could also adversely affect our ability to compete effectively. In addition, some of our competitors have lower list prices than us, which may be attractive to certain customers even if those products have different or lesser functionality. If we are unable to maintain our current pricing due to the competitive pressures, our margins will be reduced and our business, results of operations and financial condition would be adversely affected. In addition, pricing pressures and increased competition generally could result in reduced revenue, reduced margins, increased losses or the failure of our products to achieve or maintain widespread market acceptance, any of which could harm our business, results of operations and financial condition.

We have a limited operating history, which makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.

          We were founded and launched our first product in 2008. As a result of our limited operating history, our ability to forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for future growth. Our historical revenue growth should not be considered indicative of our future performance. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as:

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  market acceptance of our products and platform;

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  adding new customers, particularly enterprises;

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  retention of customers;

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  the successful expansion of our business, particularly in markets outside of the United States;

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  competition;

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  our ability to control costs, particularly our operating expenses;

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  network outages or security breaches and any associated expenses;

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  foreign currency exchange rate fluctuations;

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  executing acquisitions and integrating the acquired businesses, technologies, services, products and other assets; and

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  general economic and political conditions.

          If we do not address these risks successfully, our business, results of operations and financial condition could be adversely affected.

We have limited experience with respect to determining the optimal prices for our products.

          We charge our customers based on their use of our products. We expect that we may need to change our pricing from time to time. In the past we have sometimes reduced our prices either for individual customers in connection with long-term agreements or for a particular product. One of the challenges to our pricing is that the fees that we pay to network service providers over whose networks we transmit communications can vary daily or weekly and are affected by volume and other factors which may be outside of our control and difficult to predict. This can result in our incurring increased costs which we may be unable or unwilling to pass through to our customers, which could adversely impact our business, results of operations and financial condition.

          Further, as competitors introduce new products or services that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers based on our historical pricing. As we expand internationally, we also must determine the appropriate price to enable us to compete effectively internationally. Moreover, enterprises, which are a primary focus for our direct sales efforts, may demand substantial price concessions. In addition, if the mix of products sold changes, including for a shift to IP-based products, then we may need to, or choose to, revise our pricing. As a result, in the future we may be required or choose to reduce our prices or change our pricing model, which could adversely affect our business, results of operations and financial condition.

We typically provide monthly uptime service level commitments of up to 99.95% under our agreements with customers. If we fail to meet these contractual commitments, then our business, results of operations and financial condition could be adversely affected.

          Our agreements with customers typically provide for service level commitments. If we are unable to meet these commitments or if we suffer extended periods of downtime for our products or platform, then we are contractually obligated to provide a service credit, which is typically 10% of the customer's amounts due for the month in question. In addition, the performance and availability of AWS, which provides our cloud infrastructure is outside our control and, therefore, we are not in full control of whether we meet the service level commitments. As a result, our business, results of operations and financial condition could be adversely affected if we suffer unscheduled downtime that exceeds the service level commitments we have made to our customers. Any extended service outages could adversely affect our business and reputation.

Breaches of our networks or systems, or those of AWS or our network service providers, could degrade our ability to conduct our business, compromise the integrity of our products and platform, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.

          We depend upon our IT systems to conduct virtually all of our business operations, ranging from our internal operations and research and development activities to our marketing and sales efforts and communications with our customers and business partners. Individuals or entities may attempt to penetrate our network security, or that of our platform, and to cause harm to our business operations, including by misappropriating our proprietary information or that of our customers, employees and business partners or to cause interruptions of our products and platform. Because the techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques, and we may not become aware in a timely manner of such a security breach which could exacerbate any damage we experience. Additionally, we depend upon our employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy our IT resources in safe and secure manner that does not expose our network systems to security breaches or the loss of data. Any data security incidents, including internal malfeasance by our employees, unauthorized access or usage, virus or similar breach or disruption of us or our services providers, such as AWS or network service providers, could result in loss of confidential information, damage to our reputation, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Accordingly, if our cybersecurity measures and those of AWS and our network service providers, fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks) and the mishandling of data by our employees and contractors, then our reputation, business, results of operations and financial condition could be adversely affected.

Defects or errors in our products could diminish demand for our products, harm our business and results of operations and subject us to liability.

          Our customers use our products for important aspects of their businesses, and any errors, defects or disruptions to our products and any other performance problems with our products could damage our customers' businesses and, in turn, hurt our brand and reputation. We provide regular updates to our products, which have in the past contained, and may in the future contain, undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. In addition, we may not carry insurance sufficient to compensate us for any losses that may result from claims arising from defects or disruptions in our products. As a result, our reputation and our brand could be harmed, and our business, results of operations and financial condition may be adversely affected.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products may become less competitive.

          The market for communications in general, and cloud communications in particular, is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. If we are unable to develop new products that satisfy our customers and provide enhancements and new features for our existing products that keep pace with rapid technological and industry change, our business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.

          Our platform must also integrate with a variety of network, hardware, mobile and software platforms and technologies, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation in these technologies. If customers adopt new software platforms or infrastructure, we may be required to develop new versions of our products to work with those new platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, results of operations and financial condition. Any failure of our products and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our business, results of operations and financial condition could be adversely affected.

Our reliance on SaaS technologies from third parties may adversely affect our business, results of operations and financial condition.

          We rely heavily on hosted SaaS technologies from third parties in order to operate critical internal functions of our business, including enterprise resource planning, customer support and customer relations management services. If these services become unavailable due to extended outages or interruptions, or because they are no longer available on commercially reasonable terms or prices, our expenses could increase. As a result, our ability to manage our operations could be interrupted and our processes for managing our sales process and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business, results of operations and financial condition.

If we are unable to develop and maintain successful relationships with independent software vendors and system integrators, our business, results of operations and financial condition could be adversely affected.

          We believe that continued growth of our business depends in part upon identifying, developing and maintaining strategic relationships with independent software vendor (ISV) development platforms and system integrators. As part of our growth strategy, we plan to further develop product partnerships with ISV development platforms to embed our products as additional distribution channels and also intend to further develop partnerships and specific solution areas with systems integrators. If we fail to establish these relationships, in a timely and cost-effective manner, or at all, then our business, results of operations and financial condition could be adversely affected. Additionally, even if we are successful at developing these relationships but there are problems or issues with the integrations or enterprises are not willing to purchase through ISV development platforms, our reputation and ability to grow our business may also be adversely affected.

Any failure to offer high-quality customer support may adversely affect our relationships with our customers and prospective customers, and adversely affect our business, results of operations and financial condition.

          Many of our customers depend on our customer support team to assist them in deploying our products effectively to help them to resolve post-deployment issues quickly and to provide ongoing support. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers from adopting our products. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase costs and adversely affect our business, results of operations and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from developers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, business, results of operations and financial condition.

We have been sued, and may, in the future, be sued by third parties for alleged infringement of their proprietary rights, which could adversely affect our business, results of operations and financial condition.

          There is considerable patent and other intellectual property development activity in our industry. Our future success depends, in part, on not infringing the intellectual property rights of others. Our competitors or other third parties have claimed and may, in the future, claim that we are infringing upon their intellectual property rights, and we may be found to be infringing upon such rights. For example, on April 30, 2015, Telesign Corporation, or Telesign, filed a lawsuit against us in the United States District Court, Central District of California (Telesign I). Telesign alleges that we are infringing three U.S. patents that it holds: U.S. Patent No. 8,462,920, U.S. Patent No. 8,687,038 and U.S. Patent No. 7,945,034. The patent infringement allegations in the lawsuit relate to our Programmable Authentication products, our two-factor authentication use case and an API tool to find information about a phone number. Subsequently, on March 28, 2016, Telesign filed a second lawsuit against us in the United States District Court, Central District of California (Telesign II), alleging infringement of U.S. Patent No. 9,300,792 held by Telesign. The '792 patent is in the same patent family as the '920 and '038 patents asserted in Telesign I, and the infringement allegations in Telesign II relate to our Programmable Authentication products and our two-factor authentication use case. With respect to each of the patents asserted in Telesign I and Telesign II, the complaints seek, among other things, to enjoin us from allegedly infringing these patents along with damages for lost profits. We intend to vigorously defend these lawsuits and believe we have meritorious defenses to each. However, litigation is inherently uncertain, and any judgment or injunctive relief entered against us or any adverse settlement could negatively affect our business, results of operations and financial condition. In addition, litigation can involve significant management time and attention and be expensive, regardless of outcome. During the course of these lawsuits, there may be announcements of the results of hearings and motions and other interim developments related to the litigation. If securities analysts or investors regard these announcements as negative, the trading price of our Class A common stock may decline.

          In the future, we may receive claims from third parties, including our competitors, that our products or platform and underlying technology infringe or violate a third party's intellectual property rights, and we may be found to be infringing upon such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses or modify our products or platform, which could further exhaust our resources. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could harm to our brand, business, results of operations and financial condition.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.

          Our agreements with customers and other third parties typically include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons or other liabilities relating to or arising from our products or platform or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, results of operations and financial condition. Although we normally contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our products and adversely affect our business, results of operations and financial condition.

We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, results of operations and financial condition.

          Our success depends, in part, on our ability to protect our brand and the proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States and foreign jurisdictions so that we can prevent others from using our inventions and proprietary information. As of March 31, 2016, we had two registered trademarks in the United States. In addition, as of March 31, 2016, in the United States, we had been issued 35 patents, which expire between 2029 and 2035, and had 49 patent applications pending for examination and 15 pending provisional applications. As of such date, we also had five issued patents and nine patent applications pending for examination in foreign jurisdictions, all of which are related to U.S. patents and patent applications. There can be no assurance that additional patents will be issued or that any patents that have been issued or that may be issued in the future will provide significant protection for our intellectual property. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business, results of operations and financial condition may be adversely affected.

          There can be no assurance that the particular forms of intellectual property protection that we seek, including business decisions about when to file trademark applications and patent applications, will be adequate to protect our business. We could be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, results of operations and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant's own intellectual property. Any of our patents, copyrights, trademarks or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation.

          We also rely, in part, on confidentiality agreements with our business partners, employees, consultants, advisors, customers and others in our efforts to protect our proprietary technology, processes and methods. These agreements may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without our having an adequate remedy for unauthorized use or disclosure of our confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

          In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase.

          We cannot be certain that our means of protecting our intellectual property and proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our intellectual property and proprietary rights, our business, results of operations and financial condition could be adversely affected.

Our use of open source software could negatively affect our ability to sell our products and subject us to possible litigation.

          Our products and platform incorporate open source software, and we expect to continue to incorporate open source software in our products and platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products and platform. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our products and platform, we cannot be certain that we have not incorporated open source software in our products or platform in a manner that is inconsistent with such policies. If we fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our products that incorporate the open source software for no cost, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenue from customers using products that contained the open source software and required to comply with onerous conditions or restrictions on these products. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our products and platform and to re-engineer our products or platform or discontinue offering our products to customers in the event re-engineering cannot be accomplished on a timely basis. Any of the foregoing could require us to devote additional research and development resources to re-engineer our products or platform, could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition.

We may acquire or invest in companies, which may divert our management's attention and result in debt or dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

          We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. We also may enter into relationships with other businesses to expand our products and platform, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies.

          Any acquisition, including our recent acquisition of Authy, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their products or services are not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

          Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of those transactions, we may:

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  issue additional equity securities that would dilute our existing stockholders;

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  use cash that we may need in the future to operate our business;

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  incur large charges or substantial liabilities;

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  incur debt on terms unfavorable to us or that we are unable to repay;

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  encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

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  become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

          The occurrence of any of these foregoing could adversely affect our business, results of operations and financial condition.

We depend largely on the continued services of our senior management and other key employees, the loss of any of whom could adversely affect our business, results of operations and financial condition.

          Our future performance depends on the continued services and contributions of our senior management and other key employees to execute on our business plan, to develop our products and platform, to deliver our products to customers, to attract and retain customers and to identify and pursue opportunities. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our co-founder and Chief Executive Officer, Jeff Lawson. None of our executive officers or other senior management personnel is bound by a written employment agreement and any of them may terminate employment with us at any time with no advance notice. The replacement of any of our senior management personnel would likely involve significant time and costs, and such loss could significantly delay or prevent the achievement of our business objectives. The loss of the services of our senior management or other key employees for any reason could adversely affect our business, results of operations and financial condition.

Our management team has limited experience managing a public company.

          Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.

          Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. We believe that there is, and will continue to be, intense competition for highly skilled management, technical, sales and other personnel with experience in our industry in the San Francisco Bay Area, where our headquarters are located, and in other locations where we maintain offices. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, marketing and sale of our products, which could adversely affect our business, results of operations and financial condition. To the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

          Volatility in, or lack of performance of, our stock price may also affect our ability to attract and retain key personnel. Many of our key personnel are, or will soon be, vested in a substantial amount of shares of Class A common stock or stock options. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the trading price of our Class A common stock. If we are unable to retain our employees, our business, results of operations and financial condition could be adversely affected.

Our products and platform and our business are subject to a variety of U.S. and international laws and regulations, including those regarding privacy, data protection and information security, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our products or products to comply with or enable our customers and channel partners to comply with applicable laws and regulations would harm our business, results of operations and financial condition.

          We and our customers that use our products may be subject to privacy- and data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health data or other similar data. Existing U.S. federal and various state and foreign privacy- and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy-and data protection-related matters. New laws, amendments to or re-interpretations of existing laws and regulations, rules of self-regulatory bodies, industry standards and contractual obligations may impact our business and practices, and we may be required to expend significant resources to adapt to these changes, or stop offering our products in certain countries. These developments could adversely affect our business, results of operations and financial condition.

          The U.S. federal and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personally identifiable information of individuals. The U.S. Federal Trade Commission and numerous state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data, and to the security measures applied to such data. Similarly, many foreign countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of personally identifiable information obtained from their residents or by businesses operating within their jurisdiction, which are often more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personally identifiable information that identifies or may be used to identify an individual, such as names, email addresses and, in some jurisdictions, IP addresses. Although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our internal practices. In addition, we may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy- or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection. We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data.

          We have in the past relied on adherence to the U.S. Department of Commerce's Safe Harbor Privacy Principles and compliance with the U.S.–EU and U.S.–Swiss Safe Harbor Frameworks as agreed to and set forth by the U.S. Department of Commerce, and the European Union and Switzerland. As a result of the October 6, 2015 European Union Court of Justice, or ECJ, opinion in Case C-362/14 (Schrems v. Data Protection Commissioner) regarding the adequacy of the U.S.–EU Safe Harbor Framework, the U.S.-EU Safe Harbor Framework is no longer deemed to be a valid method of compliance with restrictions set forth in the Data Protection Directive (and member states' implementations thereof) regarding the transfer of data outside of the European Economic Area. In light of the ECJ opinion, we anticipate engaging in efforts to legitimize data transfers from the European Economic Area. We may be unsuccessful in establishing legitimate means of transferring data from the European Economic Area, we may experience hesitancy, reluctance, or refusal by European or multinational customers to continue to use our services due to the potential risk exposure to such customers as a result of the ECJ ruling, and we and our customers are at risk of enforcement actions taken by an EU data protection authority until such point in time that we ensure that all data transfers to us from the European Economic Area are legitimized.

          With respect to all of the foregoing, any failure or perceived failure by us, our products or our platform to comply with U.S., EU or other foreign privacy or data security laws, policies, industry standards or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity. For example, on February 18, 2016, a putative class action complaint was filed in the Alameda County Superior Court in California. The complaint alleges that our products permit the interception, recording and disclosure of communications at a customer's request and in violation of the California Invasion of Privacy Act. The complaint seeks injunctive relief as well as monetary damages. We intend to vigorously defend this lawsuit and believe we have meritorious defenses; however, this litigation, any other such actions in the future and related penalties could divert management's attention and resources, adversely affect our brand, business, results of operations and financial condition.

          We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that we or our products or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard.

          Any such new laws, regulations, other legal obligations or industry standards, or any changed interpretation of existing laws, regulations or other standards may require us to incur additional costs and restrict our business operations. If our privacy or data security measures fail to comply with current or future laws, regulations, policies, legal obligations or industry standards, we may be subject to litigation, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our products, and could adversely affect our business, results of operations and financial condition.

          The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communications and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our products and platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, or result in reductions in the demand for Internet-based products and services such as our products and platform. In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by "viruses", "worms", and similar malicious programs. If the use of the Internet is reduced as a result of these or other issues, then demand for our products could decline, which could adversely affect our business, results of operations and financial condition.

Certain of our products are subject to telecommunications-related regulations, and future legislative or regulatory actions could adversely affect our business, results of operations and financial condition.

          As a provider of communications products, we are subject to existing or potential FCC regulations relating to privacy, Telecommunications Relay Service Fund contributions and other requirements. FCC classification of our Internet voice communications products as telecommunications services could result in additional federal and state regulatory obligations. If we do not comply with FCC rules and regulations, we could be subject to FCC enforcement actions, fines, loss of licenses and possibly restrictions on our ability to operate or offer certain of our products. Any enforcement action by the FCC, which may be a public process, would hurt our reputation in the industry, possibly impair our ability to sell our products to customers and could adversely affect our business, results of operations and financial condition.

          Our products are subject to a number of FCC regulations and laws that are administered by the FCC. Among others, we must comply (in whole or in part) with:

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  the Communications Act of 1934, as amended, which regulates communications services and the provision of such services;

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  the Telephone Consumer Protection Act, or TCPA, which limits the use of automatic dialing systems, artificial or prerecorded voice messages, SMS text messages and fax machines;

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  the Communications Assistance for Law Enforcement Act, or CALEA, which requires covered entities to assist law enforcement in undertaking electronic surveillance;

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  requirements to safeguard the privacy of certain customer information;

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  payment of annual FCC regulatory fees based on our interstate and international revenues;

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  rules pertaining to access to our services by people with disabilities and contributions to the Telecommunications Relay Services fund; and

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  FCC rules regarding the use of customer proprietary network information.

          If we do not comply with any current or future rules or regulations that apply to our business, we could be subject to substantial fines and penalties, and we may have to restructure our offerings, exit certain markets or raise the price of our products. In addition, any uncertainty regarding whether particular regulations apply to our business, and how they apply, could increase our costs or limit our ability to grow. Any of the foregoing could adversely affect our business, results of operations and financial condition.

          As we continue to expand internationally, we have become subject to telecommunications laws and regulations in the foreign countries where we offer our products. Internationally, we currently offer our products in over 180 countries.

          Our international operations are subject to country-specific governmental regulation and related actions that have increased and may continue to increase our costs or impact our products and platform or prevent us from offering or providing our products in certain countries. Certain of our products may be used by customers located in countries where voice and other forms of IP communications may be illegal or require special licensing or in countries on a U.S. embargo list. Even where our products are reportedly illegal or become illegal or where users are located in an embargoed country, users in those countries may be able to continue to use our products in those countries notwithstanding the illegality or embargo. We may be subject to penalties or governmental action if consumers continue to use our products in countries where it is illegal to do so, and any such penalties or governmental action may be costly and may harm our business and damage our brand and reputation. We may be required to incur additional expenses to meet applicable international regulatory requirements or be required to discontinue those services if required by law or if we cannot or will not meet those requirements.

If we are unable to effectively process local number and toll-free number portability provisioning in a timely manner or to obtain or retain direct inward dialing numbers and local or toll-free numbers, our business and results of operations may be adversely affected.

          We support local number and toll-free number portability, which allows our customers to transfer their existing phone numbers to us and thereby retain their existing phone numbers when subscribing to our voice products. Transferring existing numbers is a manual process that can take up to 15 business days or longer to complete. A new customer of our voice products must maintain both our voice product and the customer's existing phone service during the number transferring process. Any delay that we experience in transferring these numbers typically results from the fact that we depend on network service providers to transfer these numbers, a process that we do not control, and these network service provider may refuse or substantially delay the transfer of these numbers to us. Local number portability is considered an important feature by many potential customers, and if we fail to reduce any related delays, then we may experience increased difficulty in acquiring new customers.

          In addition, our future success depends in part on our ability to procure large quantities of local and toll-free direct inward dialing numbers, or DIDs, in the United States and foreign countries at a reasonable cost and without restrictions. Our ability to procure, distribute and retain DIDs depends on factors outside of our control, such as applicable regulations, the practices of network service providers that provide DIDs, such as offering DIDs with conditional minimum volume call level requirements, the cost of these DIDs and the level of overall competitive demand for new DIDs. Due to their limited availability, there are certain popular area code prefixes that we generally cannot obtain. Our inability to acquire or retain DIDs for our operations would make our voice and messaging products less attractive to potential customers in the affected local geographic areas. In addition, future growth in our customer base, together with growth in the customer bases of other providers of cloud communications, has increased, which increases our dependence on needing sufficiently large quantities of DIDs. It may become increasingly difficult to source larger quantities of DIDs as we scale and we may need to pay higher costs for DIDs, and DIDs may become subject to more stringent usage conditions. Any of the foregoing could adversely affect our business, results of operations and financial condition.

We face a risk of litigation resulting from customer misuse of our software to send unauthorized text messages in violation of the Telephone Consumer Protection Act.

          Text messages may subject us to potential risks, including liabilities or claims relating to consumer protection laws. For example, the Telephone Consumer Protection Act of 1991 restricts telemarketing and the use of automatic SMS text messages without proper consent. This has resulted in civil claims against the Company and requests for information through third-party subpoenas. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations due to the failure of our customers to comply with these laws by obtaining proper consent, we could face direct liability.

We may be subject to governmental export controls and economic sanctions regulations that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

          Various of our products and services may be subject to export control and economic sanctions regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls. Exports of our products and the provision of our services must be made in compliance with these laws and regulations. Although we take precautions to prevent our products from being provided in violation of such laws, we are aware of previous exports of certain of our products to a small number of persons and organizations that are the subject of U.S. sanctions or located in countries or regions subject to U.S. sanctions. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including: the possible loss of export privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular deployment may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our products or services, or changes in applicable export or economic sanctions regulations may create delays in the introduction and deployment of our products and services in international markets, or, in some cases, prevent the export of our products or provision of our services to certain countries or end users. Any change in export or economic sanctions regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our products and services, or in our decreased ability to export our products or provide our services to existing or prospective customers with international operations. Any decreased use of our products and services or limitation on our ability to export our products and provide our services could adversely affect our business, results of operations and financial condition.

          Further, we incorporate encryption technology into certain of our products. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our customers' ability to import our products into those countries. Encryption products and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of exports of encryption products, or our failure to obtain required approval for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products and provision of our services, including with respect to new releases of our products and services, may create delays in the introduction of our products and services in international markets, prevent our customers with international operations from deploying our products and using our services throughout their globally-distributed systems or, in some cases, prevent the export of our products or provision of our services to some countries altogether.

We may have additional tax liabilities, which could harm our business, results of operations and financial condition.

          Significant judgments and estimates are required in determining our provision for income taxes and other tax liabilities. Our tax expense may be impacted, for example, if tax laws change or are clarified to our detriment or if tax authorities successfully challenge the tax positions that we take, such as, for example, positions relating to the arms-length pricing standards for our intercompany transactions and our state sales and use tax positions. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the Internal Revenue Service, or IRS, and other tax authorities. Should the IRS or other tax authorities assess additional taxes as a result of examinations, we may be required to record charges to operations that could adversely affect our results of operations and financial condition.

We could be subject to liability for historic and future sales, use and similar taxes, which could adversely affect our results of operations.

          We conduct operations in many tax jurisdictions throughout the United States. In many of these jurisdictions, non-income-based taxes, such as sales and use and telecommunications taxes, are assessed on our operations. We are subject to indirect taxes, and may be subject to certain other taxes, in some of these jurisdictions. Historically, we have not billed or collected these taxes and, in accordance with U.S. GAAP, we have recorded a provision for our tax exposure in these jurisdictions when it is both probable that a liability has been incurred and the amount of the exposure can be reasonably estimated. These estimates include several key assumptions including, but not limited to, the taxability of our products, the jurisdictions in which we believe we have nexus, and the sourcing of revenues to those jurisdictions. In the event these jurisdictions challenge our assumptions and analysis, our actual exposure could differ materially from our current estimates.

          We are undergoing audits in two jurisdictions and may be subject to additional scrutiny from state tax authorities in these or other jurisdictions and may have additional exposure related to our historic operations. Furthermore, certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our business, results of operations and financial condition.

          Currently, we do not collect telecommunications-based taxes from our customers. We are developing the operational capability to collect these taxes from customers. When we begin to collect such taxes from customers, we may have some customers that question the incremental tax charges and some may seek to negotiate lower pricing from us, which could adversely affect our business, results of operations and financial condition.

Our global operations and structure subject us to potentially adverse tax consequences.

          We generally conduct our global operations through subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. In particular, our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Also, our tax expense could be impacted depending on the applicability of withholding and other taxes (including withholding and indirect taxes on software licenses and related intercompany transactions) under the tax laws of certain jurisdictions in which we have business operations. The relevant revenue and taxing authorities may disagree with positions we have taken generally, or our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

          Certain government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational companies. In addition, the Organization for Economic Co-operation and Development is conducting a project focused on base erosion and profit shifting in international structures, which seeks to establish certain international standards for taxing the worldwide income of multinational companies. As a result of these developments, the tax laws of certain countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could increase our liabilities for taxes, interest and penalties, and therefore could harm our business, cash flows, results of operations and financial position.

Changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our business, results of operations and financial condition.

          Changes to U.S. tax laws that may be enacted in the future could impact the tax treatment of our foreign earnings. Due to the expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our business, results of operations and financial condition.

If we experience excessive credit card or fraudulent activity, we could incur substantial costs.

          Most of our customers authorize us to bill their credit card accounts directly for service fees that we charge. If people pay for our subscriptions with stolen credit cards, we could incur substantial third-party vendor costs for which we may not be reimbursed. Further, our customers provide us with credit card billing information online, and we do not review the physical credit cards used in these transactions, which increases our risk of exposure to fraudulent activity. We also incur charges, which we refer to as chargebacks, from the credit card companies from claims that the customer did not authorize the credit card transaction to purchase our subscription. If the number of unauthorized credit card transactions becomes excessive, we could be assessed substantial fines for excess chargebacks and we could lose the right to accept credit cards for payment.

          Our products may also be subject to fraudulent usage, including but not limited to revenue share fraud, domestic traffic pumping, subscription fraud, premium text message scams and other fraudulent schemes. Although our customers are required to set passwords or personal identification numbers to protect their accounts, third parties have in the past been, and may in the future be, able to access and use their accounts through fraudulent means. Furthermore, spammers attempt to use our products to send targeted and untargeted spam messages. We cannot be certain that our efforts to defeat spamming attacks will be able to eliminate all spam messages from being sent using our platform. In addition, a cybersecurity breach of our customers' systems could result in exposure of their authentication credentials, unauthorized access to their accounts or fraudulent calls on their accounts, any of which could adversely affect our business, results of operations and financial condition.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

          Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section titled "Market and Industry Data."

Unfavorable conditions in our industry or the global economy or reductions in spending on information technology and communications could adversely affect our business, results of operations and financial condition.

          Our results of operations may vary based on the impact of changes in our industry or the global economy on our customers. Our results of operations depend in part on demand for information technology and cloud communications. In addition, our revenue is dependent on the usage of our products, which in turn is influenced by the scale of business that our customers are conducting. To the extent that weak economic conditions result in a reduced volume of business for, and communications by, our customers and prospective customers, demand for, and use of, our products may decline. Furthermore, weak economic conditions may make it more difficult to collect on outstanding accounts receivable. Additionally, historically, we have generated the substantial majority of our revenue from small and medium-sized businesses, and we expect this to continue for the foreseeable future. Small and medium-sized business may be affected by economic downturns to a greater extent than enterprises, and typically have more limited financial resources, including capital-borrowing capacity, than enterprises. If our customers reduce their use of our products, or prospective customers delay adoption or elect not to adopt our products, as a result of a weak economy, this could adversely affect our business, results of operations and financial condition.

We may require additional capital to support our business, and this capital might not be available on acceptable terms, if at all.

          We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations and our presence outside of the United States, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. In addition, we may use a portion of our cash to satisfy tax withholding and remittance obligations related to outstanding restricted stock units. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A and Class B common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be adversely affected.

Our credit facility contains restrictive and financial covenants that may limit our operating flexibility.

          Our credit facility contains certain restrictive covenants that either limit our ability to, or require a mandatory prepayment in the event we, incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, change business locations, make certain investments, pay dividends, make any payments on any subordinated debt, transfer or dispose of assets, amend certain material agreements, and enter into various specified transactions. We, therefore, may not be able to engage in any of the foregoing transactions unless we obtain the consent of our lender or prepay the outstanding amount under the credit facility. The credit facility also contains certain financial covenants and financial reporting requirements. Our obligations under the credit facility are secured by all of our property, with certain exceptions. We may not be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal and interest under the credit facility. Furthermore, our future working capital, borrowings, or equity financing could be unavailable to repay or refinance the amounts outstanding under the credit facility. In the event of a liquidation, our lender would be repaid all outstanding principal and interest prior to distribution of assets to unsecured creditors, and the holders of our Class A and Class B common stock would receive a portion of any liquidation proceeds only if all of our creditors, including our lender, were first repaid in full.

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, results of operations and financial condition.

          As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers and business partners in U.S. dollars, we have transacted with customers in Japan in Japanese Yen, and expect to significantly expand the number of transactions with customers that are denominated in foreign currencies in the future as we expand our business internationally. We incur expenses for some of our network service provider costs outside of the United States in local currencies and for employee compensation and other operating expenses at our non-U.S. locations in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses.

          In addition, our international subsidiaries maintain net assets that are denominated in currencies other than the functional operating currencies of these entities. As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Accordingly, changes in the value of foreign currencies relative to the U.S. dollar can affect our results of operations due to transactional and translational remeasurements. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors and securities analysts who follow our stock, the trading price of our Class A common stock could be adversely affected.

          We do not currently maintain a program to hedge transactional exposures in foreign currencies. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.

          As of December 31, 2015, we had federal and state net operating loss carryforwards, or NOLs, of $80.1 million and $35.6 million, respectively, due to prior period losses. In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an "ownership change" (generally defined as a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs to offset post-change taxable income. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which may be outside of our control, could result in an ownership change under Section 382 of the Code. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs, even if we attain profitability.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

          The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to revenue recognition, capitalized internal-use software costs, other non-income taxes, business combination and valuation of goodwill and purchased intangible assets and share-based compensation. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.

          A change in accounting standards or practices may have a significant effect on our results of operations and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

          As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the New York Stock Exchange. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

          The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

          Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the New York Stock Exchange. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

          Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an "emerging growth company" as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our Class A common stock.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

          We review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. As of March 31, 2016, we carried a net $4.3 million of goodwill and intangible assets related to our acquisition of Authy. An adverse change in market conditions, particularly if such change has the effect of changing one of our critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to our goodwill or intangible assets. Any such charges may adversely affect our results of operations.

We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

          We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an "emerging growth company," which could be as long as five years following the completion of this offering but we expect to not be an "emerging growth company" sooner. We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and the trading price of our Class A common stock may be more volatile.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

          Our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or a flood, occurring at our headquarters, at one of our other facilities or where a business partner is located could adversely affect our business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect our network service providers or Internet service providers, this could adversely affect the ability of our customers to use our products and platform. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers' businesses, national economies or the world economy as a whole. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing and operations activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, results of operations and financial condition.

          In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in our industry, have occurred on our platform in the past and may occur on our platform in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to retain existing users and attract new users.

Risks Related to Ownership of Our Class A Common Stock and this Offering

An active trading market for our Class A common stock may never develop or be sustained.

          We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol "TWLO". However, we cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our Class A common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares.

The trading price of our Class A common stock may be volatile, and you could lose all or part of your investment.

          Prior to this offering, there has been no public market for shares of our Class A common stock. The initial public offering price of our Class A common stock will be determined through negotiation between us and the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering. In addition, the trading price of our Class A common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our Class A common stock include the following:

  •
  price and volume fluctuations in the overall stock market from time to time;

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  volatility in the trading prices and trading volumes of technology stocks;

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  changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

  •
  sales of shares of our Class A common stock by us or our stockholders;

  •
  failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

  •
  the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;

  •
  announcements by us or our competitors of new products or services;

  •
  the public's reaction to our press releases, other public announcements and filings with the SEC;

  •
  rumors and market speculation involving us or other companies in our industry;

  •
  actual or anticipated changes in our results of operations or fluctuations in our results of operations;

  •
  actual or anticipated developments in our business, our competitors' businesses or the competitive landscape generally;

  •
  litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

  •
  developments or disputes concerning our intellectual property or other proprietary rights;

  •
  announced or completed acquisitions of businesses, products, services or technologies us or our competitors;

  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

  •
  changes in accounting standards, policies, guidelines, interpretations or principles;

  •
  any significant change in our management; and

  •
  general economic conditions and slow or negative growth of our markets.

          In addition, in the past, following periods of volatility in the overall market and the market price of a particular company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

A total of           , or           %, of the outstanding shares of our Class A and Class B common stock after this offering will be restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale could depress the market price of our Class A common stock.

          The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our Class A common stock. Based on 72,200,793 shares of our capital stock outstanding as of March 31, 2016, we will have           shares of our Class A and Class B common stock outstanding after this offering. Our executive officers, directors and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or and have entered or will enter into lock-up agreements with the underwriters under which they have agreed or will agree, subject to specific exceptions, not to sell any of our stock for 180 days following the date of this prospectus. We refer to such period as the lock-up period. As a result of these agreements and the provisions of our investors' rights agreement described further in the section titled "Description of Capital Stock—Registration Rights", and subject to the provisions of Rule 144 or Rule 701,           shares of our Class A and Class B common stock will be available for sale in the public market as follows:

  •
  beginning on the date of this prospectus, all           shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and

  •
  beginning 181 days after the date of this prospectus, the remainder of the shares of our Class A and Class B common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

          Upon completion of this offering, stockholders owning an aggregate of up to 67,653,785 shares will be entitled, under contracts providing for registration rights, to require us to register shares owned by them for public sale in the United States. In addition, we intend to file a registration statement to register           shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and expiration of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the United States in the open market.

          Sales of our shares as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.

The dual class structure of our common stock will have the effect of concentrating voting control with those stockholders who held our capital stock prior to the completion of this offering, including our directors, executive officers and significant stockholders who will hold in the aggregate          % of the voting power of our capital stock following the completion of this offering. This will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

          Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. Following this offering, our directors, executive officers and holders of more than 5% of our common stock, and their respective affiliates, will hold in the aggregate         % of the voting power of our capital stock. Because of the 10-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval until the earlier of the date that is seven years from the date of this prospectus or the date the holders of two-thirds of our Class B common stock elect to convert the Class B common stock to Class A common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.

          Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. See the section titled "Description of Capital Stock—Anti-Takeover Provisions" for additional information.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Class A common stock adversely, the trading price of our Class A common stock and trading volume could decline.

          The trading market for our Class A common stock will be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Class A common stock adversely, or provide more favorable relative recommendations about our competitors, the trading price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our Class A common stock or trading volume to decline.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

          The net proceeds from the sale of our shares of our Class A common stock by us in this offering may be used for general corporate purposes, including working capital, operating expenses and capital expenditures. We also may use a portion of the net proceeds to acquire businesses, products, services or technologies. However, we do not have agreements or commitments for any specific acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

          The assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. Therefore, if you purchase our Class A common stock in this offering, you will incur immediate dilution of $           in the net tangible book value per share from the price you paid. In addition, purchasers who bought shares from us in this offering will have contributed           % of the total consideration paid to us by our stockholders to purchase shares of our common stock, in exchange for acquiring approximately           % of the outstanding shares of our capital stock as of March 31, 2016 after giving effect to this offering. The exercise of outstanding stock options will result in further dilution.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

          Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain or will contain provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will include provisions:

  •
  authorizing "blank check" preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our Class A and Class B common stock;

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  limiting the liability of, and providing indemnification to, our directors and officers;

  •
  limiting the ability of our stockholders to call and bring business before special meetings;

  •
  providing for a dual class common stock structure in which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

  •
  providing that our board of directors will be classified into three classes of directors with staggered three-year terms;

  •
  prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

  •
  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and

  •
  controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings.

          These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

          As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of at least two-thirds of our outstanding common stock not held by such 15% or greater stockholder.

          Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

We do not expect to declare any dividends in the foreseeable future.

          We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our Class A common stock. In addition, our credit facility contains restrictions on our ability to pay dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

  •
  our future financial performance, including our revenue, cost of revenue, gross margin, operating expenses, ability to generate positive cash flow and ability to achieve and sustain profitability;

  •
  the sufficiency of our cash and cash equivalents to meet our liquidity needs;

  •
  anticipated technology trends, such as the use of and demand for cloud communications;

  •
  our ability to continue to build and maintain creditability with the global software developer community;

  •
  our ability to attract and retain customers to use our products;

  •
  our ability to attract enterprises and international organizations as customers for our products;

  •
  our ability to expand partnerships with independent software vendors and system integrators;

  •
  the evolution of technology affecting our products and markets;

  •
  our ability to introduce new products and enhance existing products;

  •
  our ability to optimize our network service provider coverage and connectivity;

  •
  our ability to pass on our savings associated with our platform optimization efforts to our customers;

  •
  our ability to successfully enter into new markets and manage our international expansion;

  •
  the attraction and retention of qualified employees and key personnel;

  •
  our ability to effectively manage our growth and future expenses and maintain our corporate culture;

  •
  our anticipated investments in sales and marketing and research and development;

  •
  our ability to maintain, protect and enhance our intellectual property;

  •
  our ability to successfully defend litigation brought against us;

  •
  our ability to comply with modified or new laws and regulations applying to our business;

  •
  the increased expenses associated with being a public company; and

  •
  our use of the net proceeds from this offering.

          We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

          You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled "Risk Factors" and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

          The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

 INDUSTRY AND MARKET DATA

          This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or reports or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed in the section titled "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

          The Gartner Reports described herein (the "Gartner Reports"), represent research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. ("Gartner"), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

          The source of certain statistical data, estimates and forecasts contained in this prospectus are the following independent industry publications or reports:

  •
  Evans Data Corporation, Global Developer Population and Demographic Study 2015 Volume II, 2015.

  •
  Gartner, Inc., Gartner Presentation, The Gartner Scenario For Application Software Providers: Building Digital Transformation in a Bimodal World, Bianca F. Granetto et al., January 6, 2016.

  •
  Gartner, Inc., Forecast Analysis: IT Spending, Worldwide, 1Q16 Update, April 2016.

  •
  International Data Corporation, Worldwide Application-to-Person Messaging 2015-2019 Forecast: The Power of Cloud API Messaging Platforms, March 2015.

  •
  International Data Corporation, Worldwide Identity and Access Management Forecast 2015-2019, November 2015.

  •
  International Data Corporation, Worldwide Unified Communications and Collaboration Forecast 2015-2019, November 2015.

  •
  "API Directory—Most Popular." ProgrammableWeb. ProgrammableWeb.com. 4 Nov. 2015. Web. 4 Nov. 2015.

 USE OF PROCEEDS

          We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $           , based upon the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' option to purchase additional shares of our Class A common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $           , after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          Each $1.00 increase or decrease in the assumed initial public offering price of $           per share would increase or decrease the net proceeds that we receive from this offering by approximately $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $           , assuming the assumed initial public offering price remains the same and after deducting the underwriting discounts and commissions payable by us.

          The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock and enable access to the public equity markets for us and our stockholders.

          We currently intend to use the net proceeds from this offering for working capital or other general corporate purposes, including funding our growth strategies discussed in this prospectus. These uses and growth strategies include investments to grow our engineering, sales and marketing and customer support teams, to enhance our technology platform, to grow our developer community and accelerate adoption, to increase our international presence, to further enable our Solution Partner customers, to expand our focus on enterprises and to expand ISV development platform and SI partnerships; however, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes.

          We may also use a portion of the net proceeds to acquire businesses, products, services or technologies. However, we do not have agreements or commitments for any acquisitions at this time.

          We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds.

 DIVIDEND POLICY

          We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. In addition, the terms of our credit facility contain restrictions on our ability to declare and pay cash dividends on our capital stock.

 CAPITALIZATION

          The following table sets forth cash and cash equivalents, as well as our capitalization, as of March 31, 2016 as follows:

  •
  on an actual basis;

  •
  on a pro forma basis, giving effect to (i) the redesignation of our outstanding common stock as Class B common stock, (ii) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 54,508,441 shares of our Class B common stock, which conversion will occur immediately prior to the completion of this offering, and (iii) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware; and

  •
  on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and the sale and issuance by us of            shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          You should read this table together with our consolidated financial statements and related notes, and the sections titled "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus.

	As of March 31, 2016
	Actual	Pro Forma(1)	Pro Forma as Adjusted
	(Unaudited, in thousands except share and per share information)
Cash and cash equivalents	$103,320	$103,320

Stockholders' equity:
Convertible preferred stock, $0.001 par value per share, issuable in Series A, B, C, D, E and T: 58,976,739 shares authorized, 54,508,441 shares issued and outstanding, actual; no shares issued or outstanding, pro forma and pro forma as adjusted	239,911	—		—
Preferred stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.001 par value per share: 102,000,000 shares authorized, 17,692,352 shares issued and outstanding actual; no shares authorized, issued and outstanding pro forma and pro forma as adjusted	18	—		—
Class A common stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; 1,000,000,000 shares authorized, no shares issued and outstanding, pro forma; 1,000,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—	—
Class B common stock, $0.001 par value per share: no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, shares issued and outstanding, pro forma; 100,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—	73
Additional paid-in capital	26,296	266,152
Accumulated deficit	(151,874)	(151,874)

Total stockholders' equity	114,351	114,351

Total capitalization	114,351	114,351	$

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of our Class A common stock of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital and total stockholders' equity by $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital and total stockholders' equity by $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions payable by us.

          If the underwriters' option to purchase additional shares of our Class A common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders' equity, total capitalization and shares of Class A common stock outstanding as of March 31, 2016 would be $           , $           , $           and           , respectively.

          The pro forma and pro forma as adjusted columns in the table above are based on no shares of our Class A common stock outstanding and 72,200,793 shares of our Class B common stock

(including convertible preferred stock on an as-converted basis) outstanding as of March 31, 2016, and exclude the following:

  •
  16,704,752 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of March 31, 2016, with a weighted-average exercise price of $5.57 per share;

  •
  573,800 restricted stock units for shares of our Class B common stock that are releasable upon satisfaction of service and liquidity conditions outstanding as of March 31, 2016;

  •
  671,550 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our common stock that were granted after March 31, 2016, with an exercise price of $10.30 per share;

  •
  130,375 restricted stock units for shares of our Class B common stock that are releasable upon satisfaction of service and liquidity conditions that were granted after March 31, 2016;

  •
  780,397 shares of our Class A common stock reserved for issuance to fund and support the operations of Twilio.org, as adjusted on May 13, 2016, of which none are currently issued and outstanding; and

  •
  13,900,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, which will become effective prior to the completion of this offering, consisting of:

  •
  11,500,000 shares of our Class A common stock reserved for future issuance under our 2016 Plan; and

  •
  2,400,000 shares of our Class A common stock reserved for future issuance under our ESPP.

          Our 2016 Plan and ESPP each provide for annual automatic increases in the number of shares reserved thereunder and our 2016 Plan also provides for increases to the number of shares of Class A common stock that may be granted thereunder based on shares underlying any awards under our 2008 Plan that expire, are forfeited or are otherwise terminated, as more fully described in the section titled "Executive Compensation—Employee Benefit and Stock Plans."

DILUTION

          If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering.

          Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible value as of March 31, 2016 was $108.9 million. Our pro forma net tangible book value as of March 31, 2016 was $108.9 million, or $1.51 per share, based on the total number of shares of our common stock outstanding as of March 31, 2016, after giving effect to (i) the redesignation of our outstanding common stock as Class B common stock, and (ii) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 54,508,441 shares of our Class B common stock, which conversion will occur immediately prior to the completion of this offering.

          After giving effect to the sale by us of           shares of our Class A common stock in this offering at the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2016 would have been $           , or $           per share. This represents an immediate increase in pro forma net tangible book value of $           per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $           per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2016	$1.51
Increase in pro forma net tangible book value per share attributable to new investors in this offering

Pro forma as adjusted net tangible book value per share immediately after this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

          Each $1.00 increase or decrease in the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $           , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $           per share and increase or decrease, as applicable, the dilution to new investors by $           per share, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          If the underwriters' option to purchase additional shares of our Class A common stock from us is exercised in full, the pro forma as adjusted net tangible book value per share of our Class A common stock, as adjusted to give effect to this offering, would be $           per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $           per share.

          The following table presents, as of March 31, 2016, after giving effect to (i) the redesignation of our outstanding common stock as Class B common stock, and (ii) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 54,508,441 shares of our common stock, which conversion will occur immediately prior to the completion of this offering, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our common stock and preferred stock, cash received from the exercise of stock options and the average price per share paid or to be paid to us at the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

Total Consideration
Shares Purchased
				Amount (In thousands)				Average Price Per Share
	Number	Percent				Percent
Existing stockholders	72,200,793		%		$245,653		%		$3.40
New investors								$

Totals			%	$			%

          Each $1.00 increase or decrease in the assumed initial public offering price of $           per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by approximately $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' option to purchase additional shares of our Class A common stock from us. If the underwriters' option to purchase additional shares of our Class A common stock were exercised in full, our existing stockholders would own           % and our new investors would own           % of the total number of shares of our common stock outstanding upon completion of this offering.

          The number of shares of our Class A and Class B common stock that will be outstanding after this offering is based on no shares of our Class A common stock and 72,200,793 shares of our Class B common stock (including preferred stock on an as-converted basis) outstanding as of March 31, 2016, and excludes:

  •
  16,704,752 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our Class B common stock outstanding as of March 31, 2016, with a weighted-average exercise price of $5.57 per share;

  •
  573,800 restricted stock units for shares of our Class B common stock that are releasable upon satisfaction of service and liquidity conditions outstanding as of March 31, 2016;

  •
  671,550 shares of our Class B common stock issuable upon the exercise of options to purchase shares of our common stock that were granted after March 31, 2016, with an exercise price of $10.30 per share;

  •
  130,375 restricted stock units for shares of our Class B common stock that are releasable upon satisfaction of service and liquidity conditions that were granted after March 31, 2016;

  •
  780,397 shares of our Class A common stock reserved for issuance to fund and support the operations of Twilio.org, as adjusted on May 13, 2016, of which none are currently issued and outstanding; and

  •
  13,900,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, which will become effective prior to the completion of this offering, consisting of:

  •
  11,500,000 shares of our Class A common stock reserved for future issuance under our 2016 Plan; and

  •
  2,400,000 shares of our Class A common stock reserved for future issuance under our ESPP.

          Our 2016 Plan and ESPP each provide for annual automatic increases in the number of shares reserved thereunder and our 2016 Plan also provides for increases to the number of shares of Class A common stock that may be granted thereunder based on shares underlying any awards under our 2008 Plan that expire, are forfeited or are otherwise terminated, as more fully described in the section titled "Executive Compensation—Employee Benefit and Stock Plans."

          To the extent that any outstanding options to purchase our Class B common stock or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          We have derived the selected consolidated statements of operations data for the years ended December 31, 2013, 2014 and 2015 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated statements of operations data for the three months ended March 31, 2015 and 2016 and our selected consolidated balance sheet data as of March 31, 2016 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the three months ended March 31, 2016 are not necessarily indicative of the results to be expected for the full year or any other period. The following summary consolidated financial and other data should be read in conjunction with the section titled "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands, except share, per share and customer data)
Consolidated Statement of Operations Data:
Revenue	$49,920	$88,846	$166,919	$33,365	$59,340
Cost of revenue(1)(2)	25,868	41,423	74,454	15,545	26,827

Gross profit	24,052	47,423	92,465	17,820	32,513

Operating expenses:
Research and development(1)(2)	13,959	21,824	42,559	8,480	14,864
Sales and marketing(1)	21,931	33,322	49,308	9,869	13,422
General and administrative(1)(2)	15,012	18,960	35,991	8,265	10,593

Total operating expenses	50,902	74,106	127,858	26,614	38,879

Loss from operations	(26,850)	(26,683)	(35,393)	(8,794)	(6,366)
Other income (expenses), net	(4)	(62)	11	53	(18)

Loss before provision for income taxes	(26,854)	(26,745)	(35,382)	(8,741)	(6,384)
Provision for income taxes	—	(13)	(122)	81	(84)

Net loss	(26,854)	(26,758)	(35,504)	(8,660)	(6,468)
Deemed dividend to investors in relation to tender offer	—	—	(3,392)	—	—

Net loss attributable to common stockholders	$(26,854)	$(26,758)	$(38,896)	$(8,660)	$(6,468)

Net loss per share attributable to common stockholders, basic and diluted	$(1.59)	$(1.58)	$(2.19)	$(0.49)	$(0.37)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	16,916,035	16,900,124	17,746,526	17,749,487	17,483,198

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(0.45)	$(0.45)	$(0.54)	$(0.14)	$(0.09)

Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	59,398,525	59,382,614	72,254,967	61,129,595	71,991,639

Key Business Metrics:
Number of Active Customer Accounts(3) (as of end date of period)	11,048	16,631	25,347	19,340	28,648
Base Revenue(4)	$41,751	$75,697	$136,851	$25,931	$49,834
Base Revenue Growth Rate	111%	81%	81%	70%	92%
Dollar-Based Net Expansion Rate(5)	170%	153%	155%	145%	170%

(1)
Includes stock-based compensation expense as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cost of revenue	$27	$39	$65	$14	$23
Research and development	810	1,577	4,046	663	1,516
Sales and marketing	753	1,335	2,389	420	734
General and administrative	567	1,027	2,377	548	752

Total	$2,157	$3,978	$8,877	$1,645	$3,025

(2)
Includes amortization of acquired intangibles as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cost of revenue	$—	$—	$239	$28	$70
Research and development	—	—	130	17	38
General and administrative	—	—	95	11	27

Total	$—	$—	$464	$56	$135

(3)
See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Number of Active Customer Accounts."

(4)
See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Base Revenue."

(5)
See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Dollar-Based Net Expansion Rate."

	As of December 31, 2014	As of December 31, 2015	As of March 31, 2016
			(Unaudited)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$32,627	$108,835	$103,320
Working capital	23,151	96,032	83,489
Property and equipment, net	6,751	14,058	16,847
Total assets	54,974	157,516	167,254
Total stockholders' equity	31,194	116,625	114,351

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and in other parts of this prospectus. Our fiscal year ends on December 31.

 Overview

          Cloud platforms are a new category of software that enable developers to build and manage applications without the complexity of creating and maintaining the underlying infrastructure. These platforms have arisen to enable a fast pace of innovation across a range of categories, such as computing and storage. We are the leader in the Cloud Communications Platform category. We enable developers to build, scale and operate real-time communications within software applications.

          Our developer-first platform approach consists of three things: our Programmable Communications Cloud, Super Network and Business Model for Innovators. Our Programmable Communications Cloud software enables developers to embed voice, messaging, video and authentication capabilities into their applications via our simple-to-use Application Programming Interfaces, or APIs. We do not aim to provide complete business solutions, rather our Programmable Communications Cloud offers flexible building blocks that enable our customers to build what they need. The Super Network is our software layer that allows our customers' software to communicate with connected devices globally. It interconnects with communications networks around the world and continually analyzes data to optimize the quality and cost of communications that flow through our platform. Our Business Model for Innovators empowers developers by reducing friction and upfront costs, encouraging experimentation, and enabling developers to grow as customers as their ideas succeed.

          We launched our platform and began selling our first product—Programmable Voice—in 2008. Programmable Voice enables developers to easily build software-enabled voice communications into their applications. Since that time, we have continued to add new capabilities to our platform. In 2010, we added Programmable Messaging, which enables developers to add text-based communications to their applications for various use cases, such as alerts, notifications and anonymous communications. We introduced IP Voice in 2011, which connects our customers' voice applications to IP-enabled devices and allows them to build contextual communications directly into their software, such as for customer relationship management or call center applications. In 2013, we launched Twilio MMS, allowing our customers to exchange messages with pictures and attachments. With the acquisition of Authy, Inc. in February 2015, we added Programmable Authentication, which reduces the time required for developers to build two-factor authentication into their applications. In 2015, we launched Programmable Video, which enables developers to add rich multi-party media experiences into their applications.

          While extending the products on, and the functionality of, our platform, we have continued to increase the reach and the global scale of our platform. Since our inception, we have built relationships with network service providers globally to enable our platform to deliver excellent quality at reasonable cost to our customers. When we initially launched Programmable Voice, we enabled developers to build applications with voice communications so that customers could reach landline and mobile phone numbers in the United States and Canada. In 2009, we extended the global reach of Programmable Voice by allowing developers to incorporate our products into their applications to call nearly any country worldwide. In 2011, we launched local telephone numbers in

Canada and the United Kingdom. By the end of the following year, we offered local telephone numbers in over 20 countries. In 2012, we enhanced the quality of Programmable Voice with the launch of our global-low-latency capability, which is designed to route the audio portion of any call through our data center regions that are closest to the end users. We also added extensive foreign language support to Programmable Messaging, making the product more relevant to users in more countries. As of March 31, 2016, our customers' applications that are embedded with our products could reach users via voice, messaging and video in nearly every country in the world, and our platform offered customers local telephone numbers in over 40 countries and text-to-speech functionality in 26 languages. We support our global business through 22 cloud data centers in seven regions around the world and have developed direct relationships with network service providers globally.

          Our business model is primarily focused on reaching and serving the needs of developers. We established and maintain our leadership position by engaging directly with, and cultivating, our developer community, which has led to the rapid adoption of our platform. We reach developers through community events and conferences, including our SIGNAL developer conference, to demonstrate how every developer can create differentiated applications incorporating communications using our products.

          Once developers are introduced to our platform, we provide them with a low-friction trial experience. By accessing our easy-to-configure APIs, extensive self-service documentation and customer support team, developers can build our products into their applications and then test such applications through free trials. Once they have decided to use our products beyond the initial free trial period, customers provide their credit card information and only pay for the actual usage of our products. Historically, we have acquired the substantial majority of our customers through this self-service model. As customers expand their usage of our platform, our relationships with them often evolve to include business leaders within their organizations. Once our customers reach a certain spending level with us, we support them with account managers or customer success advocates within our sales organization to ensure their satisfaction and expand their usage of our products.

          When potential customers do not have the available developer resources to build their own applications, we refer them to our network of Solution Partners, who embed our products in their solutions, such as software for contact centers and sales force and marketing automation, that they sell to other businesses.

          We recently began to supplement our self-service model with a sales effort aimed at engaging larger potential customers, strategic leads and existing customers through an enterprise sales approach. Our sales organization targets technical and business leaders who are seeking to leverage software to drive competitive differentiation. As we educate these leaders on the benefits of developing applications that incorporate our products to differentiate their business, they often consult with their developers regarding implementation. We believe that developers are often advocates for our products as a result of our developer-focused approach. Our sales organization includes sales development, inside sales and field sales personnel.

          Our Business Model for Innovators, combined with our Programmable Communications Cloud and Super Network, have generated a rapid increase in the number of Active Customer Accounts, from 6,410 as of December 31, 2012 to 28,648 as of March 31, 2016. As our customers become more successful, we benefit from their growth as they increase their usage of existing products and adopt additional Twilio products. In addition, our larger customers frequently add more use cases from products that they already use. We believe the most useful indicator of the increased activity from our existing customer accounts is our Dollar-Based Net Expansion Rate, which was 155% for the year ended December 31, 2015.

          We believe that an annualized cohort analysis of our Active Customer Accounts, other than our Variable Customer Accounts, demonstrates the power of our approach. Active Customer

Accounts, other than our Variable Customer Accounts, acquired in 2012, 2013, and 2014 are referred to as the 2012 Cohort, 2013 Cohort and 2014 Cohort, respectively. In 2012, we generated $3.3 million of revenue from the 2012 Cohort. Revenue from the 2012 Cohort grew to $27.2 million in 2015, representing a compound annual growth rate of 102%. In 2013, we generated $4.8 million of revenue from the 2013 Cohort. Revenue from the 2013 Cohort grew to $22.7 million in 2015, representing a compound annual growth rate of 117%. In 2014, we generated $6.4 million of revenue from the 2014 Cohort. Revenue from the 2014 Cohort grew to $21.4 million in 2015, representing 237% year-over-year growth.

          We generate the substantial majority of our revenue from charging our customers based on their usage of our software products that they have incorporated into their applications. In addition, customers typically purchase one or more telephone numbers from us, for which we charge a monthly flat fee per number. Some customers also choose to purchase various levels of premium customer support for a monthly fee. Customers that register in our self-service model typically pay up-front via credit card and draw down their balance as they purchase or use our products. Most of our customers draw down their balance in the same month they pay up front and, as a result, our deferred revenue at any particular time is not a meaningful indicator of future revenue. As our customers' usage grows, some of our customers enter into contracts and are invoiced monthly in arrears. Many of these customer contracts have terms of 12 months and typically include some level of minimum revenue commitment. Most customers with minimum revenue commitment contracts generate a significant amount of revenue in excess of their minimum revenue commitment in any period. Historically, the aggregate minimum commitment revenue from customers with which we have contracts has constituted a minority of our revenue in any period, and we expect this to continue in the future.

          Our developer-focused products are delivered to customers and users through our Super Network, which uses software to optimize communications on our platform. We interconnect with communications networks globally to deliver our products, and therefore we have arrangements with network service providers in many regions throughout the world. Historically, a substantial majority of our cost of revenue has been network service provider fees. We seek to optimize our network service provider coverage and connectivity through continuous improvements in routing and sourcing in order to lower the usage expenses we incur for network service provider fees. As we benefit from our platform optimization efforts, we sometimes pass these savings on to customers in the form of lower usage prices on our products in an effort to drive increased usage and expand the reach and scale of our platform. In the near term, we intend to operate our business to expand the reach and scale of our platform and to grow our revenue, rather than to maximize our gross margins. This investment may not result in increased revenue or the growth of our business, and may delay or otherwise impair our ability to achieve profitability.

          We have achieved significant growth in recent periods. For the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, our revenue was $49.9 million, $88.8 million, $166.9 million and $59.3 million, respectively. In 2013, 2014 and 2015 and the three months ended March 31, 2016 our 10 largest Active Customer Accounts generated an aggregate of 30%, 28%, 32% and 32% of our revenue, respectively. For the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, among our 10 largest Active Customer Accounts we had two, one, two and three Variable Customer Accounts, respectively, representing 13%, 13%, 17% and 16% of our revenue, respectively. For the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, our Base Revenue was $41.8 million, $75.7 million, $136.9 million and $49.8 million, respectively. We incurred a net loss of $26.9 million, $26.8 million, $35.5 million and $6.5 million for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, respectively. See "—Key Business Metrics—Base Revenue" for a discussion of Base Revenue.

 Factors Affecting Our Performance

          We believe that the growth of our business and our future success are dependent upon many factors, including our product and market leadership, and the success of our sales and marketing efforts, our expansion strategy, our investments for scale and our international growth. While each of these areas presents significant opportunities for us, they also pose important challenges that we must successfully address in order to sustain the growth of our business and improve our results of operations. The investments that we make in these areas may not result in increased revenue or the growth of our business. Accordingly, these investments may delay or otherwise impair our ability to achieve profitability. The timing of our future profitability will depend upon many variables, including the success of our growth strategies and the timing and size of investments and expenditures that we choose to undertake, as well as market growth and other factors that are not within our control. We have not yet determined when we expect to achieve profitability.

          Product and Market Leadership.    We are committed to delivering market-leading products to continue to build and maintain credibility with the global software developer community. We believe we must maintain our product and market leadership position and strength of our brand to drive further revenue growth. We intend to continue to invest in our engineering capabilities and marketing activities to maintain our strong position in the developer community. Our results of operations may fluctuate as we make these investments to drive increased customer adoption and usage.

          Sales and Marketing.    Our self-service model allows us to more efficiently leverage our investments in sales and marketing activities. In order to maintain our efficient customer acquisition, we must maintain and expand our grassroots developer outreach and effectively generate additional sales to enterprises and customers outside of the United States. We recently began supplementing our self-service model with an increased focus on sales to enterprises and to organizations outside of the United States, both of which will require significant investments in advance of realizing revenue growth resulting from such investments.

          Expansion Strategy.    We are focused on expanding our existing customers' use of our products and platform. We believe that there is a significant opportunity to drive additional sales to existing customers, and expect to invest in sales, marketing and customer support to achieve additional revenue growth from existing customers.

          Investments for Scale.    As our business grows and as we continue our platform optimization efforts, we expect to realize cost savings through economies of scale. We sometimes choose to pass on our cost savings from platform optimization to our customers in the form of lower usage prices. In addition, such potential cost savings may be offset, partially or completely, by higher costs related to the release of new products and our expansion into new geographies. In some instances, we also may acquire certain larger customers that we consider strategic but that generate a lower gross margin. As a result, we expect our gross margin to fluctuate from period to period.

          International Growth.    Our platform reaches nearly every country in the world. We have customers located in over 125 countries and maintain offices in 10 locations worldwide, with six of those primarily focused on regional sales and marketing efforts. We expect to continue to expand our international go-to-market efforts in the future. The expansion of the reach of our platform and our global sales efforts will add increased complexity and cost to our business.

Key Business Metrics

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
Number of Active Customer Accounts (as of end date of period)	11,048	16,631	25,347	19,340	28,648
Base Revenue (in thousands)	$41,751	$75,697	$136,851	$25,931	$49,834
Base Revenue Growth Rate	111%	81%	81%	70%	92%
Dollar-Based Net Expansion Rate	170%	153%	155%	145%	170%

          Number of Active Customer Accounts.    We believe that the number of our Active Customer Accounts is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an Active Customer Account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $5 of revenue in the last month of the period. We believe that use of our platform by Active Customer Accounts at or above the $5 per month threshold is a stronger indicator of potential future engagement than trial usage of our platform or usage at levels below $5 per month. A single customer may constitute multiple Active Customer Accounts if it has multiple unique account identifiers, each of which is treated as a separate Active Customer Account.

          In the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, revenue from Active Customer Accounts represented approximately 99% of total revenue in each period.

          Base Revenue.    We monitor Base Revenue as one of the more reliable indicators of future revenue trends. Base Revenue consists of all revenue other than revenue from Active Customer Accounts with large customers that have never entered into 12-month minimum revenue commitment contracts with us, which we refer to as Variable Customer Accounts. While almost all of our customer accounts exhibit some level of variability in the usage of our products, based on our experience, we believe Variable Customer Accounts are more likely to exhibit significant fluctuations in usage of our products from period-to-period, and therefore that revenue from Variable Customer Accounts may also fluctuate significantly from period-to-period. This behavior is best evidenced by the decision of such customers not to enter into contracts with us that contain minimum revenue commitments, even though they may spend significant amounts on the use of our products and they may be foregoing more favorable terms often available to customers that enter into committed contracts with us. This variability adversely affects our ability to rely upon revenue from Variable Customer Accounts when analyzing expected trends in future revenue.

          For historical periods, we define a Variable Customer Account as a customer account that (i) is with a customer that had never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) has met or exceeded 1% of our revenue in any quarter in the periods presented. To allow for consistent period-to-period comparisons, in the event a customer account qualified as a Variable Customer Account as of March 31, 2016, or a previously Variable Customer Account ceased to be an Active Customer Account as of such date, we included such customer account as a Variable Customer Account in all periods presented. For future reporting periods, we will define a Variable Customer Account as a customer account that (a) has been categorized as a Variable Customer Account in any prior quarter, as well as (b) any new customer account that (i) is with a customer that has never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) meets or exceeds 1% of our revenue in a quarter. Once a customer account is deemed to be a Variable Customer Account in any period, it remains a Variable Customer Account in subsequent periods unless such customer enters into a minimum revenue commitment contract with us for a term of at least 12 months.

          In the three months ended March 31, 2016, we had nine Variable Customer Accounts, which represented 16% of our total revenue.

          Dollar-Based Net Expansion Rate.    Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with customers that have Active Customer Accounts and to increase their use of the platform. An important way in which we track our performance in this area is by measuring the Dollar-Based Net Expansion Rate for our Active Customer Accounts, other than our Variable Customer Accounts. Our Dollar-Based Net Expansion Rate increases when such Active Customer Accounts increase usage of a product, extend usage of a product to new applications or adopt a new product. Our Dollar-Based Net Expansion Rate decreases when such Active Customer Accounts cease or reduce usage of a product or when we lower usage prices on a product. We believe measuring our Dollar-Based Net Expansion Rate on revenue generated from our Active Customer Accounts, other than our Variable Customer Accounts, provides a more meaningful indication of the performance of our efforts to increase revenue from existing customers.

          Our Dollar-Based Net Expansion Rate compares the revenue from Active Customer Accounts, other than Variable Customer Accounts, in a quarter to the same quarter in the prior year. To calculate the Dollar-Based Net Expansion Rate, we first identify the cohort of Active Customer Accounts, other than Variable Customer Accounts, that were Active Customer Accounts in the same quarter of the prior year. The Dollar-Based Net Expansion Rate is the quotient obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year. When we calculate Dollar-Based Net Expansion Rate for periods longer than one quarter, we use the average of the applicable quarterly Dollar-Based Net Expansion Rates for each of the quarters in such period.

Acquisition of Authy, Inc.

          On February 23, 2015, we acquired all the outstanding shares of capital stock of Authy, Inc., or Authy, a Delaware corporation with operations in Bogota, Colombia and San Francisco, California. Authy had developed a two-factor authentication online security solution. The purchase price was $6.1 million, which consisted of $3.0 million in cash and $3.1 million of Series T convertible preferred stock, representing the fair value of 389,733 shares of our Series T convertible preferred stock, of which 180,000 shares are held in escrow. This escrow is effective until the first anniversary of the closing date and has continued beyond that date as a result of certain circumstances. As of March 31, 2016, we had not released any shares out of the escrow. Additionally, we issued 507,885 shares of our Series T convertible preferred stock to a former shareholder of Authy that are subject to graded vesting over a period of four years and have a fair value of $4.0 million. Of the 507,885 shares, 127,054 shares are subject to performance conditions and can be relinquished, if the performance conditions are not met. As of March 31, 2016, 41,136 shares have vested. For further information with respect to this transaction and the impact of this transaction on our consolidated financial statements, see Note 5 "Acquisition of Authy, Inc." in the notes to the consolidated financial statements included in this prospectus.

Stock Repurchases

          On May 20, 2013, we repurchased an aggregate of 1,498,464 shares of common stock from our three founders for $10.0 million in cash, which transaction we refer to as the 2013 Repurchase. The 2013 Repurchase was conducted at a price in excess of the fair value of our common stock at the date of repurchase. No special rights or privileges were conveyed to the founders as part of this transaction. However, no other stockholders were given the opportunity to participate in the 2013 Repurchase. We recorded a compensation expense in the amount of $5.0 million, which represented the excess of the common stock repurchase price above the fair value of the common stock on the date of repurchase. We retired the shares repurchased in the 2013 Repurchase as of May 20, 2013.

          On August 21, 2015, we repurchased an aggregate of 365,916 shares of Series A preferred stock and Series B preferred stock from certain preferred stockholders, and repurchased an aggregate of 1,869,156 shares of common stock from certain current and former employees, for $22.8 million in cash, which transaction we refer to as the 2015 Repurchase. The 2015 Repurchase was conducted at a price in excess of the fair value of our common stock at the date of repurchase. No special rights or privileges were conveyed to the employees and former employees. However, not all employees were invited to participate in the 2015 Repurchase. We recorded a compensation expense in the amount of $2.0 million, which represented the excess of the common stock repurchase price above the fair value of the common stock on the date of repurchase. The excess of the preferred stock repurchase price above the carrying value of the preferred stock was recorded as a deemed dividend in the year ended December 31, 2015. We retired the shares repurchased in the 2015 Repurchase as of August 21, 2015.

Net Loss Carryforwards

          At December 31, 2015, we had federal and state net operating loss carryforwards of approximately $80.1 million and $35.6 million, respectively, and federal and state tax credits of approximately $4.8 million and $3.9 million, respectively. If not utilized, the federal and state loss carryforwards will expire at various dates beginning in 2028 and 2027, respectively, and the federal tax credits will expire at various dates beginning in 2029. The state tax credits can be carried forward indefinitely. At present, we believe that it is more likely than not that the federal and state net operating loss and credit carryforwards will not be realized. Accordingly, a full valuation allowance has been established for these tax attributes, as well as the rest of the federal and state deferred tax assets.

Key Components of Statements of Operations

          Revenue.    We derive our revenue primarily from usage-based fees earned from customers using the software products within our Programmable Communications Cloud. These usage-based software products include our Programmable Voice, Programmable Messaging and the recently introduced Programmable Video products. Some examples of the usage-based fees that we charge for include minutes of call duration activity for our Programmable Voice products, number of text messages sent or received using our Programmable Messaging products and number of authentications for our Programmable Authentication product. In 2013, 2014 and 2015 and the three months ended March 31, 2016, we generated 74%, 75%, 79% and 82% of our revenue, respectively, from usage-based fees. We also earn monthly flat fees from certain fee-based products, such as telephone numbers and customer support. We do not generate any revenue directly from our Super Network or Business Model for Innovators.

          Customers typically pay up-front via credit card in monthly prepaid amounts and draw down their balances as they purchase or use our products. As customers grow they automatically receive tiered usage discounts. Our larger customers often enter into contracts that contain minimum revenue commitments, which may contain more favorable pricing. Customers on such contracts typically are invoiced monthly in arrears for products used.

          Amounts that have been charged via credit card or invoiced are recorded in accounts receivable and in revenue or deferred revenue, depending on whether the revenue recognition criteria have been met. Given that our credit card prepayment amounts tend to be approximately equal to our credit card consumption amounts in each period, and that we do not have many invoiced customers on pre-payment contract terms, our deferred revenue at any particular time is not a meaningful indicator of future revenue.

          We define U.S. revenue as revenue from customers with IP addresses at the time of registration in the United States, and we define international revenue as revenue from customers with IP addresses at the time of registration outside of the United States.

          Cost of Revenue and Gross Margin.    Cost of revenue consists primarily of fees paid to network service providers. Cost of revenue also includes cloud infrastructure fees, personnel costs, such as salaries and stock-based compensation for our customer support employees, and non-personnel costs, such as amortization of capitalized internal-use software development costs. Our arrangements with network service providers require us to pay fees based on the volume of phone calls initiated or text messages sent, as well as the number of telephone numbers acquired by us to service our customers. Our arrangements with Amazon Web Services, our cloud infrastructure provider, require us to pay fees based on our server capacity consumption.

          Our gross margin has been and will continue to be affected by a number of factors, including the timing and extent of our investments in our operations, our ability to manage our network service provider and cloud infrastructure-related fees, the mix of U.S. revenue compared to international revenue, the timing of amortization of capitalized software development costs and the extent to which we periodically choose to pass on our cost savings from platform optimization efforts to our customers in the form of lower usage prices.

  Operating Expenses.

          The most significant components of operating expenses are personnel costs, which consist of salaries, benefits, bonuses, stock-based compensation and compensation expenses related to stock repurchases from employees. We also incur other non-personnel costs related to our general overhead expenses. We expect that our operating costs will increase in absolute dollars.

          Research and Development.    Research and development expenses consist primarily of personnel costs, outsourced engineering services, cloud infrastructure fees for staging and development, amortization of capitalized internal-use software development costs and an allocation of our general overhead expenses. We capitalize the portion of our software development costs that meets the criteria for capitalization.

          We continue to focus our research and development efforts on adding new features and products including new use cases, improving our platform and increasing the functionality of our existing products.

          Sales and Marketing.    Sales and marketing expenses consist primarily of personnel costs, including commissions for our sales employees. Sales and marketing expenses also include expenditures related to advertising, marketing, our brand awareness activities and developer evangelism, costs related to our SIGNAL developer conference, credit card processing fees, professional services fees and an allocation of our general overhead expenses.

          We focus our sales and marketing efforts on generating awareness of our company, platform and products through our developer evangelist team and self-service model, creating sales leads and establishing and promoting our brand, both domestically and internationally. We plan to continue investing in sales and marketing by increasing our sales and marketing headcount, supplementing our self-service model with an enterprise sales approach, expanding our sales channels, driving our go-to-market strategies, building our brand awareness and sponsoring additional marketing events.

          General and Administrative.    General and administrative expenses consist primarily of personnel costs for our accounting, finance, legal, human resources and administrative support personnel and executives. General and administrative expenses also include costs related to business acquisitions, legal and other professional services fees, sales and other taxes, depreciation and amortization and an allocation of our general overhead expenses. We expect that we will incur costs associated with supporting the growth of our business and to meet the increased compliance requirements associated with both our international expansion and our transition to, and operation as, a public company.

          Our general and administrative expenses include a significant amount of sales and other taxes to which we are subject based on the manner we sell and deliver our products. Historically, we have not collected such taxes from our customers and have therefore recorded such taxes as general and administrative expenses. We expect that these expenses will decline in future years as we continue to implement our sales tax collection mechanisms and start collecting these taxes from our customers.

          Provision for Income Taxes.    Our provision for income taxes has not been historically significant to our business as we have incurred operating losses to date. Our provision for income taxes consists primarily of income taxes in certain foreign jurisdictions in which we conduct business.

 Results of Operations

          The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. The period-to-period comparison of our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$49,920	$88,846	$166,919	$33,365	$59,340
Cost of revenue(1)(2)	25,868	41,423	74,454	15,545	26,827

Gross profit	24,052	47,423	92,465	17,820	32,513

Operating expenses:
Research and development(1)(2)	13,959	21,824	42,559	8,480	14,864
Sales and marketing(1)	21,931	33,322	49,308	9,869	13,422
General and administrative(1)(2)	15,012	18,960	35,991	8,265	10,593

Total operating expenses	50,902	74,106	127,858	26,614	38,879

Loss from operations	(26,850)	(26,683)	(35,393)	(8,794)	(6,366)
Other income (expenses), net	(4)	(62)	11	53	(18)

Loss before (provision) benefit for income taxes	(26,854)	(26,745)	(35,382)	(8,741)	(6,384)
(Provision) benefit for income taxes	—	(13)	(122)	81	(84)

Net loss	(26,854)	(26,758)	(35,504)	(8,660)	(6,468)
Deemed dividend to investors in relation to tender offer	—	—	(3,392)	—	—

Net loss attributable to common stockholders	$(26,854)	$(26,758)	$(38,896)	$(8,660)	$(6,468)

Net loss per share attributable to common stockholders, basic and diluted	$(1.59)	$(1.58)	$(2.19)	$(0.49)	$(0.37)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	16,916,035	16,900,124	17,746,526	17,749,487	17,483,198

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(0.45)	$(0.45)	$(0.54)	$(0.14)	$(0.09)

Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	59,398,525	59,382,614	72,254,967	61,129,595	71,991,639

(1)
Includes stock-based compensation expense as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cost of revenue	$27	$39	$65	$14	$23
Research and development	810	1,577	4,046	663	1,516
Sales and marketing	753	1,335	2,389	420	734
General and administrative	567	1,027	2,377	548	752

Total	$2,157	$3,978	$8,877	$1,645	$3,025

(2)
Includes amortization of acquired intangibles as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cost of revenue	$—	$—	$239	$28	$70
Research and development	—	—	130	17	38
General and administrative	—	—	95	11	27

Total	$—	$—	$464	$56	$135

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Consolidated Statements of Operations, as a percentage of revenue:**
Revenue	100%	100%	100%	100%	100%
Cost of revenue	52	47	45	47	45

Gross profit	48	53	55	53	55

Operating expenses:
Research and development	28	25	25	25	25
Sales and marketing	44	38	30	30	23
General and administrative	30	21	22	25	18

Total operating expenses	102	83	77	80	66

Loss from operations	(54)	(30)	(21)	(26)	(11)
Other income (expenses), net	*	*	*	*	*

Loss before (provision) benefit for income taxes	(54)	(30)	(21)	(26)	(11)
(Provision) benefit for income taxes	—	*	*	*	*

Net loss	(54)	(30)	(21)	(26)	(11)
Deemed dividend to investors in relation to tender offer	—	—	(2)	—	—

Net loss attributable to common stockholders	(54)%	(30)%	(23)%	(26)%	(11)%

*
Less than 0.5% of revenue.

**
Columns may not add up to 100% due to rounding.

Comparison of the Three Months Ended March 31, 2015 and 2016

  Revenue

	Three Months Ended March 31,
	2015	2016	Change
	(Unaudited, dollars in thousands)
Base Revenue	$25,931	$49,834	$23,903	92%
Variable Revenue	7,434	9,506	2,072	28%

Total revenue	$33,365	$59,340	$25,975	78%

          In the three months ended March 31, 2016, Base Revenue increased by $23.9 million, or 92%, compared to the same period last year, and represented 78% and 84% of total revenue in the three months ended March 31, 2015 and 2016, respectively. This increase was primarily attributable to an increase in the usage of all our products, particularly our Programmable Messaging products and Programmable Voice products, and the adoption of additional products by our existing customers. This increase was partially offset by pricing decreases that we have implemented over time for our customers in the form of lower usage prices in an effort to increase the reach and scale of our platform. The changes in usage and price in the three months ended March 31, 2016 were reflected in our Dollar-Based Net Expansion Rate of 170%. The increase in usage was also attributable to a 48% increase in the number of Active Customer Accounts, from 19,340 as of March 31, 2015 to 28,648 as of March 31, 2016.

          In the three months ended March 31, 2016, Variable Revenue increased by $2.1 million, or 28%, compared to the same period last year, and represented 22% and 16% of total revenue in the three months ended March 31, 2015 and 2016, respectively. This increase was primarily attributable to the increase in the usage of products by our existing Variable Customer Accounts.

          U.S. revenue and international revenue represented $50.5 million, or 85%, and $8.8 million, or 15%, respectively, of total revenue in the three months ended March 31, 2016, compared to $28.6 million, or 86%, and $4.8 million, or 14%, respectively, of total revenue in the three months ended March 31, 2015. The increase in international revenue in absolute dollars and as a percentage of total revenue was attributable to the growth in usage of our products, particularly our Programmable Messaging products and Programmable Voice products, by our existing international customers and to a 70% increase in the number of international Active Customer Accounts, driven in part by our focus on expanding our sales to customers outside of the United States. We opened three offices outside of the United States between March 31, 2015 and March 31, 2016.

  Cost of Revenue and Gross Margin

	Three Months Ended March 31,
	2015	2016	Change
	(Unaudited, dollars in thousands)
Cost of revenue	$15,545	$26,827	$11,282	73%
Gross margin	53%	55%

          In the three months ended March 31, 2016, cost of revenue increased by $11.3 million, or 73%, compared to the same period last year. The increase in cost of revenue was primarily attributable to a $10.2 million increase in network service providers' fees, a $0.4 million increase in cloud infrastructure fees to support the growth in usage of our products and a $0.4 million increase in amortization expense related to our internal-use software and the intangible assets acquired in the Authy transaction.

          In the three months ended March 31, 2016, gross margin improved primarily as a result of cost savings from our continued platform optimization efforts.

  Operating Expenses

	Three Months Ended March 31,
	2015	2016	Change
	(Unaudited, dollars in thousands)
Research and development	$8,480	$14,864	$6,384	75%
Sales and marketing	9,869	13,422	3,553	36%
General and administrative	8,265	10,593	2,328	28%

Total operating expenses	$26,614	$38,879	$12,265	46%

Percentage of revenue:
Research and development	25%	25%
Sales and marketing	30%	23%
General and administrative	25%	18%

          In the three months ended March 31, 2016, research and development expenses increased by $6.4 million, or 75%, compared to the same period last year. The increase was primarily attributable to a $5.3 million increase in personnel costs, net of a $1.1 million increase in capitalized software development costs, largely as a result of a 66% increase in our research and development headcount, as we continued to focus on enhancing our existing products and introducing new products, as well as enhancing product management and other technical functions. The increase was also due in part to a $0.3 million increase in amortization expense related to our internal-use software and the intangible assets acquired in the Authy transaction.

          In the three months ended March 31, 2016, sales and marketing expenses increased by $3.6 million, or 36%, compared to the same period last year. The increase was primarily attributable to a $1.9 million increase in personnel costs, largely as a result of a 29% increase in sales and marketing headcount as we continued to expand our sales efforts in the United States and internationally, a $0.4 million increase in credit card processing fees, a $0.3 million increase in outside consulting services and a $0.2 million increase related to our brand awareness programs and events.

          In the three months ended March 31, 2016, general and administrative expenses increased by $2.3 million, or 28%, compared to the same period last year. The increase was primarily attributable to a $1.2 million increase in sales and other taxes, a $1.1 million increase in personnel costs, largely as a result of a 36% increase in headcount to support the growth of our business, a $0.6 million increase in professional services fees unrelated to the acquisition of Authy and a $0.2 million increase in depreciation and amortization. These increases were partially offset by a $1.1 million decrease in professional service fees related to the acquisition of Authy that closed in February 2015.

Comparison of the Fiscal Years Ended December 31, 2014 and 2015

  Revenue

	Year Ended December 31,
	2014	2015	Change
	(Dollars in thousands)
Base Revenue	$75,697	$136,851	$61,154	81%
Variable Revenue	13,149	30,068	16,919	129%

Total revenue	$88,846	$166,919	$78,073	88%

          In 2015, Base Revenue increased by $61.2 million, or 81%, compared to 2014, and represented 85% and 82% of total revenue in 2014 and 2015, respectively. This increase was primarily attributable to an increase in the usage of all our products, particularly our Programmable

Messaging products and Programmable Voice products, and the adoption of additional products by our existing customers. This increase was partially offset by pricing decreases that we have implemented over time for our customers in the form of lower usage prices in an effort to increase the reach and scale of our platform. The changes in usage and price in 2015 were reflected in our Dollar-Based Net Expansion Rate of 155%. The increase in usage was also attributable to a 52% increase in the number of Active Customer Accounts, from 16,631 as of December 31, 2014 to 25,347 as of December 31, 2015.

          In 2015, Variable Revenue increased by $16.9 million, or 129%, compared to 2014, and represented 15% and 18% of total revenue in 2014 and 2015, respectively. This increase was primarily attributable to the increase in the usage of products by our existing Variable Customer Accounts.

          U.S. revenue and international revenue represented $143.1 million, or 86%, and $23.8 million, or 14%, respectively, of total revenue in 2015, compared to $78.3 million, or 88%, and $10.6 million, or 12%, respectively, of total revenue in 2014. The increase in international revenue in absolute dollars and as a percentage of total revenue was attributable to the growth in usage of our products, particularly our Programmable Messaging products and Programmable Voice products, by our existing international Active Customer Accounts and to a 78% increase in the number of international Active Customer Accounts, driven in part by our focus on expanding our sales to customers outside of the United States. We opened five offices outside of the United States between December 31, 2014 and December 31, 2015.

  Cost of Revenue and Gross Margin

	Year Ended December 31,
	2014	2015	Change
	(Dollars in thousands)
Cost of revenue	$41,423	$74,454	$33,031	80%
Gross margin	53%	55%

          In 2015, cost of revenue increased by $33.0 million, or 80%, compared to 2014. The increase in cost of revenue was primarily attributable to a $28.6 million increase in network service providers' fees, a $2.6 million increase in cloud infrastructure fees to support the growth in usage of our products and a $1.2 million increase in amortization expense for internal-use software.

          In 2015, gross margin improved primarily as a result of cost savings from our continued platform optimization efforts.

  Operating Expenses

	Year Ended December 31,
	2014	2015	Change
	(Dollars in thousands)
Research and development	$21,824	$42,559	$20,735	95%
Sales and marketing	33,322	49,308	15,986	48%
General and administrative	18,960	35,991	17,031	90%

Total operating expenses	$74,106	$127,858	$53,752	73%

Percentage of revenue:
Research and development	25%	25%
Sales and marketing	38%	30%
General and administrative	21%	22%

          In 2015, research and development expenses increased by $20.7 million, or 95%, compared to 2014. The increase was primarily attributable to a $14.0 million increase in personnel costs, net of a $4.7 million increase in capitalized software development costs, largely as a result of a 80% increase of our research and development headcount, as we continued to focus on enhancing our existing products and introducing new products, as well as enhancing product management and other technical functions. The increase was also due in part to a $1.1 million increase in cloud infrastructure fees to support the staging and development of our products, a $1.0 million increase in outsourced engineering services, net of $0.8 million increase in capitalized software development costs, a $0.8 million increase in compensation expense in relation to the 2015 Repurchase, a $0.8 million increase in amortization expense related to our internal-use software and the intangible assets acquired in the Authy transaction, a $0.7 million increase related to amortization of prepaid software licenses and a $0.5 million increase in our general overhead costs.

          In 2015, sales and marketing expenses increased by $16.0 million, or 48%, compared to 2014. The increase was primarily attributable to a $9.6 million increase in personnel costs, largely as a result of a 39% increase in sales and marketing headcount as we continued to expand our sales efforts in the United States and internationally, a $2.6 million increase related to our SIGNAL developer conference, which was not held in the prior year, a $1.9 million increase in advertising expenses, a $0.7 million increase in credit card processing fees and a $0.2 million increase in our general overhead costs. These increases were partially offset by a $0.5 million decrease in expenses for brand awareness programs and events other than our SIGNAL developer conference.

          In 2015, general and administrative expenses increased by $17.0 million, or 90%, compared to 2014. The increase was primarily attributable to a $7.5 million increase in personnel costs, largely as a result of a 72% increase in headcount to support the growth of our business, a $4.1 million increase in professional service fees unrelated to Authy, a $2.0 million increase in sales and other taxes, a $1.1 million increase in compensation expense related to the 2015 Repurchase, a $0.8 million increase in professional service fees related to the acquisition of Authy and a $0.7 million increase related to depreciation, amortization and other general overhead, all associated with the growth of our business.

Comparison of the Fiscal Years Ended December 31, 2013 and 2014

  Revenue

	Year Ended December 31,
	2013	2014	Change
	(Dollars in thousands)
Base Revenue	$41,751	$75,697	$33,946	81%
Variable Revenue	8,169	13,149	4,980	61%

Total revenue	$49,920	$88,846	$38,926	78%

          In 2014, Base Revenue increased by $33.9 million, or 81%, compared to 2013 and represented 84% and 85% of total revenue in 2013 and 2014, respectively. This increase in revenue was primarily attributable to an increase in the usage of our products, particularly our Programmable Messaging products and Programmable Voice products, and the adoption of additional products by our existing customers. This increase was partially offset by pricing decreases that we have implemented over time for our customers in the form of lower usage prices in an effort to increase the reach and scale of our platform. The changes in usage and price in 2014 were reflected in our Dollar-Based Net Expansion Rate of 153%. The increase in usage was also attributable to a 51% increase in the number of Active Customer Accounts, from 11,048 as of December 31, 2013 to 16,631 as of December 31, 2014.

          In 2014, Variable Revenue increased by $5.0 million, or 61%, compared to 2013 and represented 16% and 15% of total revenue in 2013 and 2014, respectively. This increase was primarily attributable to the increase in the usage of products by our existing Variable Customer Accounts.

          U.S. revenue and international revenue represented $78.2 million, or 88%, and $10.6 million, or 12%, respectively, of total revenue in 2014 compared to $45.5 million, or 91%, and $4.4 million, or 9%, respectively, of total revenue in 2013. The increase in international revenue in absolute dollars and as a percentage of total revenue was attributable to the growth in usage of our products, particularly our Programmable Messaging products and Programmable Voice products, by our existing international Active Customer Accounts and to an 88% increase in the number of international Active Customer Accounts, driven in part by our focus on expanding our marketing campaigns to customers outside of the United States. These campaigns were largely focused on our international developer evangelism programs, our London roadshow event and enhanced localized marketing efforts.

  Cost of Revenue and Gross Margin

	Year Ended December 31,
	2013	2014	Change
	(Dollars in thousands)
Cost of revenue	$25,868	$41,423	$15,555	60%
Gross margin	48%	53%

          In 2014, cost of revenue increased by $15.6 million, or 60%, compared to 2013. The increase was primarily attributable to a $12.2 million increase in network service providers' fees, a $2.2 million increase in cloud infrastructure fees to support the growth in usage of our products and a $0.5 million increase in software amortization expense.

          In 2014, gross margin improved primarily as a result of cost savings from our continued platform optimization efforts.

  Operating Expenses

	Year Ended December 31,
	2013	2014	Change
	(Dollars in thousands)
Research and development	$13,959	$21,824	$7,865	56%
Sales and marketing	21,931	33,322	11,391	52%
General and administrative	15,012	18,960	3,948	26%

Total operating expenses	$50,902	$74,106	$23,204	46%

Percentage of revenue:
Research and development	28%	25%
Sales and marketing	44%	38%
General and administrative	30%	21%

          In 2014, research and development expenses increased by $7.9 million, or 56%, compared to 2013. The increase was primarily attributable to a $7.4 million increase in personnel costs, net of a $1.5 million increase in capitalized software development costs, largely as a result of a 71% increase in research and development headcount, as we continued to focus on enhancing our existing products and introducing new products, as well as enhancing product management and other technical functions. The increase was also due in part to a $1.1 million increase in cloud infrastructure fees to support the staging and development of our products, a $0.6 million increase in general overhead costs, a $0.3 million increase in software amortization and a $0.3 million increase in outsourced engineering services. These increases were partially offset by a decrease in compensation expense in 2014 arising from the $1.8 million additional compensation expense in the prior year due to the 2013 Repurchase.

          In 2014, sales and marketing expenses increased by $11.4 million, or 52%, compared to 2013. The increase was primarily attributable to a $7.3 million increase in personnel costs, partly as a result of a 10% increase in sales and marketing headcount as we continued to expand our sales efforts in the United States and internationally, a $1.8 million increase related to our developer evangelism programs and brand awareness building events, a $1.7 million increase in other marketing and advertising expenses, a $0.5 million increase in our general overhead costs, a $0.4 million increase in credit card processing fees, a $0.4 million increase in employee travel and a $0.3 million increase in professional services expense. These increases were partially offset by a $1.6 million decrease in marketing expenses because we did not host our SIGNAL developer conference in 2014.

          In 2014, general and administrative expenses increased by $3.9 million, or 26%, compared to 2013. The increase was primarily attributable to a $3.0 million increase in personnel costs largely as a result of a 47% increase in headcount to support the growth of our business, a $2.1 million increase in sales and other taxes, a $1.0 million increase in professional services fees, a $0.4 million increase in other professional service fees related to our acquisition of Authy and a $0.3 million increase in depreciation and amortization expense. These increases were partially offset by a decrease in compensation expense in 2014 arising from the $3.1 million additional compensation expense in the prior year due to the 2013 Repurchase.

 Quarterly Results of Operations

          The following tables set forth our unaudited quarterly statements of operations data for each of the nine quarters ended March 31, 2016, as well as the percentage that each line item represents of our revenue for each quarter presented. The information for each quarter has been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus, and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements included in this prospectus.

	Three Months Ended
	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016
	(Unaudited, in thousands)
Consolidated Statements of Operations:
Revenue	$17,557	$20,081	$23,523	$27,685	$33,365	$37,954	$44,262	$51,338	$59,340
Cost of revenue(1)(2)	8,382	8,773	10,688	13,580	15,545	16,827	19,602	22,480	26,827

Gross profit	9,175	11,308	12,835	14,105	17,820	21,127	24,660	28,858	32,513

Operating expenses:
Research and development(1)(2)	4,408	4,594	5,997	6,825	8,480	9,388	11,602	13,089	14,864
Sales and marketing(1)	6,949	8,804	8,016	9,553	9,869	14,164	12,067	13,208	13,422
General and administrative(1)(2)	3,835	4,198	4,828	6,099	8,265	7,035	9,935	10,756	10,593

Total operating expenses	15,192	17,596	18,841	22,477	26,614	30,587	33,604	37,053	38,879

Loss from operations	(6,017)	(6,288)	(6,006)	(8,372)	(8,794)	(9,460)	(8,944)	(8,195)	(6,366)
Other income (expense), net	(31)	(21)	(14)	4	53	(83)	(28)	69	(18)

Loss before (provision) benefit for income taxes	(6,048)	(6,309)	(6,020)	(8,368)	(8,741)	(9,543)	(8,972)	(8,126)	(6,384)
Income tax (provision) benefit	(10)	—	—	(3)	81	(33)	(36)	(134)	(84)

Net loss	(6,058)	(6,309)	(6,020)	(8,371)	(8,660)	(9,576)	(9,008)	(8,260)	(6,468)
Deemed dividend to investors in relation to tender offer	—	—	—	—	—	—	(3,392)	—	—

Net loss attributable to common stockholders	$(6,058)	$(6,309)	$(6,020)	$(8,371)	$(8,660)	$(9,576)	$(12,400)	$(8,260)	$(6,468)

(1)
Includes stock-based compensation expense as follows:

	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016
	(Unaudited, in thousands)
Cost of revenue	$8	$7	$10	$14	$14	$14	$17	$20	$23
Research and development	230	335	418	594	663	796	980	1,607	1,516
Sales and marketing	286	303	302	444	420	513	691	765	734
General and administrative	162	155	179	531	548	599	553	677	752

Total	$686	$800	$909	$1,583	$1,645	$1,922	$2,241	$3,069	$3,025

(2)
Includes amortization of acquired intangibles as follows:

	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016
	(Unaudited, in thousands)
Cost of revenue	$—	$—	$—	$—	$28	$21	$70	$120	$70
Research and development	—	—	—	—	17	87	38	(12)	38
General and administrative	—	—	—	—	11	28	27	29	27

Total	$—	$—	$—	$—	$56	$136	$135	$137	$135

	Three Months Ended
	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016
	(Unaudited)
Consolidated Statements of Operations, as a percentage of revenue:**
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	48	44	45	49	47	44	44	44	45

Gross margin	52	56	55	51	53	56	56	56	55

Operating expenses:
Research and development	25	23	25	25	25	25	26	25	25
Sales and marketing	40	44	34	35	30	37	27	26	23
General and administrative	22	21	21	22	25	19	22	21	18

Total operating expenses	87	88	80	81	80	81	76	72	66

Loss from operations	(34)	(31)	(26)	(30)	(26)	(25)	(20)	(16)	(11)
Other income (expense), net	*	*	*	*	*	*	*	*	*

Loss before (provision) benefit for income taxes	(34)	(31)	(26)	(30)	(26)	(25)	(20)	(16)	(11)
Income tax (provision) benefit	*	—	—	*	*	*	*	*	*

Net loss	(35)	(31)	(26)	(30)	(26)	(25)	(20)	(16)	(11)
Deemed dividend to investors in relation to tender offer	—	—	—	—	—	—	(8)	—	—

Net loss attributable to common stockholders	(35)%	(31)%	(26)%	(30)%	(26)%	(25)%	(28)%	(16)%	(11)%

*
Less than 0.5% of revenue.

**
Columns may not add up to 100% due to rounding.

	Three Months Ended
	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016
	(Unaudited, dollars in thousands)
Number of Active Customer Accounts (as of end date of period)(1)	12,790	13,604	15,325	16,631	19,340	21,226	23,822	25,347	28,648
Base Revenue (in thousands)(2)	$15,290	$17,551	$20,732	$22,124	$25,931	$30,694	$36,729	$43,497	$49,834
Base Revenue Growth Rate	95%	73%	90%	72%	70%	75%	77%	97%	92%
Dollar-Based Net Expansion Rate(3)	161%	144%	160%	149%	145%	149%	156%	172%	170%

(1)
See the section titled "—Key Business Metrics—Number of Active Customer Accounts."

(2)
See the section titled "—Key Business Metrics—Base Revenue."

(3)
See the section titled "—Key Business Metrics—Dollar-Based Net Expansion Rate."

 Quarterly Trends in Revenue

          Our quarterly revenue increased in each period presented primarily due to an increase in the usage of products as well as the adoption of additional products by our existing customers as evidenced by our Dollar-Based Net Expansion Rates, and an increase in our new customers.

Quarterly Trends in Gross Margin

          Our gross margin improved in the second quarter of 2014 and in the first and second quarters of 2015 due to continued platform optimization. In the fourth quarter of 2014, we reduced prices, which resulted in a decrease in our gross margin in that period.

Quarterly Trends in Operating Expenses

          Our operating expenses have increased sequentially as a result of our growth, primarily related to increased personnel costs to support our expanded operations and our continued investment in our products. The 2015 Repurchase resulted in $0.8 million and $1.1 million of research and development expense and general and administrative expense, respectively, in the third quarter of 2015. The sales and marketing expenses in the second quarter of 2015 included $2.6 million of expenses related to our SIGNAL developer conference, and we expect to incur sales and marketing expenses related to our SIGNAL developer conference in the second quarter of 2016 as well. The general and administrative expenses in the first quarter of 2015 included $1.1 million of professional service fees related to the acquisition of Authy. In addition, the general and administrative expenses for the quarters presented include a significant amount of sales and other taxes to which we are subject. We have not historically collected these taxes from our customers, but we expect to do so in the future.

Liquidity and Capital Resources

          To date, our principal sources of liquidity have been the net proceeds we received through private sales of equity securities, as well as payments received from customers using our products. From our inception through March 31, 2016, we have completed several rounds of equity financings through the sales of shares of our convertible preferred stock for total net proceeds of $237.1 million. We believe that our cash and cash equivalents balances, our credit facility and the cash flows generated by our operations will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

  Credit Facility

          On January 15, 2013, we entered into a $5.0 million revolving line of credit with Silicon Valley Bank, or SVB, which expired in January 2015 and was not renewed. We did not draw down against this line of credit.

          On March 19, 2015, we entered into a $15.0 million revolving line of credit with SVB. Under this credit facility, outstanding borrowings are based on our prior month's monthly recurring revenue. Advances on the line of credit bear interest payable monthly at Wall Street Journal prime rate plus 1%. Borrowings are secured by substantially all of our assets, with limited exceptions. In order to be able to borrow against the credit line, we must comply with certain restrictive covenants. We are currently in compliance with these covenants. This credit facility expires in March 2017. As of March 31, 2016, the total amount available to be borrowed by us was $15.0 million and we had no outstanding balance on this credit facility.

  Cash Flows

          The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
	(In thousands)
Cash provided by (used in) operating activities	$(22,622)	$(17,360)	$(18,762)	$(3,523)	$6,022
Cash used in investing activities	(452)	(5,340)	(12,379)	(3,849)	(10,858)
Cash provided by (used in) financing activities	65,612	612	107,349	1,300	(679)

Net increase (decrease) in cash and cash equivalents	$42,538	$(22,088)	$76,208	$(6,072)	$(5,515)

  Cash Flows from Operating Activities

          In the three months ended March 31, 2016, cash provided by operating activities consisted primarily of our net loss of $6.5 million adjusted for non-cash items, including $3.0 million of stock-based compensation expense, $1.6 million of depreciation and amortization expense and $7.5 million of cumulative changes in operating assets and liabilities. With respect to changes in operating assets and liabilities, accounts payable and other liabilities increased $11.2 million and deferred revenue increased $0.7 million, which were primarily due to increases in transaction volumes and additional accruals of sales and other taxes. This was partially offset by an increase in accounts receivable and prepaid expenses of $4.5 million, which primarily resulted from the growth of our business and the timing of cash receipts from certain of our larger customers, as well as pre-payments for cloud infrastructure fees and certain operating expenses.

          In the three months ended March 31, 2015, cash used in operating activities consisted primarily of our net loss of $8.7 million adjusted for non-cash items, including $1.6 million of stock-based compensation expense, $0.7 million of depreciation and amortization expense and $2.7 million of cumulative changes in operating assets and liabilities. With respect to changes in operating assets and liabilities, accounts payable and other liabilities increased $7.9 million and deferred revenue increased $0.4 million, which were primarily due to increases in transaction volumes and additional accruals of sales and other taxes. This was partially offset by an increase in accounts receivable and prepaid expenses of $5.5 million, which primarily resulted from the growth of our business and the timing of cash receipts from certain of our larger customers, as well as pre-payments for cloud infrastructure fees and certain operating expenses.

          In 2015, cash used in operating activities consisted primarily of our net loss of $35.5 million adjusted for non-cash items, including $8.9 million of stock-based compensation expense, $4.2 million of depreciation and amortization expense and $2.9 million of cumulative changes in operating assets and liabilities. With respect to changes in operating assets and liabilities, accounts payable and other liabilities increased $13.9 million and deferred revenue increased $2.0 million, which were primarily due to increases in transaction volumes and additional accruals of sales and other taxes. This was partially offset by an increase in accounts receivable and prepaid expenses of $12.6 million, which primarily resulted from the growth of our business and the timing of cash receipts from certain of our larger customers, as well as pre-payments for cloud infrastructure fees and certain operating expenses.

          In 2014, cash used in operating activities consisted primarily of our net loss of $26.8 million adjusted for certain non-cash items, including $4.0 million of stock-based compensation expense and $1.8 million of depreciation and amortization, as well as $3.4 million of cumulative changes in operating assets and liabilities. With respect to changes in assets and liabilities, accounts payable and other liabilities increased $8.6 million and deferred revenue increased $1.6 million, which was primarily due to increases in transaction volumes in 2014 compared to 2013 and additional accruals of sales and other taxes. This was partially offset by an increase in accounts receivable and prepaid expenses of $7.2 million, which primarily resulted from the growth of our business and the timing of cash receipts from certain of our large customers, as well as pre-payments for cloud infrastructure fees and certain operating expenses.

          In 2013, cash used in operating activities consisted primarily of our net loss of $26.9 million adjusted for certain non-cash items, including $2.2 million of stock-based compensation expense and $0.6 million of depreciation and amortization, as well as $1.3 million of cumulative changes in operating assets and liabilities. With respect to changes in assets and liabilities, accounts payable and other liabilities increased $4.0 million and deferred revenue increased $1.0 million, which was primarily due to increases in transaction volumes in 2013 compared to 2012 and additional accruals of sales and other taxes. This was partially offset by an increase in accounts receivable and prepaid expenses of $3.7 million, which primarily resulted from the growth of our business and the timing of cash receipts from certain of our large customers, as well as pre-payments for cloud infrastructure fees and certain operating expenses.

  Cash Flows from Investing Activities

          In the three months ended March 31, 2016, cash used in investing activities was $10.9 million, primarily consisting of a $7.4 million increase in restricted cash related to our new office lease and $2.5 million of payments for capitalized software development as we continued to build new products and enhance our existing products.

          In the three months ended March 31, 2015, cash used in investing activities was $3.8 million, primarily consisting of $1.8 million of payments related to the acquisition of Authy, net of $1.2 million of cash acquired, and $1.6 million of payments for capitalized software development.

          In 2015, cash used in investing activities was $12.4 million, primarily consisting of $8.4 million of payments for capitalized software development as we continued to build new products and enhance our existing products, $1.8 million of payments related to the acquisition of Authy, net of $1.2 million of cash acquired, and $1.7 million of payments related to purchases of property and equipment as we continued to expand our offices and grow our headcount to support the growth of our business.

          In 2014, cash used in investing activities was $5.3 million, primarily consisting of $3.6 million of payments for capitalized software development as we continued to build new products and enhance our existing products, $1.0 million of payments for purchases of property and equipment as we continued to expand our offices and grow our headcount to support the growth of our business and $0.5 million of payments for patent development.

          In 2013, cash used in investing activities was $0.5 million, primarily consisting of $2.3 million of payments for capitalized software development as we continued to build new products and enhance our existing products and $1.2 million of payments related to purchases of property and equipment as we continued to expand our offices and grow our headcount to support the growth of our business, which was partially offset by $3.0 million of proceeds from the sale of short-term investments.

  Cash Flows from Financing Activities

          In the three months ended March 31, 2016, cash used in financing activities was $0.7 million, primarily consisting of $1.4 million of payments for deferred offering costs partially offset by $0.7 million of proceeds from stock option exercises by our employees.

          In the three months ended March 31, 2015, cash provided by financing activities was $1.3 million, primarily consisting of proceeds from stock option exercises by our employees.

          In 2015, cash provided by financing activities was $107.3 million, primarily consisting of $125.4 million proceeds from our sales of Series E convertible preferred stock, net of issuance expenses, and $3.4 million proceeds from stock option exercises by our employees. This was partially offset by the $20.8 million of payments made in connection with our 2015 Repurchase and $0.7 million of payments for deferred offering costs.

          In 2014, cash provided by financing activities was $0.6 million, primarily consisting of proceeds from stock option exercises by our employees.

          In 2013, cash provided by financing activities was $65.6 million, primarily consisting of $70.0 million proceeds from our sales of Series D convertible preferred stock and $0.8 million proceeds from stock option exercises by our employees, which was partially offset by $5.1 million cash used in our 2013 Repurchase.

Contractual Obligations and Other Commitments

          The following table summarizes our non-cancelable contractual obligations as of December 31, 2015:

	Less Than 1 Year	1 to 3 Years	3 to 5 Years	5 Years or More	Total
	(In thousands)
As of December 31, 2015:
Operating leases(1)	$3,793	$5,401	$672	$—	$9,866
Purchase obligations(2)	18,853	2,001	—	—	20,854

Total	$22,646	$7,402	$672	$—	$30,720

(1)
Operating leases represent total future minimum rent payments under non-cancelable operating lease agreements.

(2)
Purchase obligations represent total future minimum payments under contracts with our cloud infrastructure provider, network service providers and other vendors. Purchase obligations exclude agreements that are cancelable without penalty. Unrecognized tax benefits are not included in the table above because any amounts expected to be settled in cash are not material.

          On January 8, 2016, we entered into a lease agreement, which was subsequently amended, for approximately 90,000 square feet of new office space at 375 Beale Street in San Francisco that will house our principal executive office. This office space will replace our existing principal office at 645 Harrison Street in San Francisco, for which the lease expires in April 2018. The term of the new lease is approximately 96 months following the anticipated commencement in October 2016, and the future minimum lease payments range from $0.4 million per month in the first 60 months to $0.5 million per month thereafter. Additionally, the new lease provides for a maximum of $8.3 million of tenant improvement allowance that is available to us. We secured this lease obligation with a $7.4 million letter of credit, which we designated as restricted cash on our balance sheet as of March 31, 2016. We will begin recording the minimum lease payments on a straight-line basis in the second quarter of 2016.

 Off-Balance Sheet Arrangements

          We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Segment Information

          We have one business activity and operate in one reportable segment.

Quantitative and Qualitative Disclosures about Market Risk

          We are exposed to certain market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities as follows:

  Interest Rate Risk

          We had cash and cash equivalents of $103.3 million as of March 31, 2016, which consisted of bank deposits and money market funds. The cash and cash equivalents are held for working capital purposes. Such interest-earning instruments carry a degree of interest rate risk. To date, fluctuations in interest income have not been significant. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure. Due to the short-term nature of our investments, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. The interest rate on our outstanding credit facility is fixed. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

  Currency Exchange Risks

          The functional currency of our foreign subsidiaries is the U.S. dollar. Therefore, we are exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars. The local currencies of our foreign subsidiaries are the British pound, the euro, the Colombian peso, the Singapore dollar and the Hong Kong dollar. Our subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. If there is a change in foreign currency exchange rates, the conversion of our foreign subsidiaries' financial statements into U.S. dollars would result in a realized gain or loss which is recorded in our consolidated statements of operations. We do not currently engage in any hedging activity to reduce our potential exposure to currency fluctuations, although we may choose to do so in the future. A hypothetical 10% change in foreign exchange rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

          Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. In many instances, we could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from our estimates. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our judgments and estimates.

  Revenue Recognition

          We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collection is reasonably assured. We consider a signed contract or other similar documentation reflecting the terms and conditions under which products will be provided to be persuasive evidence of an arrangement. Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

          Usage-based fees are recognized as products are delivered. Term-based fees are recorded on a straight-line basis over the contractual term of the arrangement beginning on the date when the product is made available to the customer, provided all other revenue recognition criteria are met.

          Our arrangements do not contain general rights of return. However, credits to customers may be issued on a case-by-case basis. Our contracts do not provide customers with the right to take possession of our software supporting the applications. Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue, depending on whether the revenue recognition criteria have been met.

          We carry a reserve for sales credits that we calculate based on historical trends and any specific risks identified in processing transactions. Changes in the reserve are recorded against total revenue.

          Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue.

  Stock-Based Compensation

          We account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. As a result, we are required to estimate the amount of stock-based compensation we expect to be forfeited based on our historical experience. If actual forfeitures differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

          Starting in 2015, we issued restricted stock units ("RSUs") to employees. RSUs vest upon the satisfaction of both a service condition and a liquidity condition. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change of control transaction or initial public offering. The RSUs for which the service condition has been satisfied are not forfeitable should employment terminate prior to the liquidity condition being met. If both conditions are not satisfied within the awards' term of seven years, the RSUs will expire on the seventh anniversary of the grant date. No share-based compensation expense will be recognized for these RSUs until the qualifying event occurs. Upon effectiveness of a qualifying event, we will recognize a cumulative share-based compensation expense for the portion of the RSUs that had met the service condition as of that date. The remaining unrecognized share-based compensation expense related to the

RSUs that have not yet met the service condition will be recorded over the remaining requisite service period, net of estimated forfeitures.

          Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options granted to our employees and directors. The grant date fair value of restricted stock units is determined using the fair value of our common stock on the date of grant. The determination of the grant date fair value of options using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair value of the common stock.  Given the absence of a public trading market for our common stock, our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards are approved. The factors include, but are not limited to: (i) contemporaneous valuations of our common stock by an unrelated third party; (ii) the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions; (iii) the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock; (iv) our results of operations, financial position and capital resources; (v) current business conditions and projections; (vi) the lack of marketability of our common stock; (vii) the hiring of key personnel and the experience of management; (viii) the introduction of new products; (ix) the risk inherent in the development and expansion of our products; (x) our stage of development and material risks related to its business; (xi) the fact that the option grants involve illiquid securities in a private company; and (xii) the likelihood of achieving a liquidity event, such as an initial public offering or sale of our Company, in light of prevailing market conditions.

    In valuing our common stock, our board of directors determined the equity value of our Company using both the income and the market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company's financial results to estimate the value of the subject company.

    Since June 30, 2014, we have used the Probability-Weighted Expected Return Method, or PWERM, to allocate our equity value among various outcomes. Using the PWERM, the value of our common stock is estimated based upon a probability-weighted analysis of varying values for our common stock assuming possible future events for our Company, such as:

    •
    a "liquidation" scenario, where we assume the Company is dissolved and the book value less the applicable liquidation preferences represents the amount available to the common stockholders;

    •
    a strategic sale in the near term;

    •
    an initial public offering; or

    •
    a private company scenario in which operations continue as a privately held company.

    Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

  •
  Expected term.  The expected term represents the period that the stock-based awards are expected to be outstanding. We use the simplified calculation of expected term, as we do not have sufficient historical data to use any other method to estimate expected term.

  •
  Expected volatility.  The expected volatility is derived from an average of the historical volatilities of the common stock of several entities with characteristics similar to ours, such as the size, and operational and economic similarities to our principle business operations.

  •
  Risk-free interest rate.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal the expected term of the stock-based awards.

  •
  Expected dividend.  The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.

          The following table summarizes the assumptions used in the Black-Scholes option-pricing model to determine the fair value of our stock options as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Fair value of common stock	$2.50 - 3.73	$3.99 - 6.69	$7.07 - 10.09	$7.07	$10.09 - $10.30
Expected term (in years)	5.77 - 6.08	5.27 - 6.57	6.08	6.08	6.08
Expected volatility	54.4%	54.4%	47.8% - 54.9%	53.9% - 54.9%	52.4% - 53.0%
Risk-free interest rate	0.9% - 1.9%	1.7% - 2.0%	1.4% - 2.0%	1.4% - 1.8%	1.4% - 1.5%
Dividend rate	0%	0%	0%	0%	0%

          Between January 1, 2014 and the date of this prospectus, we granted stock options and awards as follows:

	Number of Common Shares Underlying Options Granted	Number of Common Shares Underlying RSUs Granted	Exercise Price of Options	Fair Value per Share for Financial Reporting Purposes
Grant Date:
March 25, 2014	1,503,000		$3.86	$3.99
May 21, 2014	631,000		3.86	4.30
August 5, 2014	711,800		4.52	4.60
October 29, 2014	2,554,849		4.73	5.47
November 26, 2014	921,500		4.73	6.18
December 12, 2014	204,600		4.73	6.59
December 16, 2014	318,000		4.73	6.69
February 2, 2015	380,000		7.07	7.07
March 12, 2015	907,500		7.07	7.07
March 24, 2015	338,000		7.07	7.07
April 1, 2015	153,126		7.07	7.74
May 21, 2015	590,750		7.74	7.74
June 15, 2015	148,626		7.74	7.78
June 30, 2015	590,000		7.74	7.78
September 2, 2015	1,818,450	50,000	7.78	9.10
October 21, 2015	833,575		9.10	9.10
December 16, 2015	465,894	21,000	10.09	10.09
December 31, 2015	693,635		10.09	10.09
February 4, 2016	426,000	497,800	10.09	10.09
March 8, 2016	286,450	5,000	10.09	10.30
April 13, 2016	333,400	90,000	10.30	10.30
May 13, 2016	338,150	40,375	10.30	10.30

Total	15,148,305	704,175

          Following this offering, it will not be necessary to determine the fair value of our Class A common stock using these valuation approaches as shares of our Class A common stock will be traded in the public market.

          Based on the assumed initial public offering price per share of $           , which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, the aggregate intrinsic value of our outstanding stock options as of March 31, 2016 was $            million, with $            million related to vested stock options.

          On April 13, 2016 and May 13, 2016, we granted to employees 333,400 and 338,150 stock options, respectively, to purchase shares of common stock with vesting based on service, and 90,000 and 40,375 restricted stock units, respectively, with vesting based both on service and a liquidity condition. The fair value of the stock options granted in April and May 2016, estimated at $3.4 million in the aggregate, will be recognized as stock-based compensation expense over the four-year service period. The fair value of the restricted stock units granted in April and May 2016, estimated at $1.3 million in the aggregate, will be recognized over the four-year service period but only if the liquidity condition is met. When the liquidity condition is met, cumulative expense will be recognized for the portion related to prior service and the remaining stock-based compensation expense will be recognized over the remaining service period.

  Valuation of Goodwill and Intangible Assets

          When we acquire businesses using non-cash consideration as part of the purchase consideration, such as our capital stock, we are required to estimate the fair value of such non-cash consideration on the acquisition date. Given the absence of a public trading market for our capital stock, the measurement of equity-based consideration requires judgment and consideration of numerous objective and subjective factors. Refer to the discussion on the valuation of common stock noted above, for which similar objective and subjective factors are also considerations in estimating the fair value of our preferred stock.

          When we acquire businesses, we allocate the purchase price to the tangible assets and liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on information obtained from management of the acquired companies, market information and historical experience. These estimates can include, but are not limited to:

  •
  the time and expenses that would be necessary to recreate the asset;

  •
  the profit margin a market participant would receive;

  •
  cash flows that an asset is expected to generate in the future; and

  •
  discount rates.

          These estimates are inherently uncertain and unpredictable, and if different estimates were used the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that we have made. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates, and if such events occur we may be required to record a charge against the value ascribed to an acquired asset or an increase in the amounts recorded for assumed liabilities. Under the current authoritative guidance, we are allowed a one-year measurement period to finalize our preliminary valuation of the tangible and intangibles assets and liabilities acquired and make necessary adjustments to goodwill.

  Internal-Use Software Development Costs

          We capitalize certain costs related to the development of our platform and other software applications for internal use. In accordance with authoritative guidance, we begin to capitalize our costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. We stop capitalizing these costs when the software is substantially complete and ready for its intended use, including the completion of all significant testing. These costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditure will result in additional functionality and expense costs incurred for maintenance and minor upgrades and enhancements. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded within product development expenses in our condensed consolidated statements of operations. We exercise judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. To the extent that we change the manner in which we develop and test new features and functionalities related to our platform, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of internal-use software development costs we capitalize and amortize could change in future periods.

  Legal and Other Contingencies

          We are subject to legal proceedings and litigation arising in the ordinary course of business. Periodically, we evaluate the status of each legal matter and assess our potential financial exposure. If the potential loss from any legal proceeding or litigation is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgment is required to determine the probability of a loss and whether the amount of the loss is reasonably estimable. The outcome of any proceeding is not determinable in advance. As a result, the assessment of a potential liability and the amount of accruals recorded are based only on the information available to us at the time. As additional information becomes available, we reassess the potential liability related to the legal proceeding or litigation, and may revise our estimates. Any revisions could have a material effect on our results of operations.

          We conduct operations in many tax jurisdictions throughout the United States. In many of these jurisdictions, non-income-based taxes, such as sales and use and telecommunications taxes are assessed on our operations. We are subject to indirect taxes, and may be subject to certain other taxes, in some of these jurisdictions. Historically, we have not billed or collected these taxes and, in accordance with U.S. GAAP, we have recorded a provision for our tax exposure in these jurisdictions when it is both probable that a liability has been incurred and the amount of the exposure can be reasonably estimated. As a result we have recorded a liability of $10.3 million and $17.6 million as of December 31, 2014 and 2015, respectively. These estimates are based on several key assumptions, including the taxability of our products, the jurisdictions in which we believe we have nexus and the sourcing of revenues to those jurisdictions. In the event these jurisdictions challenge our assumptions and analysis, our actual exposure could differ materially from our current estimates.

Recent Accounting Pronouncements Not Yet Adopted

          In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. We are evaluating the impact of this guidance on our consolidated financial statements and related disclosures.

          In February 2016, the FASB issued ASU 2016-02, "Leases." The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While we expect the adoption of this standard to result in an increase to the reported assets and liabilities, we have not yet determined the full impact that the adoption of this standard will have on our financial statements and related disclosures.

          In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers." This new guidance will replace most existing U.S. GAAP guidance on this topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, which deferred by one year the effective date for the new revenue reporting standard for entities reporting under U.S. GAAP. In accordance with the deferral, this guidance will be effective for us beginning January 1, 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted beginning January 1, 2017. In March 2016, the FASB issued ASU 2016-08, "Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross versus Net)" clarifying the implementation guidance on principal versus agent considerations. Specifically, an entity is required to determine whether the nature of a promise is to provide the specified good or service itself (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The determination influences the timing and amount of revenue recognition. In April 2016, the FASB issued ASU 2016-10, "Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing", clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments also provide implementation guidance on determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). The effective date and transition requirements for ASU 2016-08 and ASU 2016-10 are the same as the effective date and transition requirements for ASU 2014-09. We are evaluating the impact that these ASUs will have on our consolidated financial statements and related disclosures and have not yet selected a transition method.

JOBS Act

          Under the JOBS Act, we meet the definition of an "emerging growth company." As such, we may avail ourselves of an extended transition period for complying with new or revised accounting standards. However, we have chosen to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

 LETTER FROM JEFF LAWSON, CO-FOUNDER, CHIEF EXECUTIVE OFFICER AND CHAIRMAN

By Developers, For Developers

          Hi, I'm Jeff, and I'm a software developer and serial entrepreneur. I've started and built multiple companies prior to Twilio. Despite being very different companies, there was a common thread among all of them. Every time, we used the power of software to build a customer experience that was radically different than our competition. The key was rapid iteration and low barriers to trying new ideas—because experimentation is the prerequisite to innovation. This is the super-power of software and the reason why I love being an entrepreneur and a developer.

          But at every company, I had another common experience—each time we needed communications, deeply integrated into our software, to drive a great customer experience. Yet, every time we explored how to build the communications experiences we wanted, we found the communications industry was operating at another cadence altogether. Every idea would have taken years to implement and millions of dollars to roll out—and then repeat that exact process for every subsequent iteration.

          Iteration and experimentation are the raw ingredients of innovation, but the communications industry did not provide the tools to enable either. As a result, many innovative ideas couldn't be attempted, let alone realized.

          In 2008, Evan Cooke, John Wolthuis and I set up to build Twilio as a unique company—our product is not a single software application like most companies, but a cloud platform designed to power the communication in every other software application.

          Our mission is to fuel the future of communications—because software is the future, we aim to be the fuel to our customers' fire. We do this by enabling Twilio to be in the toolkit of every developer in the world, empowering them to innovate and iterate, then scale their applications with us. We are re-inventing and addressing an enormous market that historically could not have been reached by software developers.

Communications On The Verge

          Software is redefining communications before our very eyes. Like so many other fields disrupted by software people, rapid iteration, low cost of development and global distribution of new ideas are rapidly changing one of the world's largest industries.

          Yet we are still in the earliest stages of this disruption.

          Other than how you dial the phone—advancing from human operators to rotary dials to push-buttons—how humans interact with each other on the call has hardly changed in nearly 150 years! The "Phone" app on a smartphone is functionally identical to the push-button introduced in 1963. That's astounding. Today's communications experience remains tied to the decades-old components of the global hardware network.

          That's about to change.

Better, Not Just Cheaper

          Until recently, software has largely succeeded in making communications cheaper, but not substantially better. The true opportunity is to improve our communications.

          Software is rapidly improving both how we communicate, and what we communicate. In a software-enabled communication world, our interactions will be more meaningful and relevant. We will see an end to wrong numbers, mysterious caller-IDs, unwelcomed interruptions, verbalizing your credit card number and other contextually-devoid interactions. Think about it: in the fictional future, Star Trek communicators are perfectly useful—Captain Picard is never interrupted during a Red Alert by a tele-marketer. The dry cleaner never interrupts a Holodeck session to let him know his Starfleet uniform is ready to be picked up; yet when the Borg are approaching at warp speed, you better believe that contextually meaningful and relevant communication gets through with urgency. You'll receive every communication that's relevant to an important task at the right time, with context embedded within the communication. That's because communication will be a function of that task, app or workflow—not a standalone activity. Picking up a phone to dial 10 digits and "make a call" will become as antiquated as "going online." There is no going online anymore—the Internet just is. So is receiving your notification from a ride sharing service that your car is arriving—you don't think of it as communication because it's so seamless and obvious.

Our Platform Approach

          If you believe, as we do, that software will change communications in unimaginable ways—then you realize this is truly Day 1 of this disruption. And the change won't be merely a re-implementation of our legacy hardware communications via software. It will be a reimagining of what's possible via the newfound flexibility of software. In short, if a developer can dream it up, it will be built.

          As software developers, and as a business, we see the world through the lens of building blocks. We offer developers the flexibility to implement a wide variety of use cases, even those that we haven't dreamed up yet. Our goal is to provide developers with building blocks that are easy to get started with for even the novice developer, but flexible and powerful enough to scale as use cases get more sophisticated. This is no easy feat—but one that we work hard to get right with every product.

          The migration of communications to software is not our journey alone. We are partnering with the world's developers and the companies for which they work. We are continually surprised and delighted by the ingenuity of developers and the ways they use our products to solve problems we never even knew existed.

          Therefore, we are investing substantially in a platform business model, and in the global software infrastructure, to power the coming software-defined future. Instead of building a solution to one particular business problem, we have built a platform that can help a wide spectrum of companies tackle communications challenges—many of which aren't even evident yet. It means we get to be a part of not one disruption, but thousands.

Creating Value For Our Customers

          Our developer-first mindset drives us down a different path than many companies.

          We publish our pricing. We empower customers to get started with minimal friction. We support our customers, even those on free trials, and invite them to engage with our sales team if they need additional help adopting our platform. We put a commercial transaction after the customer is experiencing success with our products. We call this "inverting the traditional enterprise sales model." That's because we believe that lowering friction and providing transparency will engender long-term trust with our customers.

          Communications is at the earliest stages of a secular shift from hardware to software. We make decisions to maximize our impact on the long-term trajectory of communications. This is an enormous market and we are playing the long game, won by focusing on customer success every step of the way.

 A Values Driven Organization

          When Evan, John and I founded the company, we sought to solidify our developer ethos in Twilio's core values, we call them our "Nine Values." These values are at work every day at Twilio in the decisions we make, the interactions we have with our customers and with each other, and in how we evaluate opportunities and address challenges. Most Twilions have their favorite values, such as Draw the Owl or Be Humble. But No Shenanigans is my favorite, and it means that we treat each other and our customers in an honest, direct and transparent way.

          Every organization that seeks to hire and grow great leaders should have a good idea of what leadership means. We hold our leaders to a high bar, and we define that bar by our "Leadership Principles." My favorite is Wear the Customer's Shoes because the natural inclination of a growing organization is to become inwardly focused. Wear the Customer's Shoes is a constant reminder to understand our customer's perspective in every decision we make.

          You can read the full list of our Nine Values and our Leadership Principles later on in this prospectus, and I encourage you to do so in order to better understand how we operate. We make, and will continue to make, our decisions guided by these values.

Twilio.org: A Billion Messages For Good

          One thing we didn't consider when we started Twilio was the role we could play in helping non-profits improve the world. Over the years, non-profit customers have shown us how ineffective communications often exacerbate societal problems, and how the right communications at the right time can help alleviate many of these problems. We started Twilio.org to partner with the world's non-profit entities who are close to problems around the world, and to help them build the right solutions powered by our cloud communications platform.

          Twilio.org helps engage our people, our resources and our products in ways that bring even greater meaning to what we're building at Twilio. I'm incredibly proud that in 2015, we allocated approximately 1% of our equity to sustainably fund Twilio.org.

We Can't Wait To See What You Build

          Every Twilio press release has contained a quote from me to the developers of the world that reads: "We can't wait to see what you build." It is more true today than ever before. Software developers of the world are truly inventing the future of communications before our eyes, and it's our privilege to serve them every day.

          Building and Communicating are two of humanity's defining activities. Twilio sits uniquely at the intersection of them both—and that gets us excited every day for what lies ahead.

          I invite you to be on this journey with us.

BUSINESS

Overview

          Software developers are reinventing nearly every aspect of business today. Yet as developers, we repeatedly encountered an area where we could not innovate — communications. Because communication is a fundamental human activity and vital to building great businesses, we wanted to incorporate communications into our software applications, but the barriers to innovation were too high. Twilio was started to solve this problem.

          We believe the future of communications will be written in software, by the developers of the world — our customers. By empowering them, our mission is to fuel the future of communications.

          Cloud platforms are a new category of software that enable developers to build and manage applications without the complexity of creating and maintaining the underlying infrastructure. These platforms have arisen to enable a fast pace of innovation across a range of categories, such as computing and storage. We are the leader in the Cloud Communications Platform category. We enable developers to build, scale and operate real-time communications within software applications.

          Our developer-first platform approach consists of three things: our Programmable Communications Cloud, Super Network and Business Model for Innovators. Our Programmable Communications Cloud software enables developers to embed voice, messaging, video and authentication capabilities into their applications via our simple-to-use Application Programming Interfaces, or APIs. We do not aim to provide complete business solutions, rather our Programmable Communications Cloud offers flexible building blocks that enable our customers to build what they need. The Super Network is our software layer that allows our customers' software to communicate with connected devices globally. It interconnects with communications networks around the world and continually analyzes data to optimize the quality and cost of communications that flow through our platform. Our Business Model for Innovators empowers developers by reducing friction and upfront costs, encouraging experimentation and enabling developers to grow as customers as their ideas succeed.

          We had over 28,000 Active Customer Accounts as of March 31, 2016, representing organizations big and small, old and young, across nearly every industry, with one thing in common: they are competing by using the power of software to build differentiation through communications. With our platform, our customers are disrupting existing industries and creating new ones. For example, our customers have reinvented hired transportation by connecting riders and drivers, with communications as a critical part of each transaction. Our customers' software applications use our platform to notify a diner when a table is ready, a traveler when a flight is delayed or a shopper when a package has shipped. The range of applications that developers build with the Twilio platform has proven to be nearly limitless.

          Our goal is for Twilio to be in the toolkit of every software developer in the world. As of March 31, 2016, over 900,000 developer accounts had been registered on our platform. Because big ideas often start small, we encourage developers to experiment and iterate on our platform. We love when developers explore what they can do with Twilio, because one day they may have a business problem that they will use our products to solve.

          As our customers succeed, we share in their success through our usage-based revenue model. Our revenue grows as customers increase their usage of a product, extend their usage of a product to new applications or adopt a new product. We believe the most useful indicator of this increased activity from our existing customer accounts is our Dollar-Based Net Expansion Rate, which was 155% for the year ended December 31, 2015. See the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics—Dollar-Based Net Expansion Rate."

          We have achieved significant growth in recent periods. For the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, our revenue was $49.9 million, $88.8 million, $166.9 million and $59.3 million, respectively. We incurred a net loss of $26.9 million, $26.8 million, $35.5 million and $6.5 million for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016, respectively.

Industry Background

Trends in Our Favor

  Rise of Software Developers

          Software developers are increasingly influential and essential within modern organizations. In the past, software was primarily used to automate back-office functions. Now, software is often used to disrupt industries and transform products and services, thereby redefining how many organizations engage with their customers. This shift has significantly increased the value and influence of software developers across organizations of all sizes and industries. Evans Data Corporation estimates that there were 20 million developers worldwide in 2015 and this number is expected to grow to more than 25 million by 2020. The demand for developers is not limited to technology companies; in 2012, 57% of all developers were employed by non-software companies, according to a survey by the U.S. Bureau of Labor Statistics. According to recent reports, Nike employs more software engineers than it does clothing and apparel designers and General Electric is on track to become one of the 10 largest software companies based on software revenue.

  Differentiation Must Increasingly Be Built, Not Bought

          In order for organizations to deliver differentiated customer experiences that build or extend competitive advantage, they are increasingly investing in software development. Purchasing widely-available out-of-the-box software does not generally offer the customization that organizations require to deliver these differentiated customer experiences. In fact, Gartner predicts that by 2020, 75% of application purchases supporting digital business will be "build, not buy." Bank of America, for example, is investing heavily in mobile banking applications, which considerably enhanced its customer experience and enabled it to reduce the number of retail branches. As another example, Starbucks has reported that nearly 20% of its U.S. transactions now take place through its mobile application. Organizations are adding the software development competencies necessary to build applications that delight their customers.

  Cloud Platforms As Building Blocks for Modern Applications

          Cloud platforms, a new category of software that enables developers to build and manage applications without the complexity of creating and maintaining the underlying infrastructure, have arisen to enable the fast pace of innovation required by modern applications. These platforms typically provide global, scalable and cost-effective solutions. For example, cloud platforms, such as Amazon Web Services, IBM Bluemix and Microsoft Azure, have abstracted computing infrastructure into software, enabling organizations to build and operate applications without purchasing, configuring or managing the underlying hardware and software. Cloud platforms are emerging across a range of categories, including analytics, communications, computing, mapping, payments and storage. These cloud platforms are enabling every organization, from small startups to Fortune 500 enterprises, to experiment, prototype and deploy next-generation applications.

  Agility of Software Accelerates Pace of Innovation

          The way organizations build, deploy and scale modern applications has fundamentally changed. Organizations must continuously bring new applications and features to market to differentiate themselves from their competitors and to build or extend their competitive advantage.

Heightened consumer expectations for real-time, personalized interaction further necessitate rapid innovation. In order to satisfy these needs, developers must be empowered to freely experiment, quickly prototype and rapidly deploy new applications that are massively scalable. Legacy infrastructure does not support this new paradigm for developers because it typically has been slow, complex and costly to implement, and inflexible to operate and iterate.

  Contextual Communications Are Transforming Applications

          Communication is fundamental to human activity and vital to building great businesses. While software has transformed business, communications technology has largely failed to evolve. In fact, the phone app on today's smartphones is merely a touch screen representation of the push-button phone invented in the 1960s.

          Today, there is demand for communications to be embedded into applications where communications can be deeply integrated with the context of users' lives, such as personal and business identities, relationships, locations and daily schedules. This type of contextual communications enables developers to build the powerful applications that are differentiating organizations. Whether an application is designed to book a hotel, hail a ride or aid a delayed traveler, enabling users to seamlessly communicate in context is critical to a delightful experience. Contextual communications are transforming applications and replacing siloed communications applications, such as the phone app.

Limitations of Legacy Products

          Legacy products were not designed with the software mindset and are therefore unable to address the foregoing trends. These products suffer from significant limitations including that they are:

  •
  Monolithic.  Legacy products have fixed functionality for predetermined use cases. Therefore, they are not designed to enable developers to build and integrate communications functionality into applications.

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  Costly.  Legacy products generally require expensive hardware installations, software licenses and ongoing operational maintenance expenses. The presence of large upfront costs bars developers from experimenting and iterating on new solutions.

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  Complicated.  Some legacy products have extensibility features, however, they tend to use esoteric telecom protocols, vendor specific implementations and lack robust documentation.

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  Geopolitically Bounded.  Software applications are inherently global, yet many legacy communications products are built and optimized to run on individual communications networks that are geopolitically bounded. These products lack the global connectivity, service contracts and software intelligence necessary to seamlessly offer scalable and reliable global communications. Enabling communications software to reach disparate geographies requires complex hardware configuration, local and global telecommunications expertise and a significant number of service contracts.

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  Impractical to Scale.  Based in single-tenant hardware and physical networks, legacy products have typically been unable to scale elastically to meet customer demand without overprovisioning network resources for peak utilization.

          These limitations have hindered innovation. As a result, many innovative ideas have never even been attempted with legacy products, let alone realized. Over time, many attempts have been made to evolve the communications industry with software. However, we believe that no legacy product has truly empowered the global developer community to transform their applications with communications.

 Our Platform Approach

          Twilio's mission is to fuel the future of communications. We enable developers to build, scale and operate real-time communications within software applications.

          We believe every application can be enhanced through the power of communication. Over time, we believe that all of our communications that do not occur in person will be integrated into software applications. Our platform approach enables developers to build this future.

          Our Programmable Communications Cloud, Super Network and Business Model for Innovators work together to create value for our customers and a competitive advantage for our company.

Our Programmable Communications Cloud

          Our Programmable Communications Cloud provides a range of products that enables developers to embed voice, messaging, video and authentication capabilities into their applications. Our easy-to-use developer APIs provide a programmatic channel to access our software. Developers can utilize our intuitive programming language, TwiML, to specify application functions such as <Dial>, <Record> and <Play>, leveraging our software to manage the complexity of executing the specified functions.

          Our Programmable Communications Cloud consists of software products that can be used individually or in combination to build rich contextual communications within applications. We do not aim to provide complete business solutions, rather our Programmable Communications Cloud offers flexible building blocks that enable our customers to build what they need. Our Programmable Communications Cloud includes:

  •
  Programmable Voice.  Our Programmable Voice software products allow developers to build solutions to make and receive phone calls globally, and incorporate advanced voice functionality such as text-to-speech, conferencing, recording and transcription. Programmable Voice, through our advanced call control software, allows developers to build customized applications that address use cases such as contact centers, call tracking and analytics solutions and anonymized communications.

  •
  Programmable Messaging.  Our Programmable Messaging software products allow developers to build solutions to send and receive text messages globally, and incorporate advanced messaging functionality such as emoji, picture messaging and localized languages. Our customers use Programmable Messaging, through software controls, to power use cases, such as appointment reminders, delivery notifications, order confirmations and customer care.

  •
  Programmable Video.  Our recently introduced Programmable Video software products enable developers to build next-generation mobile and web applications with embedded video, including for use cases such as customer care, collaboration and physician consultations.

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  Use Case APIs.  While developers can build a broad range of applications on our platform, certain use cases are more common. Our Use Case APIs build upon the above products to offer more fully implemented functionality for a specific purpose, such as two-factor authentication, thereby saving developers significant time in building their applications.

          Using our software, developers, including our Solution Partner customers, are able to incorporate communications into applications that span a range of industries and functionalities.

  Common Use Cases

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  Anonymous Communications.  Enabling users to have a trusted means of communications where they prefer not to share private information like their telephone number. Examples include conversations between drivers and riders or texting after meeting through a dating website.

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  Alerts and Notifications.  Alerting a user that an event has occurred, such as when a table is ready, a flight is delayed or a package is shipped.

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  Contextual Support.  Improving customer care with voice, messaging and video capabilities that integrate with other systems to add context, such as a caller's support ticket history or present location.

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  Call Tracking.  Using phone numbers to provide detailed analytics on phone calls to measure the effectiveness of marketing campaigns or lead generation activities in a manner similar to how web analytics track and measure online activity.

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  Mobile Marketing.  Integrating messaging with marketing automation technology, allowing organizations to deliver targeted and timely contextualized communications to consumers.

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  User Security.  Verifying user identity through two-factor authentication prior to log-in or validating transactions within an application's workflow. This adds an additional layer of security to any application.

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  Twilio For Good.  Partnering with nonprofit organizations through Twilio.org, to use the power of communications to help solve social challenges, such as an SMS hotline to fight human trafficking, an emergency volunteer dispatch system and appointment reminders for medical visits in developing nations.

  Uncommon Use Cases

          Our developers continually impress us with what they are able to build using our platform. In addition to our common use cases, we have a number of uncommon use cases that demonstrate the versatility of our platform and the creativity of our developer community.

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  Magic Routines.  Doug McKenzie is making magic new again by using his audience's own phones to perform classic street illusions. Audience members select a card, put it in their pocket without looking at it, and then text Doug's Twilio app which tells them their card correctly, every single time.

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  Robocall Firewall.  Aaron Foss turned a weekend project with Twilio's products into a service that won the FTC's first Robocall Challenge and then blocked over 15.1 million robocalls in 2014. He anonymized and printed out each call blocked in 2014, and brought the reams of paper with him to the FCC to show the extent of robocalling.

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  Music Fan Engagement.  Grammy-winning musicians have utilized Twilio's platform to interact with fans by sharing lyrics, new releases and insights via voice recordings, text messages and videos.

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  Parkinson's Voice Initiative.  A team of mathematicians and clinicians have devised a system using Twilio that allows a person to call a number that records his or her voice to assist in identifying individuals that may have Parkinson's disease, potentially enabling early detection for those affected.

  Our Super Network

          Our Programmable Communications Cloud is built on top of our global software layer, which we call our Super Network. Our Super Network interfaces intelligently with communications networks globally. We do not own any physical network infrastructure. We use software to build a high performance network that optimizes performance for our customers. Our Super Network breaks down the geopolitical boundaries and scale limitations of the physical network infrastructure.

          Our platform has global reach, consisting of 22 cloud data centers in seven regions. We interconnect those cloud data centers with network service providers around the world, giving us redundant means to reach users globally. These distributed data centers also allow our software to run in close proximity to end users and network service providers to minimize latency. Our Super Network interconnects with network service providers around the world, including carriers, mobile network operators and real-time data information service providers. When our customers use our products, the communications are transmitted through one or more of the network service providers that are connected to our Super Network. Our proprietary technology selects which network service providers to use and routes the communications in order to optimize the quality and cost of the communications across our product offerings. In addition, a very small number of customers have chosen to use certain Programmable Voice products to build one or more applications that augment their existing communications infrastructure and operate through their own network service providers. We are continually adding new network service provider relationships as we scale, and we are not dependent upon any single network service provider to conduct our business.

          Our Super Network analyzes massive volumes of data from end users, their applications and the communications networks to optimize our customers' communications for quality and cost. With every new message and call, our Super Network becomes more robust, intelligent and efficient, enabling us to provide better performance at lower prices to our customers. Our Super Network's sophistication becomes increasingly difficult for others to replicate over time.

  Our Business Model for Innovators

          Our goal is to include Twilio in the toolkit of every developer in the world. Because big ideas often start small, developers need the freedom and tools to experiment and iterate on their ideas.

          In order to empower developers to experiment, our developer-first business model is low friction, eliminating the upfront costs, time and complexity that typically hinder innovation. Developers can begin building with a free trial. They have access to self-service documentation and free customer support to guide them through the process. Once developers determine that our software meets their needs, they can flexibly increase consumption and pay based on usage. In short, we acquire developers like consumers and enable them to spend like enterprises.

Strengths of Our Platform Approach

          Our platform was built by developers for developers and our approach has the following strengths:

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  Developer Mind Share.  We are recognized as the leading platform for cloud communications, and we believe we set the standard for developers to build, scale and operate real-time communications within software applications. According to ProgrammableWeb, we have two of the top 10 APIs used by developers, both of which are the only two paid-APIs among the top 10.

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  Composable.  We are a platform company focused on providing software developers with the necessary building blocks to compose communications solutions that can be integrated into their applications. We believe this enables developers to build differentiated applications for a nearly limitless range of use cases.

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  Comprehensive.  Our Programmable Communications Cloud offers a breadth of functionality, including voice, messaging and video, all with global reach and across devices.

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  Easy to Get Started.  Developers can begin building with a free trial, allowing them to experiment and iterate on our platform. This approach eliminates the upfront costs and complexity that typically hinder innovation.

  •
  Easy to Build.  We designed our APIs so developers could quickly learn, access and build upon our Programmable Communications Cloud. Twilio is available in over 15 programming languages and frameworks. Developers also leverage our intuitive programming language, TwiML, to specify application functions such as <Dial>, <Record> and <Play>, and our software manages the complexity of executing the specified functions.

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  Easy to Scale.  Our platform allows our customers to scale elastically without having to rearchitect their applications or manage communications infrastructure. Our customers can scale up, or down, as much as they need and they only pay for what they use.

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  Multi-Tenant Architecture.  Our multi-tenant architecture enables all of our customers to operate on our platform while securely partitioning their application usage and data. In addition, our Solution Partner customers, which embed our products in the solutions they sell to other businesses, rely on our multi-tenant platform to independently manage their own customers' activity, track usage, control permissions and administer billing.

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  Reliable.  We have engineered resiliency into our software. Our platform consists of fault-tolerant and globally-distributed systems that have enabled our customers to operate their applications without significant failures or downtime.

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  Global.  Customers can write an application once and configure it to operate in nearly every country in the world without any change to the code. Our Super Network abstracts the commercial and technical complexities of regional communications networks and presents a united, global communications interface to our customers.

Our Opportunity

          Gartner estimates that in 2015, $3.5 trillion will be spent on information technology globally, and 42% of all IT spending will be on communications. The $1.5 trillion spent on communications services represents almost five times the amount spent on enterprise software and nine times the amount spent on data centers. We believe the limitations of existing hardware-and network-centric communications products historically have anchored the communications technology market in high cost and low functionality. Over time, we believe that a meaningful portion of the $1.5 trillion spent on communications services will migrate from existing hardware and network-centric communications products to contextual communications solutions that are integrated into software applications.

          Our Programmable Communications Cloud includes a suite of software products, including Programmable Voice, Programmable Messaging, Programmable Video and Programmable Authentication. As a result, our platform currently addresses significant portions of several large markets that, in aggregate, have been estimated by IDC to be $45.6 billion in 2017.

          Specifically, IDC estimates that, in 2017:

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  The Worldwide Application-to-Person SMS market will be $29.4 billion. Our Programmable Messaging products address portions of this market.

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  Certain segments of the Worldwide Unified Communications and Collaboration market will be $14.1 billion. Our Programmable Voice and Programmable Video products address portions of these market segments.

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  The Advanced Authentication segment of the Worldwide Identity and Access Management market will be $2.1 billion. Our Programmable Authentication products address portions of this market segment.

Our Growth Strategy

          We are the leader in the Cloud Communications Platform category based on revenue, market share and reputation, and intend to continue to set the pace for innovation. We will continue to invest aggressively in our platform approach, which prioritizes increasing our reach and scale. We intend to pursue the following growth strategies:

  •
  Continue Significant Investment in our Technology Platform.  We will continue to invest in building new software capabilities and extending our platform to bring the power of contextual communications to a broader range of applications, geographies and customers. We have a substantial research and development team, comprising 51% of our headcount as of March 31, 2016.

  •
  Grow Our Developer Community and Accelerate Adoption.  As of March 31, 2016, over 900,000 developer accounts had been registered on our platform. We will continue to enhance our relationships with developers globally and seek to increase the number of developers on our platform. As of March 31, 2016, we had over 28,000 Active Customer

    Accounts. In addition to adding new developers, we believe there is significant opportunity for revenue growth from developers who have already registered accounts with us but who have not yet built their software applications with us, or whose applications are in their infancy and will grow with Twilio into an Active Customer Account.

  •
  Increase Our International Presence.  Our platform operates in over 180 countries today, making it as simple to communicate from São Paulo as it is from San Francisco. Customers outside the United States are increasingly adopting our platform, and for the three months ended March 31, 2016, revenue from international customer accounts accounted for 15% of our total revenue. We are investing to meet the requirements of a broader range of global developers and enterprises. We plan to grow internationally by expanding our operations outside of the United States and collaborating with international strategic partners.

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  Expand Focus on Enterprises.  We plan to drive greater awareness and adoption of Twilio from enterprises across industries. We intend to increase our investment in sales and marketing to meet evolving enterprise needs globally, in addition to extending our enterprise-focused platform capabilities and use cases. Additionally, we believe there is significant opportunity to expand our relationships with existing enterprise customers.

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  Further Enable Solution Partner Customers.  We have relationships with a number of Solution Partner customers that embed our products in the solutions that they sell to other businesses. We intend to expand our relationships with existing Solution Partner customers and to add new Solution Partner customers. We plan to invest in a range of initiatives to encourage increased collaboration with, and generation of revenue from, Solution Partner customers.

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  Expand ISV Development Platform and SI Partnerships.  We have started developing relationships with independent software vendor (ISV) development platforms and system integrators, or SIs. ISV development platforms integrate Twilio to extend the functionality of their platforms, which expands our reach to a broader range of customers. SIs provide consulting and development services for organizations that have limited software development expertise to build our platform into their software applications. We generate revenue through our relationships with ISV development platforms and SIs when our products are used within the software or applications into which they are integrated by ISV development platforms and SIs. We do not share usage-based revenue with ISV development platforms or SIs, nor do we pay them to include our products in their offerings. We intend to continue to invest in and develop the ecosystem for our solutions in partnership with ISV development platforms and SIs to accelerate awareness and adoption of our platform.

  •
  Selectively Pursue Acquisitions and Strategic Investments.  We may selectively pursue acquisitions and strategic investments in businesses and technologies that strengthen our platform. In February 2015, we acquired Authy, a leading provider of authentication-as-a-service for large-scale applications. With the integration of Authy, we now provide a cloud-based API to seamlessly embed two-factor authentication and phone verification into any application.

Our Values and Leadership Principles

          Our core values, called our "Nine Values," are at the center of everything that we do. As a company built by developers for developers, these values guide us to work in a way that exemplifies many attributes of the developer ethos. These are not mere words on the wall. We introduce these values to new hires upon joining our company, and we continually weave these values into everything we do. Our values provide a guide for the way our teams work, communicate, set goals and make decisions.

          We believe leadership is a behavior, not a position. In addition to our values, we have articulated the leadership traits we all strive to achieve. Our leadership principles apply to every Twilion, not just managers or executives, and provide a personal growth path for employees in their journeys to become better leaders.

          The combination of our Nine Values and our leadership principles has created a blueprint for how Twilions worldwide interact with customers and with each other, and for how they respond to new challenges and opportunities.

 Twilio.org

          We believe we can create greater social good through better communications. Through Twilio.org, which is a part of our company and not a separate legal entity, we donate and discount our products to nonprofits, who use our products to engage their audience, expand their reach and focus on making a meaningful change in the world. Twilio.org's mission is to send a billion messages for good. To that end, we have reserved 780,397 shares to fund and support operations of Twilio.org, which represented 1% of our outstanding capital stock on the date it was approved by our board of directors.

Our Products

          Our Programmable Communications Cloud consists of software for voice, messaging, video and authentication that empowers developers to build applications that can communicate with connected devices globally. We do not aim to provide complete business solutions, rather our Programmable Communications Cloud offers flexible building blocks that enable our customers to build what they need.

  Programmable Voice

          Our Programmable Voice software products allow developers to build solutions to make and receive phone calls globally, and incorporate advanced voice functionality such as text-to-speech, conferencing, recording and transcription. Programmable Voice, through our advanced call control software, allows developers to build customized applications that address use cases such as contact centers, call tracking and analytics solutions and anonymized communications. Our voice software works over both the traditional public switch telephone network, as Twilio Voice, and over Internet Protocol, as Twilio Client. Programmable Voice includes:

  •
  Twilio Voice.  Initiate, receive and manage phone calls globally.

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  Twilio Client Web.  Initiate, receive and control calls between web browsers and landlines or mobile phones.

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  Twilio Client Mobile.  Embed IP voice calling into native Apple iOS and Google Android apps.

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  Call Recording.  Securely record, store, transcribe and retrieve voice calls in the cloud.

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  Global Conference.  Integrate audio conferencing that intelligently routes calls through cloud data centers in the closest of six geographic regions to reduce latency. Scales from Basic, for a limited number of participants, to Epic, for an unlimited number of participants.

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  Instant Phone Number Provisioning.  Acquire local, national, mobile and toll-free phone numbers on demand in over 40 countries and connect them into the customers' applications.

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  Elastic SIP Trunking.  Connect legacy applications over IP infrastructure to our Super Network with globally-available phone numbers and pay-as-you-go pricing.

          We charge on a per-minute or per-phone-number basis for most of our Programmable Voice products.

  Programmable Messaging

          Our Programmable Messaging software products allow developers to build solutions to send and receive text messages globally, and incorporate advanced messaging functionality such as emoji, picture messaging and localized languages. Our customers use Programmable Messaging, through software controls, to power use cases, such as appointment reminders, delivery notifications, order confirmations and customer care. We offer messaging over long-code numbers, short-code numbers, messaging apps such as Facebook Messenger and over IP through our Android, iOS and JavaScript software development kits. Programmable Messaging includes:

  •
  Twilio SMS.  Programmatically send, receive and track SMS messages around the world, supporting localized languages in nearly every market.

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  Twilio MMS.  Exchange picture messages and more over U.S. and Canadian phone numbers from customer applications with built-in image transcoding and media storage.

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  Copilot.  Intelligent software layer that handles tasks, such as dynamically sending messages from a phone number that best matches the geographic location of the recipient based on a global pool of numbers.

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  IP Messaging.  Deploy contextual, in-app messaging at global scale.

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  Short Codes.  A five to seven digit phone number in the United States, Canada and the United Kingdom used to send and receive a high-volume of messages per second.

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  Messaging App Integration.  Programmatically send, receive and track messages to messaging apps such as Facebook Messenger and Viber globally.

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  Toll-Free SMS.  Send and receive text messages with the same toll-free number used for voice calls in the United States and Canada.

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  Instant Phone Number Provisioning.  Acquire local, national, mobile and toll-free phone numbers on demand in over 40 countries and connect them into the customers' applications.

          We charge on a per-message or per-phone-number basis for most of our Programmable Messaging products.

  Programmable Video

          Our recently introduced Programmable Video software products enable developers to build next-generation mobile and web applications with embedded video, including for use cases such as customer care, collaboration and physician consultations. Programmable Video includes:

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  Twilio Video.  Create rich, multi-party video experiences in applications powered by a global cloud infrastructure for peer-to-peer calls.

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  Network Traversal.  Provide low-latency, cost-effective and reliable Session Traversal Utilities for NAT (STUN) and Traversal Using Relay for NAT (TURN) capabilities distributed across five continents. This functionality allows developers to initiate peer-to-peer video session across any internet-connected device globally.

          We charge on a per-connected-endpoint, per-active-endpoint and per-gigabit basis for our Programmable Video products.

  Use Case APIs

          While developers can build a broad range of applications on our platform, certain use cases are more common. Our Use Case APIs build upon the above products to offer more fully implemented functionality for a specific purpose, such as two-factor authentication, thereby saving developers significant time in building their applications. The following are common uses cases for our Use Case APIs:

  Programmable Authentication

          Identity and communications are closely linked, and this is a critical business need for our customers. Using our two-factor authentication APIs, developers can add an extra layer of security to their applications with second-factor passwords sent to a user's phone via SMS, voice or push notifications. Our Programmable Authentication products include:

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  Authy SoftToken.  Users authenticate with a dynamic seven-digit code available from the Authy app on their registered mobile phone, desktop or Apple Watch.

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  Authy OneTouch.  Users receive push notifications to approve or deny an authentication request with a simple "yes" or "no" response on their registered smartphone.

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  Authy OneCode.  Users authenticate with a unique code delivered to their registered phone number via SMS or voice automated phone call.

  TaskRouter

          A software product that enables intelligent multi-task routing in contact centers to optimize workflows, such as routing a call to an available agent. A task can be a phone call, SMS, lead, support ticket or even machine learning from a connected device.

          We charge on a per-use basis for most of our Use Case APIs.

  Add-on Marketplace

          Launched in May 2016, our Add-on Marketplace allows third parties to integrate their capabilities directly into our Cloud Communications Platform. This capability allows us to further leverage our community to provide new and differentiated functionality for our customers, while also opening up a new market for our partners.

          We share in the revenue generated by our partners for their solutions sold through our Add-on Marketplace.

Customer Case Studies

          The following case studies illustrate how our customers use, and benefit from, our products:

American Red Cross

          Situation:    The American Red Cross responds to thousands of disasters in the United States every year, providing disaster relief services to affected people, including shelter, food and clothing. Lives are often at risk in areas affected by natural disasters, which means that every moment counts for teams responding to such situations. Historically, when responding to disaster, American Red Cross dispatchers would manually telephone volunteers from a list they maintained, a time-intensive process that could delay response times and volunteer participation.

          Solution:    The American Red Cross implemented several of Twilio's Programmable Messaging products into Disaster Cycle Services Operations, or DCSOps, a response management, dispatch and communications application. With DCSOps, dispatchers alert local emergency responders via text messages during a crisis — sending updates on locations, needs and priorities. Volunteers can respond to these texts with their estimated time of arrival and response status. The American Red Cross credits DCSOps with reducing the time required to identify volunteer responders by 50% and increasing volunteer participation in the 18 months since releasing the application. Since the application's launch in 2014, the American Red Cross has expanded its use to several major regions, including New York City, Los Angeles and San Diego.

Box

          Situation:    As a leading enterprise content management and collaboration platform, Box helps businesses of all sizes in every industry securely access and manage their critical information in the cloud. 54,000 paying customers globally, including 55% of Fortune 500 enterprises, have moved their critical information to the cloud with Box. As a result of this shift, security is integral to Box's value proposition.

          Solution:    Box has built a two-factor authentication solution using several of Twilio's Programmable Messaging products to go beyond standard password security when accessing box.com. For Box, using Twilio's Programmable Messaging products was an easy and secure way for it to send a two-factor authentication code to its end users. Since implementing a two-factor authentication solution using Twilio's Programmable Messaging products, Box has been able to rapidly and securely verify user identity.

HubSpot

          Situation:    HubSpot provides a cloud-based marketing and sales software platform that enables businesses to deliver an inbound marketing and sales experience. With HubSpot's powerful, easy-to-use and integrated set of applications, businesses can attract, engage and delight customers by delivering inbound experiences that are relevant, helpful and personalized. HubSpot users wanted the ability to connect with leads and convert them into customers without ever leaving HubSpot's platform. However, HubSpot had no way of embedding voice-based customer communications seamlessly into their platform.

          Solution:    With Twilio's Programmable Voice products, HubSpot was able to provide calling from directly inside its platform. A salesperson using HubSpot can make calls and record conversations with just a couple of clicks, allowing the salesperson to focus on delivering a great experience to customers instead of juggling multiple tools. Twilio gave HubSpot the ability to enable calling for its global user base, without building its own communications infrastructure or maintaining commercial agreements with global carriers. Twilio's Programmable Voice products have helped HubSpot fulfill its vision of empowering users to connect with customers and prospects in a helpful and relevant way.

Nordstrom

          Situation:    Nordstrom is a leading fashion specialty retailer with 323 stores in 39 states. Since 1901, Nordstrom has been committed to providing customers with exceptional service, and strives to constantly improve this service. Over time, as mobile device usage has become more prevalent, Nordstrom surveyed customers and found that almost one-third preferred communicating with salespeople via text messaging.

          Solution:    Nordstrom has built a mobile application for its salespeople using several of Twilio's Programmable Messaging products. The app is called TextStyle and allows salespeople to share photographs of merchandise with their customers who then receive the photographs as a regular text or picture message. Customers may then reply via standard text messaging to reserve and even purchase items. The ability to transact via text message has been well received and TextStyle is now available for all Nordstrom salespeople.

OpenTable

          Situation:    OpenTable enables diners to make reservations at over 33,000 restaurants in eight countries. Since its founding in 1998, OpenTable has seated more than 940 million diners. Today, OpenTable seats more than 17 million diners every month.

          Solution:    OpenTable has built applications using several of Twilio's Programmable Messaging products to enable diners and restaurant managers to receive confirmations, notifications and reminders about their restaurant reservations and seating.

ServiceNow

          Situation:    ServiceNow offers service management solutions that monitor the performance of IT systems and automate key processes. IT organizations that use ServiceNow are frequently measured on uptime and time to resolve incidents. ServiceNow customers want to alert their teams immediately when major incidents occur and have the ability to quickly facilitate collaboration to resolve these types of incidents.

          Solution:    In 2013, ServiceNow built an application called Notify using several of Twilio's Programmable Messaging products. ServiceNow Notify provides SMS on the ServiceNow platform for communicating internally with team members and externally with customers and contractors. Notify shortens the timeline for mobilizing resources to begin working on an incident or task by alerting the right individuals using SMS. In 2014, ServiceNow added conference calling to Notify using Twilio's Programmable Voice products, which allowed incident teams to set up a conference call to discuss an incident in real time. ServiceNow Notify helps to reduce response times, minimize service level agreement breaches and improve customer satisfaction.

Uber

          Situation:    Uber has developed a proprietary technology platform that provides lead generation and related services to connect independent providers of transportation services with on-demand requests from riders. Uber's platform is available in 400+ cities in 70 countries, and is expanding to enable the transport of food and packages. What started as an app to request premium black cars in a few metropolitan areas is now changing the logistical fabric of cities around the world. An efficient and localized user experience is core to Uber's vision. In order to fulfill this vision, Uber needed the ability to seamlessly embed communications into its growing portfolio of global applications.

          Solution:    Twilio has provided a communications backbone for Uber's rapid and successful scaling of its business, both geographically and across new products and services, from ride-sharing to on-demand delivery. In 2011, Uber embedded Twilio's Programmable Messaging products into its mobile applications to update riders in real-time about their ride requests. Notifications, such as when a driver partner accepted the rider's request, when the driver partner was arriving or if the ride had been cancelled for any reason, were seamlessly integrated into the application. Soon after this initial deployment of Twilio, Uber added Twilio's Programmable Voice products into its applications to allow driver partners and riders to call each other while using Twilio's phone number masking capabilities to ensure a high level of privacy and safety. Finally, Uber uses Twilio to power phone number verification and driver partner communications.

Zendesk

          Situation:    A Twilio Solution Partner customer, Zendesk offers cloud-based customer support software to over 60,000 customers. Online customer service has the capability to offer faster resolution to customers with greater transparency, but Zendesk realized that people seeking support often want more live human interaction.

          Solution:    Zendesk embedded several of Twilio's Programmable Voice products into its cloud-based customer support solution to create Zendesk Voice. This solution enables Zendesk's customers to easily accept phone calls from their own users and track those calls in the context of all the other interactions with such users that occur over email, text or social networks. Initially, two Zendesk developers spent approximately two months building a prototype of Zendesk Voice using Twilio's Programmable Voice products. When Zendesk Voice debuted five months later in September 2011, Zendesk customers were able to set up a call center in minutes. By building Zendesk Voice, a small team of developers was able to create an elegant, simple and cost-effective customer support experience that companies of all sizes could rapidly implement. Zendesk has since expanded its solution to incorporate other elements of the Twilio platform, including global low latency, global conferencing and audio recording.

Our Employees

          As of March 31, 2016, we had a total of 567 employees, including 78 employees located outside the United States. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Research and Development

          Our research and development efforts are focused on ensuring that our platform is resilient and available to our customers at any time, and on enhancing our existing products and developing new products.

          Our research and development organization is built around small development teams. Our small development teams foster greater agility, which enables us to develop new, innovative products and make rapid changes to our infrastructure that increase resiliency and operational efficiency. Our development teams designed, built and continue to expand our Programmable Communications Cloud, which enables developers to embed voice, messaging, video and authentication capabilities into their applications. Our development teams have also designed, built and continue to expand the software infrastructure that we have deployed to create our Super Network.

          As of March 31, 2016, we had 287 employees in our research and development organization. We intend to continue to invest in our research and development capabilities to extend our platform and bring the power of contextual communications to a broader range of applications, geographies and customers.

Sales and Marketing

          Our sales and marketing teams work together closely to drive awareness and adoption of our platform, accelerate customer acquisition and generate revenue from customers.

          Our go-to-market model is primarily focused on reaching and serving the needs of developers. We are a pioneer of developer evangelism and education and have cultivated a large global developer community. We reach developers through community events and conferences, including our SIGNAL developer conference, to demonstrate how every developer can create differentiated applications incorporating communications using our products.

          Once developers are introduced to our platform, we provide them with a low-friction trial experience. By accessing our easy-to-configure APIs, extensive self-service documentation and customer support team, developers can build our products into their applications and then test such applications through free trials. Once they have decided to use our products beyond the initial free trial period, customers provide their credit card information and only pay for the actual usage of our products. Our self-serve pricing matrix is publicly available and it allows for customers to receive automatic tiered discounts as their usage of our products increases. As customers' use of our products grows larger, some enter into negotiated contracts with terms that dictate pricing, and typically include some level of minimum revenue commitments. Historically, we have acquired the substantial majority of our customers through this self-service model. As customers expand their usage of our platform, our relationships with them often evolve to include business leaders within their organizations. Once our customers reach a certain spending level with us, we support them with account managers or customer success advocates to ensure their satisfaction and expand their usage of our products.

          When potential customers do not have the available developer resources to build their own applications, we refer them to our Solution Partners, who embed our products in their solutions that they sell to other businesses, such as contact centers and sales force and marketing automation.

          We recently began to supplement our self-service model with a sales effort aimed at engaging larger potential customers, strategic leads and existing customers through an enterprise sales approach. Our sales organization targets technical leaders and business leaders who are seeking to leverage software to drive competitive differentiation. As we educate these leaders on the benefits of developing applications incorporating our products to differentiate their business, they often consult with their developers regarding implementation. We believe that developers are often advocates for our products as a result of our developer-focused approach. Our sales organization includes sales development, inside sales and field sales personnel.

          As of March 31, 2016, we had 190 employees in our sales and marketing organization.

Customer Support

          We have designed our products and platform to be self-service and require minimal customer support. To enable seamless self-service, we provide all of our users with helper libraries, comprehensive documentation, how-to's and tutorials. We supplement and enhance these tools with the participation of our engaged developer community. In addition, we provide support options to address the individualized needs of our customers. All developers get free email based support with API status notifications. Our developers also engage with the broader Twilio community to resolve certain issues.

          We also offer three additional paid tiers of email and phone support with increasing levels of availability and guaranteed response times. Our highest tier personalized plan is intended for our largest customers and includes guaranteed response times that vary based on the priority of the request, a dedicated support engineer, a duty manager and quarterly status review. Our support model is global, with 24x7 coverage and support offices located in the United States, the United Kingdom and Estonia. We currently derive an insignificant amount of revenue from fees charged for customer support.

Competition

          The market for Cloud Communications Platform is rapidly evolving and increasingly competitive. We believe that the principal competitive factors in our market are:

  •
  completeness of offering;

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  credibility with developers;

  •
  global reach;

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  ease of integration and programmability;

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  product features;

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  platform scalability, reliability, security and performance;

  •
  brand awareness and reputation;

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  the strength of sales and marketing efforts;

  •
  customer support; and

  •
  the cost of deploying and using our products.

          We believe that we compete favorably on the basis of the factors listed above. We believe that none of our competitors currently compete directly with us across all of our product offerings.

          Our competitors fall into four primary categories:

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  legacy on-premise vendors, such as Avaya and Cisco;

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  regional network service providers that offer limited developer functionality on top of their own physical infrastructure;

  •
  smaller software companies that compete with portions of our product line; and

  •
  SaaS companies that offer prepackaged applications for a narrow set of use cases.

          Some of our competitors have greater financial, technical and other resources, greater name recognition, larger sales and marketing budgets and larger intellectual property portfolios. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or geographies where we do not operate. With the introduction of new products and services and new market entrants, we expect competition to intensify in the future. Moreover, as we expand the scope of our platform, we may face additional competition.

Intellectual Property

          We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of registered and unregistered trademarks to protect our brand.

          As of March 31, 2016, in the United States, we had been issued 35 patents, which expire between 2029 and 2035, and had 49 patent applications pending for examination and 15 pending provisional applications. As of such date, we also had five issued patents and nine patent applications pending for examination in foreign jurisdictions, all of which are related to U.S. patents and patent applications. In addition, as of March 31, 2016, we had two registered trademarks in the United States.

          In addition, we seek to protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

          Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to continue to expand our international operations, and effective intellectual property, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, companies in the communications and technology industries may own large numbers of patents, copyrights and trademarks and may frequently threaten litigation, or file suit against us based on allegations of infringement or other violations of intellectual property rights. We are currently subject to, and expect to face in the future, allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Properties

          Our principal executive office is located in San Francisco, California and consists of approximately 50,000 square feet of space under a lease that expires in April 2018. In addition to our headquarters, we lease space in Mountain View, California, Tallinn, Estonia and Bogota, Colombia as additional research and development offices. We also lease space for additional sales and marketing offices in the following cities: New York, Dublin, London, Munich, Hong Kong and Singapore. Our Dublin office is our international headquarters.

          On January 8, 2016, we entered into a lease agreement, which was subsequently amended, for approximately 90,000 square feet of new office space at 375 Beale Street in San Francisco that will house our principal executive office. This office space will replace our existing principal executive office at 645 Harrison Street in San Francisco, for which the lease expires in April 2018. The term of the new lease is approximately 96 months following the anticipated commencement in October 2016, and the future minimum lease payments range from $0.4 million per month in the first 60 months to $0.5 million per month thereafter. We secured our lease obligation with a $7.4 million letter of credit, which we designated as restricted cash on our balance sheet in January 2016. We have a maximum $8.3 million of tenant improvement allowance available to us under this lease.

          We lease all of our facilities and do not own any real property. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Regulatory

          We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data protection, intellectual property, competition, consumer protection, export taxation or other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation.

          The Telephone Consumer Protection Act of 1991, or TCPA, restricts telemarketing and the use of automatic text messages without proper consent. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations due to the failure of our customers to comply with these laws by obtaining proper consent, we could face direct liability.

Legal Proceedings

          From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

          On April 30, 2015, Telesign Corporation, or Telesign, filed a lawsuit against us in the United States District Court, Central District of California (Telesign I). Telesign alleges that we are infringing three U.S. patents that it holds: U.S. Patent No. 8,462,920, U.S. Patent No. 8,687,038 and U.S. Patent No. 7,945,034. The patent infringement allegations in the lawsuit relate to our Programmable Authentication products, our two-factor authentication use case and an API tool to find information about a phone number. We have petitioned the U.S. Patent and Trademark Office for inter partes review of the patents at issue. On March 9, 2016, the District Court stayed the court case pending the resolution of those proceedings. Subsequently, on March 28, 2016, Telesign filed a second lawsuit against us in the United States District Court, Central District of California (Telesign II), alleging infringement of U.S. Patent No. 9,300,792 held by Telesign. The '792 patent is in the same patent family as the '920 and '038 patents asserted in Telesign I, and the infringement allegations in Telesign II relate to our Programmable Authentication products and our two-factor authentication use case. With respect to each of the patents asserted in Telesign I and Telesign II, the complaints seek, among other things, to enjoin us from allegedly infringing the patents along with damages for lost profits.

          On February 18, 2016, a putative class action complaint was filed in the Alameda County Superior Court in California, entitled Angela Flowers v. Twilio Inc. The complaint alleges that our products permit the interception, recording and disclosure of communications at a customer's request and in violation of the California Invasion of Privacy Act. The complaint seeks injunctive relief as well as monetary damages.

          We intend to vigorously defend these lawsuits and believe we have meritorious defenses to each. However, litigation is inherently uncertain, and any judgment or injunctive relief entered against us or any adverse settlement could negatively affect our business, results of operations and financial condition.

 MANAGEMENT

Executive Officers and Directors

          The following table provides information regarding our executive officers and directors as of March 31, 2016:

Name	Age	Position
Executive Officers:
Jeff Lawson	38	Co-Founder, Chief Executive Officer and Chairman
Roy Ng	37	Chief Operating Officer
Lee Kirkpatrick	55	Chief Financial Officer
Karyn Smith	51	General Counsel
Non-Employee Directors:
Richard Dalzell	58	Director
Byron Deeter	41	Director
Elena Donio	46	Director
James McGeever	49	Director
Scott Raney	46	Director

  Executive Officers

          Jeff Lawson.    Mr. Lawson is one of our founders and has served as our Chief Executive Officer and as a member of our board of directors since April 2008 and has served as the Chairman of our board of directors since November 2015. From 2001 to 2008, Mr. Lawson served as founder and Chief Technology Officer of Nine Star, Inc., a multi-channel retailer of equipment and apparel to the action sports industry. From 2004 to 2005, Mr. Lawson served as Technical Product Manager of Amazon.com, Inc., an electronic commerce and cloud computing company. In 2000, Mr. Lawson served as Chief Technology Officer of StubHub, Inc., an online marketplace for live entertainment events. From 1998 to 2000, Mr. Lawson served in several roles at Versity.com, Inc., a website for college lecture notes, including as founder, Chief Executive Officer and Chief Technology Officer. Mr. Lawson holds a B.S. in Computer Science and Film/Video from the University of Michigan.

          Mr. Lawson was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer, one of our founders and as one of our largest stockholders, as well as his extensive experience as an executive with other technology companies.

          Roy Ng.    Mr. Ng has served as our Chief Operating Officer since September 2014. From February 2012 to August 2014, Mr. Ng served in several roles at SAP America, Inc., or SAP, an enterprise software company, including as Senior Vice President and Chief Operating Officer of SAP's cloud business. From August 2009 to February 2012, Mr. Ng served as Vice President of Global Business Operations at SuccessFactors, Inc., a cloud-based human capital management software company, which was acquired by SAP in 2011. From 2000 to 2009, Mr. Ng served in several roles at Goldman Sachs (Asia) LLC and The Goldman Sachs Group, Inc., including as Vice President in the Investment Banking Division. Mr. Ng holds a B.A. in Political Science and a B.S. in Business Administration from the University of California, Berkeley.

          Lee Kirkpatrick.    Mr. Kirkpatrick has served as our Chief Financial Officer since May 2012. From November 2010 to December 2011, Mr. Kirkpatrick served as Chief Financial Officer of SAY Media, Inc., a digital media and advertising firm formed by the combination of VideoEgg, Inc. and SixApart, Ltd. From 2007 to 2010, Mr. Kirkpatrick served as Chief Operating Officer and Chief Financial Officer of VideoEgg, Inc., an online advertising network. From 2005 to 2006, Mr. Kirkpatrick served as Chief Operating Officer of Kodak Imaging Network at the Eastman Kodak

Company, an imaging company. From 2000 to 2005, Mr. Kirkpatrick served in several roles at Ofoto Inc., an online photography service, which was acquired by Eastman Kodak Company in 2001, including as Chief Operating Officer and Chief Financial Officer. From 1998 to 2000, Mr. Kirkpatrick served as Chief Financial Officer of iOwn, Inc., an online real estate services website, which was acquired by CitiMortgage, Inc. in 2001. From 1997 to 1998, Mr. Kirkpatrick served as Chief Financial Officer of HyperParallel, Inc., a data mining software company, which was acquired by Yahoo! Inc. in 1998. From 1988 to 1997, Mr. Kirkpatrick served in several roles at Reuters Group PLC, a financial information and news service company, including as Manager of Special Projects, District Finance Manager and Director of Finance and Operations. Mr. Kirkpatrick holds a B.S. in Business Administration from the University of Southern California and an M.B.A. from Columbia University.

          Karyn Smith.    Ms. Smith has served as our General Counsel since September 2014. From October 2013 to August 2014, Ms. Smith served as Chief Operating Officer and General Counsel at Peek, Aren't You Curious, Inc., a children's clothing company. From January 2013 to August 2013, Ms. Smith served as General Counsel at Meltwater Group Inc., a software-as-a-service company. From August 2009 to June 2012, Ms. Smith served as Vice President and Deputy General Counsel at Zynga Inc., an online video game company. Prior to Zynga, Ms. Smith was a partner at Cooley LLP, a law firm, where she practiced law for 10 years. Ms. Smith holds a Bachelor of Journalism from the University of Missouri, Columbia and a J.D. from Santa Clara University School of Law.

  Non-Employee Directors

          Richard Dalzell.    Mr. Dalzell has served as a member of our board of directors since 2014. From 1997 to 2007, Mr. Dalzell served in several roles at Amazon.com, Inc., including as Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer. From 1990 to 1997, Mr. Dalzell served in several roles at Wal-Mart Stores, Inc., a discount retailer, including as Vice President of the Information Systems Division. Mr. Dalzell currently serves on the board of directors of Intuit Inc., a software company. Mr. Dalzell previously served on the board of directors of AOL Inc. Mr. Dalzell holds a B.S. in Engineering from the United States Military Academy.

          Mr. Dalzell was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

          Byron Deeter.    Mr. Deeter has served as a member of our board of directors since 2010. Since 2005, Mr. Deeter has served as a partner of Bessemer Venture Partners, a venture capital firm. From 2004 to 2005, Mr. Deeter served as a director at International Business Machines Corporation, or IBM, a technology and consulting company. From 2000 to 2004, Mr. Deeter served in several roles at Trigo Technologies, Inc., a product information management company, which was acquired IBM in 2004, including co-founder, President, Chief Executive Officer and Vice President of Business Development. From 1998 to 2000, Mr. Deeter served as an Associate at TA Associates, a private equity firm. From 1996 to 1998, Mr. Deeter served as an Analyst at McKinsey & Company, a business consulting firm. Mr. Deeter currently serves on the board of directors of Instructure, Inc., an educational technology company. Mr. Deeter previously served on the board of directors of Cornerstone OnDemand, Inc., a talent management software company. Mr. Deeter holds a B.A. in Political Economy from the University of California, Berkeley.

          Mr. Deeter was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of publicly-held and privately-held technology companies.

          Elena Donio.    Ms. Donio has served as a member of our board of directors since 2016. Since 1998, Ms. Donio has served in several roles at Concur Technologies, Inc., a business travel and expense management software company, which was acquired by SAP SE in 2014, including as

President, Executive Vice President and General Manager of Worldwide Small and Mid-Sized Businesses. From 1995 to 1997, Ms. Donio served as Senior Manager at Deloitte Consulting LLP, a professional services firm. From 1992 to 1995, Ms. Donio served as Senior Consultant at Andersen Consulting LLP, a business consulting firm. Ms. Donio holds a B.A. in Economics from the University of California, San Diego.

          Ms. Donio was selected to serve on our board of directors because of her experience as a senior executive of a technology company and her industry experience.

          James McGeever.    Mr. McGeever has served as a member of our board of directors since 2012. Since 2000, Mr. McGeever has served in several roles at NetSuite Inc., a software company, including Chief Financial Officer, Chief Operating Officer and President. From 1998 to 2000, Mr. McGeever served as Controller for Clontech Laboratories, Inc., a biotechnology company, which was acquired by Becton, Dickinson and Company in 1999. From 1994 to 1998, Mr. McGeever served as Corporate Controller for Photon Dynamics, Inc., a capital equipment maker. Mr. McGeever currently serves on the boards of directors of Cornerstone OnDemand, Inc. and NetSuite Inc. Previously, Mr. McGeever worked at Ernst & Young, a professional services firm. Mr. McGeever holds a B.Sc. from the London School of Economics.

          Mr. McGeever was selected to serve on our board of directors because of his operating and management experience with technology companies, including in the areas of finance and accounting.

          Scott Raney.    Mr. Raney has served as a member of our board of directors since 2013. Since 2000, Mr. Raney has served as a partner of Redpoint Ventures, a venture capital firm. Prior to joining Redpoint, Mr. Raney served as Senior Manager of New Products of NorthPoint Communications Group Inc., a data transmission company. Prior to Northpoint, Mr. Raney served as a Consultant for Bain & Company, a business consulting firm. Earlier in his career, Mr. Raney served as Director of Engineering for VideoPort Technologies, Inc., a developer of videoconferencing hardware, and as a member of the Advanced Technology Group of Accenture, a business consulting firm. Mr. Raney holds a B.S.E.E. from Duke University and an M.B.A. from the Harvard Business School.

          Mr. Raney was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of publicly-held and privately-held technology companies.

          Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

          Our board of directors will adopt a code of business conduct and ethics that will apply to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

Board of Directors

          Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of six directors, five of whom qualify as "independent" under the listing standards of the New York Stock Exchange.

          Pursuant to our current certificate of incorporation and amended and restated voting agreement, (i) holders of common stock are entitled to elect two directors, one of which shall be the Chief Executive Officer, (ii) holders of Series A preferred stock are entitled to elect one director, (iii) holders of Series B preferred stock are entitled to elect one director, to be nominated by Bessemer Venture Partners, (iv) holders of Series D preferred stock are entitled to elect one director, to be nominated by Redpoint Omega II, L.P., and (v) holders of preferred stock and common stock, voting together, are entitled to elect the remaining directors, to be nominated by a majority of the other members of our board of directors. Accordingly, our current directors were elected as follows:

  •
  Mr. Lawson was elected as the designee reserved for the person serving as our Chief Executive Officer;

  •
  Ms. Donio was elected as the designee nominated by holders of common stock;

  •
  Mr. Deeter was elected as the designee nominated by Bessemer Venture Partners;

  •
  Mr. Raney was elected as the designee nominated by Redpoint Omega II, L.P.; and

  •
  Messrs. Dalzell and McGeever were elected as the designees nominated and approved by a majority of the other members of our board of directors.

          Our amended and restated voting agreement will terminate and the provisions of our current certificate of incorporation by which our directors were elected will be amended and restated in connection with this offering. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

  Classified Board

          We intend to adopt an amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering. Our amended and restated certificate of incorporation will provide that, immediately after the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders. Our current directors will be divided among the three classes as follows:

  •
  the Class I directors will be Messrs. Dalzell and Raney, and their terms will expire at the annual meeting of stockholders to be held in 2017;

  •
  the Class II directors will be Messrs. Deeter and Lawson, and their terms will expire at the annual meeting of stockholders to be held in 2018; and

  •
  the Class III directors will be Ms. Donio and Mr. McGeever, and their terms will expire at the annual meeting of stockholders to be held in 2019.

          Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

          So long as our board of directors is classified, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

          The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See "Description of Capital Stock—Anti-Takeover Provisions—Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions."

Director Independence

          Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Dalzell, Deeter, McGeever and Raney and Ms. Donio do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."

Committees of the Board of Directors

          Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

  Audit Committee

          Our audit committee consists of Messrs. McGeever and Raney, with Mr. McGeever serving as Chairman. Each member of our audit committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that Mr. McGeever is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. We intend to comply with the listing requirements of the New York Stock Exchange regarding the composition of our audit committee within the transition period for newly public companies. Following the completion of this offering, our audit committee will, among other things:

  •
  select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

  •
  help to ensure the independence and performance of the independent registered public accounting firm;

  •
  discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;

  •
  develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

  •
  review our policies on risk assessment and risk management;

  •
  review related party transactions; and

  •
  approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

          Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange.

  Compensation Committee

          Our compensation committee consists of Ms. Donio and Messrs. McGeever and Deeter, with Ms. Donio serving as Chairwoman. Each member of our compensation committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3, and an outside director, as defined pursuant to Section 162(m) of the Code, or Section 162(m). Following the completion of this offering, our compensation committee will, among other things:

  •
  review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;

  •
  administer our equity compensation plans;

  •
  review and approve, or make recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

  •
  establish and review general policies relating to compensation and benefits of our employees.

          Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange.

  Nominating and Corporate Governance Committee

          Our nominating and governance committee consists of Messrs. Deeter and Dalzell, with Mr. Deeter serving as Chairman. Each member of our nominating and governance committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Following the completion of this offering, our nominating and corporate governance committee will, among other things:

  •
  identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

  •
  evaluate the performance of our board of directors and of individual directors;

  •
  consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

  •
  review developments in corporate governance practices;

  •
  evaluate the adequacy of our corporate governance practices and reporting; and

  •
  develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

          Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing standards of the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

          None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled "Certain Relationships and Related Party Transactions" for information about related party transactions involving members of our compensation committee or their affiliates.

Non-Employee Director Compensation

          We did not pay any compensation or make any equity awards or non-equity awards to any of our non-employee directors during the year ended December 31, 2015. Directors may be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Non-employee directors affiliated with Bessemer Venture Partners, Redpoint Omega II, L.P. and Union Square Ventures 2008, L.P., including Messrs. Deeter, Raney and Wenger (a prior member of our board of directors who resigned from our board of directors in October 2015), did not receive compensation from us for their service as directors. In addition, directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended December 31, 2015, Mr. Lawson, our Chief Executive Officer, was a member of our board of directors, as well as an employee, and thus received no additional compensation for his service as a director. See the section titled "Executive Compensation" for more information about Mr. Lawson's compensation for the fiscal year ended December 31, 2015.

          As of December 31, 2015, Mr. Dalzell held an option to purchase 150,000 shares of our common stock. None of the other non-employee directors held equity awards as of December 31, 2015.

          Prior to this offering, we did not have a formal policy or plan to compensate our non-employee directors. Immediately prior to the completion of this offering, we intend to implement a formal policy pursuant to which our non-employee directors will be eligible to receive the following cash retainers and equity awards:

Annual Retainer for Board Membership
Annual service on the board of directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$9,000
Annual service as chair of the audit committee	$18,000
Annual service as member of the compensation committee (other than chair)	$5,000
Annual service as chair of the compensation committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$3,500
Annual service as chair of the nominating and corporate governance committee	$7,000

          Our policy will provide that, upon initial election to our board of directors, each non-employee director will be granted restricted stock units ("RSUs") having a grant date fair value of $300,000 (the "Initial Grant"). In addition, on the date of each of our annual meetings of stockholders following the completion of this offering, each non-employee director who has been a member of our board of directors for at least six months and who is re-elected to our board of directors at the annual meeting will be granted an annual award of RSUs having a grant date fair value of $150,000 (the "Annual Grant"). The Initial Grant will vest in equal annual installments over three years, subject to continued service as a director through the applicable vesting dates. The Annual Grant will vest in full on the earlier of (i) the anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon a "sale event," as defined in the 2016 Plan.

          Employee directors will receive no additional compensation for their service as a director.

          We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

EXECUTIVE COMPENSATION

Overview

          The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

          The compensation provided to our named executive officers for the fiscal year ended December 31, 2015 is detailed in the 2015 Summary Compensation Table and accompanying footnotes and narrative that follow this section.

          Our named executive officers in the fiscal year ended December 31, 2015, which consisted of our Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer, were:

  •
  Jeffrey Lawson, our Chief Executive Officer and Chairman;

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  Lee Kirkpatrick, our Chief Financial Officer; and

  •
  Karyn Smith, our General Counsel.

2015 Summary Compensation Table

          The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our named executive officers during the fiscal years ended December 31, 2014 and December 31, 2015.

Name and principal position	Year	Salary ($)		Bonus ($)		Stock awards ($)	Option awards ($)(1)	Nonequity incentive compensation ($)		All other compensation ($)	Total ($)
Jeff Lawson	2015	299,783	(2)	15,000	(3)	—	1,897,644	41,125	(4)	—	2,253,552
Chief Executive Officer and	2014	235,000		—		—	—	74,025		—	309,025
Chairman
Lee Kirkpatrick	2015	327,500	(2)	15,000	(3)	—	873,915	48,125	(4)	—	1,264,540
Chief Financial Officer(5)
Karyn Smith	2015	293,750	(2)	15,000	(3)	—	300,302	43,750	(4)	—	652,802
General Counsel	2014	84,295		—		—	735,397	26,250		—	845,942

(1)
The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officer in the fiscal years ended December 31, 2014 and December 31, 2015, as applicable, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the Notes to our Consolidated Financial Statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the stock options.

(2)
Effective July 1, 2015, we terminated our 2015 Bonus Plan. In connection with the termination of the 2015 Bonus Plan, each of our named executive officers received an increase in annual base salary during the fiscal year ended December 31, 2015. Effective July 1, 2015, Mr. Lawson's annual base salary increased from $235,000 to $480,000; however, effective November 1, 2015, upon Mr. Lawson's request, his annual base salary decreased to $133,700. Effective July 1, 2015, Mr. Kirkpatrick's annual base salary increased from $275,000 to $380,000 and Ms. Smith's annual base salary increased from $250,000 to $337,500.

(3)
During the fiscal year ended December 31, 2015, each of our named executive officers received a discretionary bonus equal to $15,000 in connection with the termination of our 2015 Bonus Plan.

(4)
Amounts for Messrs. Lawson and Kirkpatrick and Ms. Smith were earned based on our achievement of certain performance goals, including total revenue, base revenue, gross margin and non-GAAP operating income, in accordance with our 2015 Bonus Plan. Since the 2015 Bonus Plan was terminated effective July 1, 2015, each of our named executive officers received a pro-rata portion of his or her 2015 bonus under the plan.

(5)
Mr. Kirkpatrick was not a named executive officer for the fiscal year ended December 31, 2014, but is a named executive officer for the fiscal year ended December 31, 2015.

Narrative to Summary Compensation Table

  Base Salaries

          For the year ended December 31, 2015, the annual base salaries for each of Messrs. Lawson and Kirkpatrick and Ms. Smith prior to July 1, 2015 were $235,000, $275,000 and $250,000, respectively. Effective July 1, 2015, the annual base salaries for each of Messrs. Lawson and Kirkpatrick and Ms. Smith were increased to $480,000, $380,000 and $337,500, respectively. Mr. Lawson's annual base salary was subsequently decreased to $133,700, effective November 1, 2015, upon Mr. Lawson's request.

  Annual Bonuses

          During the fiscal year ended December 31, 2015, we maintained a 2015 Bonus Plan, which we terminated effective July 1, 2015. For the first half of fiscal year 2015 (from January 1, 2015 through June 30, 2015), each of our named executive officers was eligible to receive a pro-rata portion of an annual bonus based on our achievement of certain performance goals, consisting of total revenue, base revenue, gross margin and non-GAAP operating income, pursuant to our 2015 Bonus Plan. Our compensation committee had sole discretion to determine the calculations of total revenue, base revenue, gross margin and non-GAAP operating income; provided, that such calculations were determined in a reasonable manner. Bonus amounts may not have been increased at the discretion of our compensation committee. For 2015, the target annual bonuses for Messrs. Lawson and Kirkpatrick and Ms. Smith were each equal to 35% of the applicable named executive officer's base salary. Based on the Company's achievement of the relevant performance goals under the 2015 Bonus Plan, our compensation committee determined that the bonuses would be paid at 100% of target for each named executive officer. Such amount was then pro-rated to reflect the fact that the bonus was paid for less than a full year's performance.

  Equity Compensation

          During the fiscal year ended December 31, 2015, we granted options to purchase shares of our common stock to each of our named executive officers, as shown in more detail in the "Outstanding Equity Awards at Fiscal 2015 Year-End" table.

          Prior to the fiscal year ended December 31, 2015, we did not grant any equity awards to Mr. Lawson. During the fiscal year ended December 31, 2014, we granted an option to purchase shares of our common stock to Ms. Smith in connection with her commencement of employment with us. Similarly, we granted an option to purchase shares of our common stock to Mr. Kirkpatrick in 2012 in connection with his commencement of employment with us.

 Outstanding Equity Awards at Fiscal 2015 Year-End

          The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2015:

	Option Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan award: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Jeff Lawson	380,000	(2)	0	—	10.09	12/30/2025
Chief Executive Officer and
Chairman
Lee Kirkpatrick	621,265	(3)	0	—	1.24	5/16/2022
Chief Financial Officer	175,000	(4)	0	—	10.09	12/30/2025
Karyn Smith	239,730	(5)		—	4.73	10/28/2024
General Counsel	60,135	(6)	0	—	10.09	12/30/2025

(1)
Each stock option was granted pursuant to our 2008 Plan and is immediately exercisable. To the extent a named executive officer exercises his or her option prior to vesting, the shares of our common stock that he or she will receive will be unvested and subject to the Company's right of repurchase, which will lapse in accordance with the original vesting schedule of the option. No named executive officer has early exercised his or her options.

(2)
The shares subject to the option vest in equal monthly installments over 48 months following the vesting commencement date (January 15, 2016); provided, that in each case, Mr. Lawson remains continuously employed with us through each applicable vesting date. In the event of a "change in control," as defined in the applicable option agreement, where the successor corporation assumes or substitutes the option, if Mr. Lawson is terminated by us without "cause," as defined in the applicable option agreement, or he resigns for "good reason," as defined in the applicable option agreement, in each case within the period beginning 30 days prior to and ending 12 months following such change in control, then 100% of the then-unvested portion of the option and underlying shares of common stock will become vested. To the extent the successor corporation does not assume or substitute the option in connection with a change in control, the then-unvested portion of the option and underlying shares of common stock will fully vest.

(3)
25% of the shares subject to the option vested on May 7, 2013 and 1/48th of the shares subject to the option will vest on the seventh day of each month thereafter; provided, that Mr. Kirkpatrick remains continuously employed with us through each applicable vesting date. In the event of a "change in control," as defined in the 2008 Plan, if Mr. Kirkpatrick is subject to an "involuntary termination," as defined in Mr. Kirkpatrick's offer letter, within 12 months following such change in control, then 100% of the then-unvested portion of the option and underlying shares of common stock will become vested. To the extent the successor corporation does not assume or substitute the option in connection with a change in control, the then-unvested portion of the option and underlying shares of common stock will fully vest.

(4)
The shares subject to the option vest in equal monthly installments over 34 months following the vesting commencement date (June 15, 2016); provided, that in each case, Mr. Kirkpatrick remains continuously employed with us through each applicable vesting date. In the event of a "change in control," as defined in the applicable option agreement, where the successor corporation assumes or substitutes the option, if Mr. Kirkpatrick is terminated by us without "cause," as defined in the applicable option agreement, or he resigns for "good reason," as defined in the applicable option agreement, in each case within the period beginning 30 days prior to and ending 12 months following such change in control, then 100% of the then-unvested portion of the option and underlying shares of common stock will become vested. To the extent the successor corporation does not assume or substitute the option in connection with a change in control, the then-unvested portion of the option and underlying shares of common stock will fully vest.

(5)
25% of the shares subject to the option vested on September 2, 2015 and 1/48th of the shares subject to the option will vest on the second day of each month thereafter; provided, that Ms. Smith remains continuously employed with us through each applicable vesting date. In the event of a transfer of the company where the successor corporation assumes or substitutes the option, if Ms. Smith is terminated by us without "cause," as defined in Ms. Smith's offer letter, or she resigns for "good reason," as defined in Ms. Smith's offer letter, in each case within 12 months following such transfer, then 100% of the then-unvested portion of the option and underlying shares of common stock will become vested. To the extent the successor corporation does not assume or substitute the option in connection with a change in control, the then-unvested portion of the option and underlying shares of common stock will fully vest.

(6)
The shares subject to the option vest in equal monthly installments over 48 months following the vesting commencement date (January 15, 2016); provided, that in each case, Ms. Smith remains continuously employed with us through each applicable vesting date. In the event of a "change in control," as defined in the applicable option agreement, where the successor corporation assumes or substitutes the option, if Ms. Smith is terminated by us without "cause," as defined in the applicable option agreement, or she resigns for "good reason," as defined in the applicable option agreement, in each case within the period beginning 30 days prior to and ending 12 months following such change in control, then 100% of the then-unvested portion of the option and underlying shares of common stock will become vested. To the extent the successor corporation does not assume or substitute the option in connection with a change in control, the then-unvested portion of the option and underlying shares of common stock will fully vest.

          In February 2016, our board of directors approved a grant of restricted stock units to each of our named executive officers. Such restricted stock units are subject to both a time-based vesting condition as well as a performance-based vesting condition (i.e., the earlier of a change in control of our company or our initial public offering).

Executive Employment Arrangements

  Executive Employment Arrangements

          We initially entered into offer letters with each of the named executive officers, except for Mr. Lawson, in connection with his or her employment with us, which set forth the terms and conditions of employment of each individual, including base salary, target annual bonus opportunity and standard employee benefit plan participation. In addition, these offer letters provided for certain payments and benefits in the event of an involuntary termination of employment following a change in control of the Company. In connection with the offering, we adopted a new executive severance plan, or the Executive Severance Plan, which becomes effective immediately prior to the time that the registration statement of which this prospectus forms a part is declared effective by the SEC. Each of the named executive officers, including Mr. Lawson, may participate in the Executive Severance Plan, as further described below. The Executive Severance Plan will provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, and will replace the severance provisions in the named executive officers' offer letters, if any.

  Executive Severance Plan

          The Executive Severance Plan provides that upon a termination by us for any reason other than for "cause," as defined in the Executive Severance Plan, death or disability outside of the change in control period (i.e., the period beginning 30 days prior to and ending 12 months after, a "change in control," as defined in the Executive Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to nine months of base salary for our Chief Executive Officer and six months of base salary for the other participants, and (ii) a monthly cash payment equal to our contribution towards health insurance for up to nine months for our Chief Executive Officer and up to six months for the other participants.

          The Executive Severance Plan also provides that upon a (i) termination by us other than for cause, death or disability or (ii) a resignation for "good reason," as defined in the Executive Severance Plan, in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the Company, (i) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer and 12 months of base salary for the other participants, (ii) a monthly cash payment equal to our contribution towards health insurance for up to 18 months for our Chief Executive Officer and up to 12 months for the other participants and (iii) full accelerated vesting of all outstanding and unvested equity award held by such participant; provided, that any unvested and outstanding equity awards subject to performance conditions will be deemed satisfied at the target levels specified in the applicable award agreements.

          The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him or her.

  Offer Letters in Place During the Fiscal Year Ended December 31, 2015 for Named Executive Officers

  Jeff Lawson

          Mr. Lawson did not enter into an offer letter or employment agreement with us prior to this offering.

  Lee Kirkpatrick

          On April 24, 2012, we entered into an offer letter with Mr. Kirkpatrick, who currently serves as our Chief Financial Officer. The offer letter provided for Mr. Kirkpatrick's at-will employment and set forth his initial annual base salary, target bonus and an initial option grant, as well as his eligibility to participate in our benefit plans generally. Mr. Kirkpatrick's initial option grant covered 674,676 shares of our common stock and vests with respect to 25% of the shares subject thereto on the first anniversary of the vesting commencement date and 1/48th of the shares subject thereto each month thereafter, subject to Mr. Kirkpatrick's continued service to the Company on each applicable vesting date. In the event that control of the Company is transferred and Mr. Kirkpatrick's employment is involuntarily terminated within 12 months following the transfer, the vesting of the then-unvested shares subject to his initial option will accelerate in full. Mr. Kirkpatrick is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

  Karyn Smith

          On July 30, 2014, we entered into an offer letter with Ms. Smith, who currently serves as our General Counsel. The offer letter provided for Ms. Smith's at-will employment and set forth her initial annual base salary, target bonus and an initial option grant, as well as her eligibility to participate in our benefit plans generally. Ms. Smith's initial option grant covered 239,730 shares of our common stock and vests with respect to 25% of the shares subject thereto on the first anniversary of the vesting commencement date and 1/48th of the shares subject thereto each month thereafter, subject to Ms. Smith's continued service to the Company on each applicable vesting date. In the event that control of the Company is transferred and Ms. Smith's employment is terminated without "cause," as defined in Ms. Smith's offer letter, or she resigns for "good reason," as defined in Ms. Smith's offer letter, in each case on or within 12 months following the transfer, the vesting of the then-unvested shares shall accelerate in full. The offer letter also provided Ms. Smith with the following severance benefits if she is terminated by us without "cause," as defined in the offer letter, or she resigns for "good reason," as defined in the offer letter, each on or within 12 months following a "change in control," as defined in the offer letter, subject to the delivery of an effective release of claims in favor of the Company and its affiliates: (i) a lump sum cash payment equal to three months' base salary; and (ii) up to three months of Company-paid monthly premiums for COBRA continuation. Ms. Smith is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Employee Benefits and Stock Plans

  2016 Stock Option and Incentive Plan

          Our 2016 Plan has been adopted by our board of directors and is expected to be approved by our stockholders and will become effective the day before the date that the registration statement of which this prospectus is part is declared effective by the SEC. The 2016 Plan will replace the 2008 Plan, as our board of directors is expected to determine not to make additional awards under the 2008 Plan following the completion of our initial public offering. However, the 2008 Plan will continue to govern outstanding equity awards granted thereunder. The 2016 Plan will allow the compensation committee to make equity-based incentive awards to our officers, employees, directors and other key persons, including consultants.

          Authorized Shares.    We will initially reserve 11,500,000 shares of our Class A common stock for the issuance of awards under the 2016 Plan (the "Initial Limit"). The 2016 Plan will provide that the number of shares reserved and available for issuance under the 2016 Plan will automatically increase each January 1, beginning on January 1, 2017, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee (the "Annual Increase"). This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares we issue under the 2016 Plan will be authorized but unissued shares or shares that we reacquire. The shares of Class A and Class B common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2016 Plan and the 2008 Plan will be added back to the shares of Class A common stock available for issuance under the 2016 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). Stock options and stock appreciation rights with respect to no more than 11,500,000 shares of Class A common stock may be granted to any one individual in any one calendar year. The maximum number of shares that may be issued as incentive stock options in any one calendar year period may not exceed the Annual Limit cumulatively increased on January 1, 2017 and on each January 1 thereafter by the lesser of the Annual Increase for such year, or 5,750,000 shares. The value of all awards issued under the 2016 Plan and all other cash compensation paid by us to any non-employee director in any calendar year cannot exceed $750,000.

          Administration.    The 2016 Plan will be administered by our compensation committee. Our compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2016 Plan.

          Eligibility.    Persons eligible to participate in the 2016 Plan will be those full or part-time officers, employees, non-employee directors and other key persons, including consultants, as selected from time to time by our compensation committee in its discretion.

          Options.    The 2016 Plan will permit the granting of both options to purchase Class A common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.

          Stock Appreciation Rights.    Our compensation committee will be able to award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Class A common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

          Restricted Stock and Restricted Stock Units.    Our compensation committee will be able to award restricted shares of Class A common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

          Unrestricted Stock Awards.    Our compensation committee will also be able to grant shares of Class A common stock that are free from any restrictions under the 2016 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

          Performance-Share Awards.    Our compensation committee will be able to grant performance share awards to participants that entitle the recipient to receive awards of Class A common stock upon the achievement of certain performance goals and such other conditions as our compensation committee shall determine.

          Dividend Equivalent Rights.    Our compensation committee will be able to grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A common stock.

          Cash-Based Awards.    Our compensation committee will be able to grant cash bonuses under the 2016 Plan to participants, subject to the achievement of certain performance goals.

          Performance-Based Compensation.    Our compensation committee will be able to grant awards of restricted stock, restricted stock units, performance share awards or cash-based awards under the 2016 Plan that are intended to qualify as "performance-based compensation" under Section 162(m) of the Code. Such awards will only vest or become payable upon the attainment of performance goals that are established by our compensation committee and related to one or more performance criteria. The performance criteria that could be used with respect to any such awards include: sales or revenue or bookings; sales or revenue or bookings mix; sales or market shares; expense; margins; operating efficiency; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); operating income (loss); earnings (loss) per share of common stock; working capital; operating cash flow (funds from operations) and free cash flow; customer satisfaction, Net Promoter Score; customer account churn; number of customer accounts; customer account retention and expansion; return on sales, gross or net profit levels; return on capital, assets, equity, or investment;

changes in the market price of our common stock; total shareholder return; quality and reliability; productivity; economic value-added; and acquisitions or strategic transactions, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. From and after the time that we become subject to Section 162(m) of the Code, the maximum award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code that may be made to certain of our officers during any one calendar year period is 11,500,000 shares of Class A common stock with respect to a share-based award and $5 million with respect to a cash-based award.

          Sale Event.    The 2016 Plan will provide that upon the effectiveness of a "sale event," as defined in the 2016 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2016 Plan. To the extent that awards granted under the 2016 Plan are not assumed or continued or substituted by the successor entity, all unvested awards granted under the 2016 Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not exercisable immediately prior to the sale event will become fully exercisable as of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator's discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the 2016 Plan upon a sale event, we may make or provide for a cash payment to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights.

          Amendment.    Our board of directors will be able to amend or discontinue the 2016 Plan and our compensation committee will be able to amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder's consent. The compensation committee is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants. Certain amendments to the 2016 Plan will require the approval of our stockholders.

          No awards may be granted under the 2016 Plan after the date that is 10 years from the date of stockholder approval of the 2016 Plan. No awards under the 2016 Plan have been made prior to the date hereof.

  2008 Stock Option Plan, as amended and restated

          Our board of directors adopted, and our stockholders approved, our 2008 Plan in April 2008, which has subsequently been amended and restated. Our 2008 Stock Plan allowed for the grant of incentive stock options to our employees and any of our parent and subsidiary corporations' employees, and for the grant of nonqualified stock options and restricted stock unit awards to employees, officers, directors and consultants of ours and our parent and subsidiary corporations.

          Authorized Shares.    No shares will be available for future issuance under the 2008 Plan following the closing of this offering. However, our 2008 Plan will continue to govern outstanding awards granted thereunder. As of March 31, 2016, options to purchase 16,704,752 shares of our Class B common stock remained outstanding under our 2008 Plan at a weighted-average exercise price of approximately $5.57 per share.

          Administration.    Our board of directors currently administers our 2008 Plan. Subject to the provisions of our 2008 Plan, the administrator has the power to interpret and administer our 2008 Plan and any agreement thereunder and to determine the terms of awards, including the recipients, the number of shares subject to each award, the exercise price, if any, the vesting schedule applicable to the awards together with any vesting acceleration and the terms of the award agreement for use under our 2008 Plan. The administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants.

          Options.    Stock options may have been granted under our 2008 Plan. The exercise price per share of all options must have equaled at least 100% of the fair market value per share of our Class B common stock on the date of grant. The term of an incentive stock option may not have exceeded 10 years. An incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of our stock on the date of grant, or any parent or subsidiary corporations, may not have had a term in excess of five years and must have an exercise price of at least 110% of the fair market value per share of our Class B common stock on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or certain other property or other consideration acceptable to the administrator. After a participant's termination of service, the participant generally may exercise his or her options, to the extent vested as of such date of termination, for 30 days after termination or such longer period of time as specified in the applicable option agreement. If termination is due to death or disability, the option generally will remain exercisable, to the extent vested as of such date of termination, until the six-month anniversary of such termination. However, in no event may an option be exercised later than the expiration of its term.

          RSUs.    RSUs may have been granted under our 2008 Plan. An RSU is an award that covers a number of shares of our Class B common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. The administrator determines the terms and conditions of RSUs, including the number of units granted, the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment.

          Transferability or Assignability of Awards.    Our 2008 Plan generally does not allow for the transfer or assignment of awards, other than, at the discretion of the administrator, by will or the laws of descent and distribution, by gift to an immediate family member, or by instrument to an inter vivos or testamentary trust in which the award is passed to beneficiaries upon the death of the grantee.

          Certain Adjustments.    In the event of certain changes in our capitalization, the exercise prices of and the number of shares subject to outstanding options, and the purchase price of and the numbers of shares subject to outstanding awards will be proportionately adjusted, subject to any required action by our board of directors or stockholders.

          Change in Control; Dissolution or Liquidation.    The 2008 Plan provides that upon the effectiveness of a "change in control," as defined in the 2008 Plan, an acquirer or successor entity shall assume or substitute for the outstanding awards under the 2008 Plan. To the extent that awards granted under the 2008 Plan are not assumed or substituted by the successor entity, the 2008 Plan provides that all options and all other unvested awards granted under the 2008 Plan shall terminate; however, the award agreements under the 2008 Plan provide that such awards shall become fully vested, exercisable and non-forfeitable, as applicable. In the event of a proposed dissolution or liquidation of the company, the plan administrator may provide that individuals holding options will be permitted to exercise such options until 15 days prior to the transaction, including unvested options. In addition, the plan administrator may provide that any company repurchase option applicable to any shares purchased upon exercise of an option will lapse as to all such shares and that all RSUs will fully vest.

          Our board of directors has determined not to grant any further awards under the 2008 Plan after the completion of the offering. Following the consummation of our initial public offering, we expect to make future awards under the 2016 Plan.

  2016 Employee Stock Purchase Plan

          Our ESPP has been adopted by our board of directors and is expected to be approved by our stockholders and will become effective the day before the date that the registration statement of which this prospectus is part is declared effective by the SEC. The ESPP will initially reserve and authorize the issuance of up to a total of 2,400,000 shares of Class A common stock to participating employees. The ESPP will provide that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2017, by the lesser of 1,800,000 shares of our Class A common stock, 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

          All employees whose customary employment is for more than 20 hours per week will be eligible to participate in the ESPP. Any employee who owns 5% or more of the total combined voting power or value of all classes of stock will not be eligible to purchase shares under the ESPP.

          We will make one or more offerings, consisting of one or more purchase periods, each year to our employees to purchase shares under the ESPP. The first offering will begin on the effective date of the registration statement of which this prospectus is part and, unless otherwise determined by the administrator of the ESPP, will end on the following May 15th. Each eligible employee as of the effective date of the registration statement for the offering will be deemed to be a participant in the ESPP at that time and must authorize payroll deductions or other contributions by submitting an enrollment form by the deadline specified by the plan administrator. Subsequent offerings will usually begin every six months and will continue for six-month periods, referred to as offering periods. Each eligible employee may elect to participate in any subsequent offering by submitting an enrollment form at least 15 days before the relevant offering date.

          Each employee who is a participant in the ESPP may purchase shares by authorizing contributions of up to 15% of his or her compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated contributions will be used to purchase shares on the last business day of the purchase period at a price equal to 85% of the fair market value of the shares on the first business day of the offering period or the last business day of the purchase period, whichever is lower, provided that no more than 5,000 shares of Class A common stock (or a lesser number as established by the plan administrator in advance of the purchase period) may be purchased by any one employee during each purchase period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of shares of Class A common stock, valued at the start of the offering period, under the ESPP for each calendar year in which a purchase right is outstanding.

          The accumulated contributions of any employee who is not a participant on the last day of a purchase period will be refunded. An employee's rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.

          The ESPP may be terminated or amended by our board of directors at any time, but shall automatically terminate on the 10 year anniversary of this offering. An amendment that increases the number of shares of Class A common stock that are authorized under the ESPP and certain other amendments will require the approval of our stockholders. The plan administrator may adopt subplans under the ESPP for employees of our non-U.S. subsidiaries who may participate in the ESPP and may permit such employees to participate in the ESPP on different terms, to the extent permitted by applicable law.

  401(k) Plan

          We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan's related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled "Management" and "Executive Compensation" and the registration rights described in the section titled "Description of Capital Stock—Registration Rights," the following is a description of each transaction since January 1, 2012 and each currently proposed transaction in which:

  •
  we have been or are to be a participant;

  •
  the amount involved exceeded or exceeds $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity Financings

  Series C Convertible Preferred Stock Financing

          In August 2011, January 2012, April 2012 and May 2012, we issued an aggregate of 8,452,864 shares of our Series C convertible preferred stock at a purchase price of $2.98715 per share for an aggregate purchase price of $25.3 million. The following table summarizes purchases of our Series C convertible preferred stock by holders of more than 5% of our capital stock and their affiliated entities and our directors. None of our executive officers purchased shares of Series C convertible preferred stock.

Stockholder	Shares of Series C Convertible Preferred Stock	Total Purchase Price
Entities affiliated with Bessemer Venture Partners(1)	6,025,808	$17,999,992
Union Square Ventures 2008, L.P.(2)	1,087,992	$3,249,995
The James and Linda McGeever Revocable Trust(3)	251,074	$749,996

(1)
Byron Deeter, a member of our board of directors, is a partner of Bessemer Venture Partners. Affiliates of Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information include Bessemer Venture Partners VII L.P., Bessemer Venture Partners VII Institutional L.P. and BVP VII Special Opportunity Fund L.P.

(2)
Albert Wenger, a former member of our board of directors who resigned from our board of directors in October 2015, is a partner of Union Square Ventures.

(3)
James McGeever, a member of our board of directors, is a trustee of The James and Linda McGeever Revocable Trust.

  Series D Convertible Preferred Stock Financing

          On May 16, 2013, we issued an aggregate of 9,440,324 shares of our Series D convertible preferred stock at a purchase price of $7.415 per share for an aggregate purchase price of $70.0 million. The following table summarizes purchases of our Series D convertible preferred stock by holders of more than 5% of our capital stock and their affiliated entities and our directors. None of our executive officers purchased shares of Series D convertible preferred stock.

Stockholder	Shares of Series D Convertible Preferred Stock	Total Purchase Price
Entities affiliated with Bessemer Venture Partners(1)	5,156,216	$38,233,342
Entities affiliated with Redpoint Ventures(2)	3,146,774	$23,333,329

(1)
Byron Deeter, a member of our board of directors, is a partner of Bessemer Venture Partners. Affiliates of Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information include Bessemer Venture Partners VII L.P., Bessemer Venture Partners VII Institutional L.P. and BVP VII Special Opportunity Fund L.P.

(2)
Scott Raney, a member of our board of directors, is a partner of Redpoint Ventures. Affiliates of Redpoint Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information include Redpoint Omega II, L.P. and Redpoint Omega Associates II, LLC.

  Series E Convertible Preferred Stock Financing

          In April 2015, May 2015 and July 2015, we issued an aggregate of 11,494,249 shares of our Series E convertible preferred stock at a purchase price of $11.31 per share for an aggregate purchase price of $130.0 million. The following table summarizes purchases of our Series E convertible preferred stock by holders of more than 5% of our capital stock and their affiliated entities and our directors. None of our executive officers purchased shares of Series E convertible preferred stock.

Stockholder	Shares of Series E Convertible Preferred Stock	Total Purchase Price
Entities affiliated with Fidelity(1)	4,420,866	$49,999,994
Entities affiliated with Bessemer Venture Partners(2)	88,417	$999,996
Entities affiliated with Redpoint Ventures(3)	44,208	$499,992

(1)
Affiliates of Fidelity holding our securities whose shares are aggregated for purposes of reporting share ownership information include Fidelity Securities Fund: Fidelity OTC Portfolio, Fidelity Contrafund Commingled Pool, Fidelity Contrafund: Fidelity Advisor New Insights Fund, Fidelity Contrafund: Fidelity Contrafund, Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund and Fidelity Contrafund: Fidelity Advisor Series Opportunistic Insights Fund.

(2)
Byron Deeter, a member of our board of directors, is a partner of Bessemer Venture Partners. Affiliates of Bessemer Venture Partners holding our securities whose shares are aggregated for purposes of reporting share ownership information include Bessemer Venture Partners VII L.P., Bessemer Venture Partners VII Institutional L.P. and BVP VII Special Opportunity Fund L.P.

(3)
Scott Raney, a member of our board of directors, is a partner of Redpoint Ventures. Affiliates of Redpoint Ventures holding our securities whose shares are aggregated for purposes of reporting share ownership information include Redpoint Omega II, L.P. and Redpoint Omega Associates II, LLC.

Stock Repurchases

  2013 Repurchase

          In May 2013, we repurchased an aggregate of 1,498,464 shares of our outstanding common stock from holders of our common stock, at a purchase price of $6.67 per share for an aggregate purchase price of $10.0 million, which we refer to as the 2013 Repurchase. The following table summarizes our repurchases of common stock from our directors and executive officers in the 2013 Repurchase.

Name	Title	Shares of Common Stock	Aggregate Purchase Price
Jeff Lawson	Chief Executive Officer and Chairman	952,320	$6,355,308
Evan Cooke(1)	Director	203,392	$1,357,337

(1)
Mr. Cooke resigned from our board of directors in November 2015.

  2015 Repurchase

          In August 2015, we repurchased an aggregate of 2,235,072 shares of our outstanding common stock, Series A preferred stock and Series B preferred stock, from holders of our common stock, Series A preferred stock and Series B preferred stock, at a purchase price of $10.18 per share for an aggregate purchase price of $22.8 million, which we refer to as the 2015 Repurchase. The following table summarizes our repurchases of common stock from our directors and executive officers in the 2015 Repurchase.

Name	Title	Shares of Common Stock	Aggregate Purchase Price
Jeff Lawson	Chief Executive Officer and Chairman	914,638	$9,310,100
Lee Kirkpatrick	Chief Financial Officer	53,411	$543,671
Evan Cooke(1)	Director	300,000	$3,053,700

(1)
Mr. Cooke resigned from our board of directors in November 2015.

Investors' Rights Agreement

          We are party to an investors' rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the investors' rights agreement include entities affiliated with Jeff Lawson and James McGeever, both our current directors, Evan Cooke, a former director, and entities affiliated with Fidelity, Bessemer Venture Partners, Redpoint Ventures and Union Square Ventures. See the section titled "Description of Capital Stock—Registration Rights."

Right of First Refusal

          Pursuant to our current bylaws, certain of our equity compensation plans and certain agreements with our stockholders, including a right of first refusal and co-sale agreement, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon completion of this offering. The parties to the right of first refusal and co-sale agreement include entities affiliated with Jeff Lawson, our chief executive officer and a current director, Evan Cooke, a former director, and entities affiliated with Fidelity, Bessemer Venture Partners, Redpoint Ventures and Union Square Ventures.

Voting Agreement

          We are party to a voting agreement under which certain holders of our capital stock have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Upon completion of this offering, the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors. The parties to the voting agreement include entities affiliated with Jeff Lawson and James McGeever, both our current directors, Evan Cooke, a former director, and entities affiliated with Fidelity, Bessemer Venture Partners, Redpoint Ventures and Union Square Ventures.

          Other than as described above under this section titled "Certain Relationships and Related Party Transactions," since January 1, 2012, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's-length dealings with unrelated third parties.

Limitation of Liability and Indemnification of Officers and Directors

          We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  any breach of their duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which they derived an improper personal benefit.

          Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

          In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

          Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

          The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

          We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

          The underwriting agreement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

          Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove any related party transactions.

PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 31, 2016, and as adjusted to reflect the sale of our Class A common stock offered by us in this offering assuming no exercise of the underwriters' option to purchase additional shares of our Class A common stock from us, for:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our current directors and executive officers as a group; and

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

          We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

          We have based our calculation of the percentage of beneficial ownership prior to this offering on no shares of our Class A common stock and 72,200,793 shares of our Class B common stock outstanding as of March 31, 2016, which includes 54,508,441 shares of our Class B common stock resulting from the automatic conversion of all outstanding shares of our convertible preferred stock into our common stock immediately prior to the completion of this offering, as if this conversion had occurred as of March 31, 2016. We have based our calculation of the percentage of beneficial ownership after this offering on           shares of our Class A common stock and 72,200,793 shares of our Class B common stock outstanding immediately after the completion of this offering, assuming that the underwriters will not exercise their option to purchase up to an additional           shares of our Class A common stock from us in full. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2016 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our Class B common stock subject to restricted stock units for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2016 to be outstanding and to be beneficially owned by the person holding the restricted stock units for the purpose of computing the percentage ownership of that person. In addition, for restricted stock units that contain a vesting condition that is contingent upon completion of this offering, we have assumed that such condition has been met. However, we did not deem these shares subject to stock options or restricted stock units outstanding for the purpose of computing the percentage ownership of any other person.

          Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twilio Inc., 645 Harrison Street, Third Floor, San Francisco, California 94107.

		Percentage of Shares Beneficially Owned		Percentage of Total Voting Power
	Number of Shares Beneficially Owned
Name of Beneficial Owner		Before the Offering	After the Offering	Before the Offering	After the Offering
Named Executive Officers and Directors:
Jeff Lawson(1)	8,623,617	11.9%		11.9%
Lee Kirkpatrick(2)	796,265	1.1%		1.1%
Karyn Smith(3)	301,744	*		*
Richard Dalzell(4)	150,000	*		*
Byron Deeter(5)	20,564,344	28.5%		28.5%
Elena Donio	—	*		*
James McGeever(6)	485,744	*		*
Scott Raney(7)	3,356,649	4.6%		4.6%
All executive officers and directors as a group (9 persons)(8)	35,585,982	47.4%		47.4%
5% Stockholders:
Entities affiliated with Bessemer Venture Partners(9)	20,564,344	28.5%		28.5%
Entities affiliated with Fidelity(10)	4,420,866	6.1%		6.1%
Entities affiliated with Union Square Ventures(11)	9,818,262	13.6%		13.6%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our capital stock.

(1)
Consists of (i) 7,050,037 shares of Class B common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (ii) 359,078 shares of Class B common stock held of record by the Lawson 2014 Irrevocable Trust, Commonwealth Trust Company, as trustee, (iii) 822,627 shares of Class B common stock held of record by Mr. Lawson, as trustee of the Lawson 2014 GRAT, (iv) 380,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2016 and (v) 11,875 shares of Class B common stock subject to outstanding restricted stock units for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2016. Mr. Lawson serves on an investment committee that holds voting and dispositive power over the Lawson 2014 Irrevocable Trust. In addition, Mr. Lawson has the power to substitute shares held in the Lawson 2014 Irrevocable Trust with property having equal value.

(2)
Consists of 796,265 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2016.

(3)
Consists of (i) 21,141 shares of Class B common stock held of record by Ms. Smith, (ii) 278,724 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2016 and (iii) 1,879 shares of Class B common stock subject to outstanding restricted stock units for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2016.

(4)
Consists of 150,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2016.

(5)
Consists of shares held by the BVP Entities identified in footnote 9. Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII Ltd. and hold the voting and dispositive power for the BVP Entities. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer VII Ltd. acting as an investment committee.

(6)
Consists of (i) 234,670 shares of Class B common stock held of record by Mr. McGeever and (ii) 251,074 shares of Class B common stock held of record by The James and Linda McGeever Revocable Trust.

(7)
Consists of (i) 3,255,952 shares of Class B common stock held of record by Redpoint Omega II, L.P. ("Redpoint Omega II") and (ii) 100,697 shares of Class B common stock held of record by Redpoint Omega Associates II LLC ("Redpoint Omega Associates II"). Redpoint Omega II, LLC is the general partner of Redpoint Omega II. Mr. Raney, one of our directors, is one of the managing directors of Redpoint Omega II, LLC and shares voting and dispositive power with respect to the shares held directly by Redpoint Omega II. Mr. Raney is one of the managers of Redpoint Omega Associates II and shares voting and dispositive power with respect to the shares held directly by Redpoint Omega Associates II.

(8)
Consists of (i) 2,869,467 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2016 and (ii) 13,754 shares of Class B common stock subject to outstanding restricted stock units for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2016.

(9)
Consists of (i) 2,823,048 shares of Class B common stock held of record by Bessemer Venture Partners VII Institutional L.P., (ii) 10,888,911 shares of Class B common stock held of record by BVP VII Special Opportunity Fund L.P., (iii) 6,452,683 shares of Class B common stock held of record by Bessemer Venture Partners VII L.P. and (iv) 399,702 shares of Class B common stock held of record by 15 Angels, LLC, a wholly owned subsidiary of Bessemer Venture Partners VII Institutional L.P. (collectively, the "BVP Entities"). Each of Deer VII & Co. L.P. ("Deer VII L.P."), the general partner of the BVP Entities, and Deer VII & Co. Ltd. ("Deer VII Ltd."), the general partner of Deer VII L.P., has voting and dispositive power over the shares held by the BVP Entities. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII Ltd. Investment and voting decisions with respect to the shares held by the BVP Entities are made by the directors of Deer VII Ltd. acting as an investment committee. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(10)
Consists of (i) 351,811 shares of Class B common stock held of record by Fidelity Securities Fund: Fidelity OTC Portfolio, (ii) 197,190 shares of Class B common stock held of record by Fidelity Contrafund Commingled Pool, (iii) 751,240 shares of Class B common stock held of record by Fidelity Contrafund: Fidelity Advisor New Insights Fund, (iv) 22,702 shares of Class B common stock held of record by Fidelity Contrafund: Fidelity Advisor Series Opportunistic Insights Fund, (v) 2,935,814 shares of Class B common stock held of record by Fidelity Contrafund: Fidelity Contrafund and (vi) 162,109 shares of Class B common stock held of record by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund (collectively, the "Fidelity Entities"). The Fidelity Entities are managed by direct or indirect subsidiaries of FMR LLC. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Entities advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Entities' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address for each of these entities, except for Fidelity Securities Fund: Fidelity OTC Portfolio, is c/o Brown Brothers Harriman & Co., 525 Washington Blvd, Jersey City NJ 07310. The address for Fidelity Securities Fund: Fidelity OTC Portfolio is The Northern Trust Company, Attn: Trade Securities Processing, C-1N, 801 South Canal Street, Chicago, IL 60607.

(11)
Consists of 9,818,262 shares of Class B common stock held of record by Union Square Ventures 2008, L.P. ("USV 2008"). Union Square GP 2008, L.L.C. ("USV GP") is the general partner of USV 2008 and has sole voting and investment power with regard to the shares held directly by USV 2008. Fred Wilson, Brad Burnham and Albert Wenger are the managing members of USV GP and, therefore, share voting and investment power with regard to the shares held directly by USV 2008. The address for Union Square Ventures is 915 Broadway, 19th Floor, New York, NY 10010.

 DESCRIPTION OF CAPITAL STOCK

General

          The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled "Description of Capital Stock," you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and amended and restated investors' rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of 1,200,000,000 shares of capital stock, $0.001 par value per share, of which:

  •
  1,000,000,000 shares are designated as Class A common stock;

  •
  100,000,000 shares are designated as Class B common stock; and

  •
  100,000,000 shares are designated as preferred stock.

          Assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our Class A and Class B common stock, which will occur immediately prior to the completion of this offering, as of March 31, 2016, there are no shares of our Class A common stock outstanding, 72,200,793 shares of our Class B common stock outstanding held by 274 stockholders of record, and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.

Common Stock

  Dividend Rights

          Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled "Dividend Policy."

  Voting Rights

          Holders of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect at the closing of the offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms.

  No Preemptive or Similar Rights

          Our Class A and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.

  Right to Receive Liquidation Distributions

          If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

  Conversion

          Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the closing of this offering, except for certain permitted transfers described in our amended and restated certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations, and other entities exclusively owned by the stockholder or their family members. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued.

          All the outstanding shares of Class A and Class B common stock will convert automatically into shares of a single class of common stock on the earlier of the date that is seven years from the date of this prospectus or the date the holders of two-thirds of our Class B common stock elect to convert the Class B common stock to Class A common stock. Following such conversion, each share of common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted into a single class of common stock, the Class A and Class B common stock may not be reissued.

  Fully Paid and Non-Assessable

          In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued pursuant to this offering will be fully paid and non-assessable.

Preferred Stock

          Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A or Class B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.

Options

          As of March 31, 2016, we had outstanding options to purchase an aggregate of 16,704,752 shares of our Class B common stock, with a weighted-average exercise price of approximately $5.57 per share, under our equity compensation plans. After March 31, 2016, we issued options to purchase an aggregate of 671,550 shares of our Class B common stock, with a weighted-average exercise price of $10.30 per share, under our 2008 Plan.

Restricted Stock Units

          As of March 31, 2016, we had outstanding restricted stock units ("RSUs") of 573,800 shares under our equity compensation plans. After March 31, 2016, we issued RSUs for an aggregate of 130,375 shares of our Class B common stock under our 2008 Plan.

Registration Rights

          After the completion of this offering, certain holders of our Class B common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our Amended and Restated Investors' Rights Agreement, or IRA, dated as of December 18, 2009, as most recently amended on April 24, 2015. We and certain holders of our preferred stock are parties to the IRA. The registration rights set forth in the IRA will expire five years following the completion of this offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144(b)(1)(i) of the Securities Act or holds one percent or less of our common stock and is able to sell all of its Registrable Securities, as defined in the IRA, pursuant to Rule 144 of the Securities Act during any 90-day period. We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. We expect that our stockholders will waive their rights under the IRA (i) to notice of this offering and (ii) to include their registrable shares in this offering. In addition, in connection with this offering, we expect that each stockholder that has registration rights will agree not to sell or otherwise dispose of any securities without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain terms and conditions and early release of certain holders in specified circumstances. See the section titled "Underwriters."

  Demand Registration Rights

          After the completion of this offering, the holders of up to 54,508,441 shares of our Class B common stock will be entitled to certain demand registration rights. At any time beginning 180 days after the effective date of this offering, the holders of at least 27,254,221 shares then outstanding can request that we register the offer and sale of their shares. We are obligated to effect only two such registrations. Such request for registration must cover securities with anticipated aggregate proceeds to us of at least $15,000,000. If we determine that it would be seriously detrimental to our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

  Piggyback Registration Rights

          After the completion of this offering, if we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock the holders of up to 67,653,785 shares of our Class B common stock will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a demand registration, (2) a Form S-3 registration, (3) a registration related to a company stock plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act or (4) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock or in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

  S-3 Registration Rights

          After the completion of this offering, the holders of up to 54,508,441 shares of our Class B common stock will be entitled to certain Form S-3 registration rights. The holders of at least 27,254,221 shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which, before payment of underwriting discounts and commissions, is at least $2,000,000. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.

Anti-Takeover Provisions

          The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

  Delaware Law

          We will be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

          In general, Section 203 defines a "business combination" to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

  Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

          Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:

          Board of Directors Vacancies.    Our amended and restated certificate of incorporation and amended and restated bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

          Dual Class Common Stock.    As described above in the section titled "—Common Stock—Voting Rights," our amended and restated certificate of incorporation will provide for a dual class common stock structure pursuant to which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Current investors, executives and employees will have the ability to exercise significant influence over those matters.

          Classified Board.    Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be classified into three classes of directors each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer.

          Stockholder Action; Special Meeting of Stockholders.    Our amended and restated certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

          Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

          No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

          Directors Removed Only for Cause.    Our amended and restated certificate of incorporation will provide that stockholders may remove directors only for cause.

          Amendment of Charter Provisions.    Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least two-thirds of our then outstanding capital stock.

          Issuance of Undesignated Preferred Stock.    Our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

          Upon completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent and registrar's address is 144 Fernwood Avenue, Edison, NJ 08837.

Limitations of Liability and Indemnification

          See the section titled "Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors."

Listing

          We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol "TWLO".

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

          Following the completion of this offering, based on the number of shares of our capital stock outstanding as of March 31, 2016, we will have a total of           shares of our Class A common stock outstanding and 72,200,793 shares of our Class B common stock outstanding. Of these outstanding shares, all           shares of our Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

          The remaining outstanding shares of our Class A and Class B common stock will be, and shares subject to stock options will be upon issuance, deemed "restricted securities" as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. All of our executive officers, directors and holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us and have entered into or will enter into lock-up agreements with the underwriters under which they have agreed or will agree, subject to specific exceptions, not to sell any of our stock for 180 days following the date of this prospectus. As a result of these agreements and the provisions of our IRA described above under the section titled "Description of Capital Stock—Registration Rights," and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:

  •
  beginning on the date of this prospectus, all           shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and

  •
  beginning 181 days after the date of this prospectus, the remainder of the outstanding shares will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Market Standoff Agreements and Lock-Up Agreements

          All of our executive officers, directors and holders of substantially all of our Class A and Class B common stock and securities convertible into or exchangeable for our Class A and Class B common stock have entered into market standoff agreements with us and have entered into or will enter into lock-up agreements with the underwriters under which they have agreed or will agree that, subject to specific exceptions, they will not offer for sale, sell, contract to sell, grant any option for the sale of, transfer, or otherwise dispose of any shares of our common stock, options, or warrants to acquire shares of our common stock, or any security or instrument related to such common stock, option, or warrant for a period of at least 180 days following the date of this prospectus. Goldman, Sachs & Co. and J.P. Morgan Securities LLC may, in their discretion, release any of the securities subject to the lock-up agreements with the underwriters at any time. See the section titled "Underwriting."

Rule 144

          In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

          In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal           shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

          Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

          Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to market standoff agreements with us or lock-up agreements with the underwriters as described above and under the section titled "Underwriting" and will not become eligible for sale until the expiration of those agreements.

Registration Rights

          Pursuant to our IRA, the holders of up to 54,508,441 shares of our Class B common stock, or their transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled "Description of Capital Stock—Registration Rights" for a description of these registration rights. If the offer and sale of these shares of our common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.

 Registration Statement

          We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register shares of our common stock subject to options and restricted stock units outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See the section titled "Executive Compensation—Employee Benefit and Stock Plans" for a description of our equity compensation plans.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

          The following is a discussion of the material U.S. federal income and estate tax consequences relating to ownership and disposition of our Class A common stock by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more "United States persons" (as defined in the Code) have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a United States person under applicable U.S. Treasury Regulations.

          A modified definition of "non-U.S. holder" applies for U.S. federal estate tax purposes (as discussed below).

          This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

          We assume in this discussion that each non-U.S. holder holds shares of our Class A common stock as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, alternative minimum tax, or U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

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  brokers or dealers in securities;

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  pension plans;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  owners that hold our Class A common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

  •
  certain U.S. expatriates;

  •
  persons who have elected to mark securities to market;

  •
  persons subject to the unearned income Medicare contribution tax; or

  •
  persons that acquire our Class A common stock as compensation for services.

          In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other entities that are transparent for U.S. federal income tax purposes or persons who hold their Class A common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. A person treated as a partner in a partnership or who holds their stock through another transparent entity should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock through a partnership or other transparent entity, as applicable.

          Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Distributions on our Class A Common Stock

          We do not expect to pay any dividends in the foreseeable future. See "Dividend Policy" above in this prospectus. However, in the event that we do pay distributions of cash or property on our Class A common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the Class A common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading "Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock."

          Subject to the discussions below under the headings "Information Reporting and Backup Withholding" and "Foreign Account Tax Compliance Act", dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

          Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must generally provide a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence.

          A non-U.S. holder of our Class A common stock who claims the benefit of an applicable income tax treaty between the United States and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

          A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

          Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock

          Subject to the discussions below under the headings "Information Reporting and Backup Withholding" and "Foreign Account Tax Compliance Act," a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-U.S. holder's capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (without taking into account any capital loss carryovers); or

  •
  we are or were a "U.S. real property holding corporation" during a certain look-back period, unless our Class A common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Class A common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance in this regard, we believe that we have not been and are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

 Information Reporting and Backup Withholding

          We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our Class A common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Class A common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption.

          Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a foreign broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

          Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.

          Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

          Legislation commonly referred to as the Foreign Account Tax Compliance Act and associated guidance, or collectively, FATCA, will generally impose a 30% withholding tax on any "withholdable payment" (as defined below) to a "foreign financial institution" (as defined in the Code), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or another applicable exception applies or such institution is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. FATCA will also generally impose a 30% withholding tax on any "withholdable payment" (as defined below) to a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (which generally includes any United States person who directly or indirectly owns more than 10% of the entity), if any, or another applicable exception applies or such entity is compliant with applicable foreign law enacted in connection with an applicable intergovernmental agreement between the United States and a foreign jurisdiction. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

          Under final regulations and other current guidance, the withholding provisions described above apply currently to dividends on our Class A common stock and will apply to the gross proceeds of a disposition of our Class A common stock on or after January 1, 2019. The FATCA withholding tax will apply regardless of whether a payment would otherwise be exempt from or not subject to U.S. nonresident withholding tax (e.g., as capital gain).

Federal Estate Tax

          Class A common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

          The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

          We and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Allen & Company LLC
Pacific Crest Securities, a division of KeyBanc Capital Markets Inc.
JMP Securities LLC
William Blair & Company, L.L.C.
Canaccord Genuity Inc.

Total

          The underwriters will be committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters will have an option to buy up to an additional           shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase           additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We and our officers, directors, and holders of substantially all of our common stock and securities convertible into or exchangeable for our common stock have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

          Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the representatives and us. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have been approved to list our Class A common stock on the New York Stock Exchange under the symbol "TWLO".

          In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $           . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.

          We will agree to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

            (a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

          In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Notice to Prospective Investors in the United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Notice to Prospective Investors in Hong Kong

          The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

          Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

          Goodwin Procter LLP, Menlo Park, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. The underwriters have been represented by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

          The consolidated financial statements of Twilio Inc. and subsidiaries as of December 31, 2014 and 2015 and for each of the years in the three-year period ended December 31, 2015, have been included herein in reliance on the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

          As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. We also maintain a website at www.twilio.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Twilio Inc. and subsidiaries:

          We have audited the accompanying consolidated balance sheets of Twilio Inc. and subsidiaries (the Company) as of December 31, 2014 and 2015, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Twilio Inc. and subsidiaries as of December 31, 2014 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
San Francisco, California February 12, 2016

TWILIO INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31,			Pro Forma Stockholders' Equity as of March 31, 2016
			As of March 31, 2016
	2014	2015
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,627	$108,835	$103,320
Accounts receivable, net	9,264	19,094	21,197
Prepaid expenses and other current assets	4,458	8,546	11,479

Total current assets	46,349	136,475	135,996
Restricted cash	1,170	1,170	8,609
Property and equipment, net	6,751	14,058	16,847
Intangible assets, net	510	2,292	2,297
Goodwill	—	3,165	3,165
Other long-term assets	194	356	340

Total assets	$54,974	$157,516	$167,254

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,227	$2,299	$9,555
Accrued expenses and other current liabilities	17,798	31,998	36,062
Deferred revenue	4,173	6,146	6,890

Total current liabilities	23,198	40,443	52,507
Other long-term liabilities	582	448	396

Total liabilities	23,780	40,891	52,903

Commitments and contingencies (Note 11)
Stockholders' equity:
Convertible preferred stock, $0.001 par value per share, issuable in Series A, B, C, D, E and T:
Authorized shares 47,495,880, 58,976,739 and 58,976,739 as of December 31, 2014 and 2015 and March 31, 2016 (unaudited); Issued and outstanding shares 42,482,490, 54,508,441 and 54,508,441 as of December 31, 2014 and 2015 and March 31, 2016 (unaudited), actual; aggregate liquidation preference of $111.9 million, $241.6 million and $241.6 million as of December 31, 2014 and 2015 and March 31, 2016 (unaudited), actual; no shares authorized, issued or outstanding as of March 31, 2016 (unaudited), pro forma	111,691	239,911	239,911	—
Common stock, $0.001 par value per share:
Authorized shares 77,000,000, 102,000,000 and 102,000,000 as of December 31, 2014 and 2015 and March 31, 2016 (unaudited); Issued and outstanding shares 17,446,051, 17,324,003 and 17,692,352 as of December 31, 2014 and 2015 and March 31, 2016 (unaudited), actual; 72,200,793 shares issued and outstanding as of March 31, 2016 (unaudited), pro forma	17	17	18	73
Additional paid-in capital	8,920	22,103	26,296	266,152
Accumulated deficit	(89,434)	(145,406)	(151,874)	(151,874)

Total stockholders' equity	31,194	116,625	114,351	$114,351

Total liabilities and stockholders' equity	$54,974	$157,516	$167,254

See accompanying notes to consolidated financial statements.

TWILIO INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Revenue	$49,920	$88,846	$166,919	$33,365	$59,340
Cost of revenue	25,868	41,423	74,454	15,545	26,827

Gross profit	24,052	47,423	92,465	17,820	32,513

Operating expenses:
Research and development	13,959	21,824	42,559	8,480	14,864
Sales and marketing	21,931	33,322	49,308	9,869	13,422
General and administrative	15,012	18,960	35,991	8,265	10,593

Total operating expenses	50,902	74,106	127,858	26,614	38,879

Loss from operations	(26,850)	(26,683)	(35,393)	(8,794)	(6,366)
Other income (expenses), net	(4)	(62)	11	53	(18)

Loss before (provision) benefit for income taxes	(26,854)	(26,745)	(35,382)	(8,741)	(6,384)
(Provision) benefit for income taxes	—	(13)	(122)	81	(84)

Net loss	(26,854)	(26,758)	(35,504)	(8,660)	(6,468)
Deemed dividend to investors in relation to tender offer	—	—	(3,392)	—	—

Net loss attributable to common stockholders	$(26,854)	$(26,758)	$(38,896)	$(8,660)	$(6,468)

Net loss per share attributable to common stockholders, basic and diluted	$(1.59)	$(1.58)	$(2.19)	$(0.49)	$(0.37)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	16,916,035	16,900,124	17,746,526	17,749,487	17,483,198

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	$(0.45)	$(0.45)	$(0.54)	$(0.14)	$(0.09)

Weighted-average shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)	59,398,525	59,382,614	72,254,967	61,129,595	71,991,639

See accompanying notes to consolidated financial statements.

TWILIO INC.

Consolidated Statements of Stockholders' Equity

(In thousands, except share amounts)

	Series A convertible preferred stock		Series B convertible preferred stock		Series C convertible preferred stock		Series D convertible preferred stock		Series E convertible preferred stock		Series T convertible preferred stock
													Common stock
															Additional paid-in capital	Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2012	13,173,240	$4,624	11,416,062	$11,941	8,452,864	$25,196	—	$—	—	$—	—	$—	17,795,636	$18	$1,065	$(30,766)	$12,078
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(26,854)	(26,854)
Exercise of vested stock options	—	—	—	—	—	—	—	—	—	—	—	—	354,939	—	337	—	337
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	166	—	166
Exercise of unvested stock options	—	—	—	—	—	—	—	—	—	—	—	—	350,524	—	—	—	—
Repurchase of unvested stock options	—	—	—	—	—	—	—	—	—	—	—	—	(44,505)	—	—	—	—
Founder Repurchase	—	—	—	—	—	—	—	—	—	—	—	—	(1,498,464)	(1)	—	(5,056)	(5,057)
Issuance of Series D Convertible Preferred Stock (net of issuance costs of $69,000)	—	—	—	—	—	—	9,440,324	69,930	—	—	—	—	—	—	—	—	69,930
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,300	—	2,300

Balance as of December 31, 2013	13,173,240	4,624	11,416,062	11,941	8,452,864	25,196	9,440,324	69,930	—	—	—	—	16,958,130	17	3,868	(62,676)	52,900
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(26,758)	(26,758)
Exercise of vested stock options	—	—	—	—	—	—	—	—	—	—	—	—	487,821	—	590	—	590
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	191	—	191
Exercise of unvested stock options	—	—	—	—	—	—	—	—	—	—	—	—	6,850	—	—	—	—
Repurchase of unvested stock options	—	—	—	—	—	—	—	—	—	—	—	—	(6,750)	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,271	—	4,271

Balance as of December 31, 2014	13,173,240	4,624	11,416,062	11,941	8,452,864	25,196	9,440,324	69,930	—	—	—	—	17,446,051	17	8,920	(89,434)	31,194
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(35,504)	(35,504)
Exercise of vested stock options	—	—	—	—	—	—	—	—	—	—	—	—	1,696,318	2	3,126	—	3,128
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	201	—	201
Exercise of unvested stock options	—	—	—	—	—	—	—	—	—	—	—	—	70,874	—	—	—	—
Repurchase of shares in tender offer	(96,749)	(32)	(269,167)	(283)	—	—	—	—	—	—	—	—	(1,869,156)	(2)	—	(17,076)	(17,393)
Deemed dividend in relation to tender offer	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,392)	(3,392)
Repurchase of unvested stock options	—	—	—	—	—	—	—	—	—	—	—	—	(20,084)	—	—	—	—
Issuance of Series T convertible preferred Stock in acquisition	—	—	—	—	—	—	—	—	—	—	897,618	3,087	—	—	—	—	3,087
Issuance of Series E convertible preferred stock (net of issuance costs of $4.6 million)	—	—	—	—	—	—	—	—	11,494,249	125,448	—	—	—	—	—	—	125,448
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	9,856	—	9,856

Balance as of December 31, 2015	13,076,491	4,592	11,146,895	11,658	8,452,864	25,196	9,440,324	69,930	11,494,249	125,448	897,618	3,087	17,324,003	17	22,103	(145,406)	116,625
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,468)	(6,468)
Exercise of vested stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	358,982	1	740	—	741
Vesting of early exercised stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	112	—	112
Exercise of unvested stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	10,117	—	—	—	—
Repurchase of unvested stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	(750)	—	—	—	—
Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,341	—	3,341

Balance as of March 31, 2016 (unaudited)	13,076,491	$4,592	11,146,895	$11,658	8,452,864	$25,196	9,440,324	$69,930	11,494,249	$125,448	897,618	$3,087	17,692,352	$18	$26,296	$(151,874)	$114,351

See accompanying notes to consolidated financial statements.

TWILIO INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,854)	$(26,758)	$(35,504)	$(8,660)	$(6,468)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	610	1,756	4,226	689	1,580
Stock-based compensation	2,157	3,978	8,877	1,645	3,025
Provision for doubtful accounts	213	261	705	230	303
Tax benefit related to acquisition	—	—	(108)	(108)	—
Write-off of internal-use software	—	—	113	—	85
Changes in operating assets and liabilities:
Accounts receivable	(3,239)	(4,300)	(10,506)	(3,054)	(2,406)
Prepaid expenses and other current assets	(491)	(2,857)	(2,128)	(2,481)	(2,048)
Other long-term assets	(374)	283	(162)	(17)	15
Accounts payable	(1,401)	1,227	658	4,291	7,349
Accrued expenses and other current liabilities	5,405	7,332	13,202	3,564	3,893
Deferred revenue	1,014	1,632	1,974	416	745
Other long-term liabilities	338	86	(109)	(38)	(51)

Net cash provided by (used in) operating activities	(22,622)	(17,360)	(18,762)	(3,523)	6,022

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	—	(170)	—	—	(7,439)
Proceeds from sale of investments	3,000	—	—	—	—
Capitalized software development costs	(2,291)	(3,604)	(8,409)	(1,585)	(2,493)
Purchases of property and equipment	(1,161)	(1,039)	(1,715)	(390)	(782)
Purchases of intangible assets	—	(527)	(494)	(113)	(144)
Acquisition, net of cash acquired	—	—	(1,761)	(1,761)	—

Net cash used in investing activities	(452)	(5,340)	(12,379)	(3,849)	(10,858)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of convertible preferred stock	69,930	—	125,448	—	—
Proceeds from exercises of vested options	337	590	3,128	1,284	741
Proceeds from exercises of nonvested options	414	26	277	22	15
Repurchases of common and preferred stock	(5,069)	(4)	(20,810)	(6)	(1)
Payments of deferred offering costs	—	—	(694)	—	(1,434)

Net cash provided by (used in) financing activities	65,612	612	107,349	1,300	(679)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	42,538	(22,088)	76,208	(6,072)	(5,515)
CASH AND CASH EQUIVALENTS—Beginning of period	12,177	54,715	32,627	32,627	108,835

CASH AND CASH EQUIVALENTS—End of period	$54,715	$32,627	$108,835	$26,555	$103,320

Cash paid for income taxes	$1	$13	$46	$12	$31

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment, accrued but not paid	$158	$25	$97	$6	$878

Stock-based compensation capitalized in software development costs	$143	$293	$979	$163	$316

Vesting of early exercised options	$166	$191	$201	$56	$112

Series T convertible preferred stock issued as part of purchase price in the Authy acquisition	$—	$—	$3,087	$3,087	$—

Deferred offering costs, accrued but not paid	$—	$—	$1,265	$—	$716

See accompanying notes to consolidated financial statements.

TWILIO INC.

Notes to Consolidated Financial Statements

1. Organization and Description of Business

          Twilio Inc. (the "Company") was incorporated in the state of Delaware on March 13, 2008. The Company provides a Cloud Communications Platform that enables developers to build, scale and operate communications within software applications through the cloud as a pay-as-you-go service. The Company's product offerings fit three basic categories: Programmable Voice, Programmable Messaging and Programmable Video. The Company also provides use case products, such as a two-factor authentication solution.

          The Company's headquarters are located in San Francisco, California and the Company has subsidiaries in the United Kingdom, Estonia, Ireland, Colombia, Germany, Hong Kong, Singapore and Bermuda.

2. Summary of Significant Accounting Policies

  (a)
  Basis of Presentation

          The Company's consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").

  (b)
  Reclassification

          Certain reclassifications have been made to conform previously reported data to the current presentation. These reclassifications have no effect on the Company's net loss, financial position or per share data, as previously reported.

  (c)
  Recently Adopted Accounting Standards

          As of December 31, 2015, the Company early adopted the new accounting guidance issued by the Financial Accounting Standards Board ("FASB"), Accounting Standards Update ("ASU") 2015-17, "Income Taxes (Topic 70)." This guidance represents a change in accounting principle and requires that the deferred tax assets and liabilities in the Company's balance sheet be classified as noncurrent and be offset and presented as a single amount. Prior to the issuance of this guidance, the deferred tax assets and liabilities were required to be offset and presented as a single amount within their respective current and noncurrent classifications on a jurisdiction-by-jurisdiction level.

          In connection with this change in accounting principle, in its consolidated balance sheet as of December 31, 2014, the Company offset to zero the $1.0 million of noncurrent deferred tax assets and current deferred tax liabilities.

  (d)
  Principles of Consolidation

          The consolidated financial statements include the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  (e)
  Use of Estimates

          The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are used for, but not limited to, revenue allowances and returns; valuation of the Company's stock and stock

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

options; recoverability of long-lived and intangible assets; the capitalization and useful life of the Company's capitalized internal-use software; fair value of acquired intangible assets and goodwill; accruals and contingencies. Estimates are based on historical experience and on various assumptions that the Company believes are reasonable under current circumstances. However, future events are subject to change and best estimates and judgments may require further adjustments; therefore, actual results could differ materially from those estimates. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation.

  (f)
  Unaudited Pro Forma Stockholders' Equity

          Immediately prior to the completion of the Company's initial public offering ("IPO"), all of the outstanding shares of convertible preferred stock will automatically convert into shares of common stock. The March 31, 2016 unaudited pro forma stockholders' equity has been prepared assuming the conversion of the outstanding convertible preferred stock into 54,508,441 shares of common stock.

  (g)
  Concentration of Credit Risk

          Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash, cash equivalents, restricted cash and accounts receivable. The Company maintains cash, cash equivalents and restricted cash with financial institutions that management believes are financially sound and have minimal credit risk exposure.

          The Company sells its services to a wide variety of customers. If the financial condition or results of operations of any one of the large customers deteriorate substantially, operating results could be adversely affected. To reduce credit risk, management performs ongoing credit evaluations of the financial condition of significant customers. The Company does not require collateral from its credit customers and maintains reserves for estimated credit losses on customer accounts when considered necessary. Actual credit losses may differ from the Company's estimates. During the years ended December 31, 2013, 2014 and 2015 one customer organization represented approximately 11%, 13% and 17%, respectively, of the Company's total revenue. During the three months ended March 31, 2015 (unaudited), one customer organization represented approximately 20% of the Company's total revenue. During the three months ended March 31, 2016 (unaudited), two customer organizations represented approximately 15% and 11% of the Company's total revenue.

          As of December 31, 2014, two customer organizations represented 22% and 11% of the Company's gross accounts receivable. As of December 31, 2015, two customer organizations represented approximately 11% each of the Company's gross accounts receivable. As of March 31, 2016 (unaudited), two customer organizations represented approximately 14% and 11% of the Company's gross accounts receivable.

  (h)
  Revenue Recognition

          The Company derives its revenue primarily from usage-based fees earned from customers accessing the Company's enterprise cloud computing services invoiced or paid monthly. The Company also earns subscription fees from certain term-based contracts. The Company provides

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

services to its customers under pay-as-you-go contracts and term-based contracts ranging in duration from one month to 48 months. Customers that pay via credit card are either billed in advance or as they use service. Larger customers are billed in arrears via invoices for services used. Certain customers have contracts that provide for a minimum monthly commitment and some customers have contracts that provide for a commitment that may be of a quarterly, annual or other specific durations.

          The Company recognizes revenue from these transactions when all of the following criteria are satisfied:

  •
  there is persuasive evidence of an arrangement;

  •
  the service has been or is being provided to the customer;

  •
  the amount of the fees to be paid by the customer is fixed or determinable; and

  •
  collectability of the fees is reasonably assured.

          Term-based contracts revenue is recognized on a straight-line basis over the contractual term of the arrangement beginning on the date that the service is made available to the customer, provided that all other revenue recognition criteria have been met. Usage-based fees are recognized as delivered.

          The Company's arrangements do not contain general rights of return. However, credits may be issued to customers on a case-by-case basis. The contracts do not provide customers with the right to take possession of the software supporting the applications. Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue, depending on whether the revenue recognition criteria have been met.

          The reserve for sales credits was $0.3 million, $0.7 million and $0.6 million as of December 31, 2014 and 2015 and March 31, 2016 (unaudited), respectively, and is included in accounts receivable, net in the accompanying consolidated balance sheets. The reserve for sales credits is calculated based on historical trends and any specific risks identified in processing transactions. Changes in the reserve are recorded against revenue.

  (i)
  Cost of Revenue

          Cost of revenue consists primarily of costs of communications services purchased from network service providers. Cost of revenue also includes fees to support the Company's cloud infrastructure, personnel costs, such as salaries and stock-based compensation for the customer care and support services employees, and non-personnel costs, such as amortization of capitalized internal-use software development costs.

  (j)
  Research and Development Expenses

          Research and development expenses consist primarily of personnel costs, cloud infrastructure fees for staging and development, outsourced engineering services, amortization of capitalized internal-use software development costs and an allocation of general overhead expenses. The Company capitalizes the portion of its software development costs that meets the criteria for capitalization.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  (k)
  Internal-Use Software Development Costs

          Certain costs of platform and other software applications developed for internal use are capitalized. The Company capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed and (ii) it is probable that the software will be completed and used for its intended function. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all significant testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality and expenses costs incurred for maintenance and minor upgrades and enhancements. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.

          Capitalized costs of platform and other software applications are included in property and equipment. These costs are amortized over the estimated useful life of the software on a straight-line basis over three years. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The amortization of costs related to the platform applications is included in cost of revenue, while the amortization of costs related to other software applications developed for internal use is included in research and development expenses.

  (l)
  Advertising Costs

          Advertising costs are expensed as incurred and were $0.4 million, $1.0 million, $2.9 million, $0.6 million and $0.6 million in the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively. Advertising costs are included in sales and marketing expenses in the accompanying consolidated statements of operations.

  (m)
  Stock-Based Compensation

          All stock-based compensation to employees is measured at the grant date based on the fair value of the awards ultimately expected to vest. This cost, calculated as the grant date fair value net of estimated forfeitures, is recognized as an expense following the ratable attribution method, over the requisite service period. The Company uses the Black-Scholes option pricing model to measure the fair value of its stock options. The fair value of the restricted stock units is determined using the fair value of the Company's common stock on the date of grant.

          Compensation expense for stock options granted to nonemployees is calculated using the Black-Scholes option pricing model and is recognized in expense over the service period. Compensation expense for nonemployee stock options subject to vesting is revalued at each reporting date until the stock options are vested.

          The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. These assumptions include:

  •
  Fair value of the common stock.  Given the absence of a public trading market for the Company's common stock, the board of directors considered numerous objective and subjective factors to determine the fair value of the Company's common stock at each meeting at which awards are approved. The factors included, but were not limited to:

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

    (i) contemporaneous valuations of the Company's common stock by an unrelated third party; (ii) the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions; (iii) the rights, preferences and privileges of the Company's convertible preferred stock relative to those of its common stock; (iv) the Company's results of operations, financial position and capital resources; (v) current business conditions and projections; (vi) the lack of marketability of the Company's common stock; (vii) the hiring of key personnel and the experience of management; (viii) the introduction of new products; (ix) the risk inherent in the development and expansion of the Company's products; (x) the Company's stage of development and material risks related to its business; (xi) the fact that the option grants involve illiquid securities in a private company; and (xii) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, in light of prevailing market conditions;

  •
  Expected term.  The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified calculation of expected term, as the Company does not have sufficient historical data to use any other method to estimate expected term;

  •
  Expected volatility.  The expected volatility is derived from an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company, such as the size and operational and economic similarities to the Company's principle business operations;

  •
  Risk-free interest rate.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal the expected term of the stock-based awards; and

  •
  Expected dividend.  The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.

          In addition to the assumptions used in the Black-Scholes option-pricing model, management must estimate a forfeiture rate to calculate the stock-based compensation for the Company's awards. The Company's forfeiture rate is based on an analysis of its actual forfeitures. Management will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate can have a significant impact on the stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the financial statements.

          If any of the assumptions used in the Black-Scholes model changes, stock-based compensation for future options may differ materially compared to that associated with previous grants.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  (n)
  Income Taxes

          The Company accounts for income taxes in accordance with authoritative guidance which requires the use of the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry-forwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

          The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

          The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

  (o)
  Foreign Currency Translation

          The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

  (p)
  Comprehensive Loss

          During the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), the Company did not have any other comprehensive income or loss, and therefore, the net loss and comprehensive loss was the same for all periods presented.

  (q)
  Net Loss and Pro Forma Net Loss Per Share Attributable to Common Stockholders

          The Company calculates its basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. All series of convertible preferred stock are considered to be participating securities as the holders of the preferred stock are entitled to receive a non-cumulative dividend on a pro rata pari passu basis in the event that a dividend is declared or paid on common stock. Shares of common stock issued upon early exercise of stock options that are subject to repurchase are also considered to be participating securities, because holders of such shares have non-forfeitable dividend rights in the event a dividend is declared or paid on common stock. Under the two-class method, in periods when the Company has net income, net income attributable to common stockholders is determined by allocating undistributed earnings, calculated as net income less current period convertible preferred stock non-cumulative dividends, between common stock and

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

the convertible preferred stock. In computing diluted net income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. The Company's basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, convertible preferred stock, options to purchase common stock, unvested restricted stock units, common stock issued subject to future vesting, any shares of stock held in escrow and any shares of stock reserved for future donations are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive. In contemplation of an initial public offering, the Company has presented an unaudited pro forma basic and diluted net loss per share attributable to common stockholders, which has been computed to give effect to the automatic conversion of the convertible preferred stock into shares of common stock as of the beginning of the respective period.

  (r)
  Cash and Cash Equivalents

          The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of funds deposited into money market funds. All credit and debit card transactions that process as of the last day of each month and settle within the first few days of the subsequent month are also classified as cash and cash equivalents as of the end of the month in which they were processed.

  (s)
  Restricted Cash

          Restricted cash consists of cash deposited into a savings account with a financial institution as collateral for the Company's obligations under its facility leases of premises located in San Francisco, California. The facility leases expire in April 2018 and October 2024.

  (t)
  Accounts Receivable and Allowance for Doubtful Accounts

          Accounts receivable are recorded net of the allowance for doubtful accounts and the reserve for sales credits. The allowance for doubtful accounts is estimated based on the Company's assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer's ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer's ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible and collection of the receivable is no longer being actively pursued. The allowance for doubtful accounts was $0.2 million, $0.5 million and $0.7 million as of December 31, 2014 and 2015 and March 31, 2016 (unaudited), respectively.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  (u)
  Deferred Offering Costs

          Deferred offering costs, which consist of direct incremental legal and accounting fees relating to the IPO, are capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the IPO. In the event the offering is terminated, deferred offering costs will be expensed. No amounts were deferred as of December 31, 2014. As of December 31, 2015 and March 31, 2016 (unaudited) the Company deferred $2.0 million and $2.8 million, respectively, which are recorded as prepaid expenses and other current assets in the accompanying consolidated balance sheets.

  (v)
  Property and Equipment

          Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

          The useful lives of property and equipment are as follows:

Capitalized software development costs	3 years
Office equipment	3 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Shorter of 5 years or remaining lease term
  (w)
  Intangible Assets

          Intangible assets with determinable economic lives are carried at cost, less accumulated amortization. Intangible assets recorded by the Company are costs related to filing patents and the fair value of identifiable intangible assets resulting from acquisitions of other businesses. Amortization is computed over the estimated useful life of each asset on a straight-line basis. The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors the Company considers when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the Company's long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset and other economic factors, including competition and specific market conditions.

          The useful lives of the intangible assets are as follows:

Developed technology	3 years
Customer relationship	5 years
Trade names	2 years
Patents	20 years

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  (x)
  Goodwill

          Goodwill represents excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that it operates as one reporting unit and has selected November 30 as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company's business. If these estimates or their related assumptions change in the future, the Company may be required to record impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if a two-step impairment test is necessary. Management may choose to proceed directly to the two-step evaluation, bypassing the initial qualitative assessment. The first step of the impairment test involves comparing the fair value of the reporting unit to its net book value, including goodwill. If the net book value exceeds its fair value, then the Company would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. The impairment loss would be calculated by comparing the implied fair value of the goodwill to its net book value. In calculating the implied fair value of goodwill, the fair value of the entity would be allocated to all of the other assets and liabilities based on their fair values. The excess of the fair value of the entity over the amount assigned to other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. No goodwill impairment charges have been recorded for any period presented.

  (y)
  Impairment of Long-Lived Assets

          The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment during the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited). The value of the internally-developed software written-off due to abandonment was $0.1 million and $85,000 in the year ended December 31, 2015 and the three months ended March 31, 2016 (unaudited), respectively. There were no write-offs in any other period presented.

  (z)
  Deferred Revenue

          Deferred revenue consists of cash deposits from customers to be applied against future usage and customer billings in advance of revenues being recognized from the Company's contracts. Deferred revenue is generally expected to be recognized during the succeeding 12-month period and is thus recorded as a current liability.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  (aa)
  Commissions

          Commissions consist of variable compensation earned by sales personnel. Sales commissions associated with the acquisition of new customer contracts are recognized as sales and marketing expense at the time the customer has entered into a binding agreement.

  (bb)
  Business Combinations

          The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement. The authoritative guidance allows a measurement period of up to one year from the date of acquisition to make adjustments to the preliminary allocation of the purchase price. As a result, during the measurement period the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments will be recorded to the consolidated statement of operations.

  (cc)
  Segment Information

          The Company's Chief Executive Officer is the chief operating decision maker, who reviews the Company's financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company's financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

  (dd)
  Fair Value of Financial Instruments

          The Company records certain of its financial assets at fair value on a recurring basis. The Company's financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature. However, it consists of cash in a savings account, hence its carrying amount approximates its fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

  •
  Level 1 Inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

  •
  Level 2 Inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  •
  Level 3 Inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

          A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

  (ee)
  Recent Accounting Pronouncements Not Yet Adopted

          The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company meets the definition of an emerging growth company and has irrevocably elected to opt out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. Therefore, the Company will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

          In March 2016, the FASB issued ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." This standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification on the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

          In February 2016, the FASB issued ASU No. 2016-02, "Leases." The standard will affect all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While the Company expects the adoption of this standard to result in an increase to its reported assets and liabilities, the Company has not yet determined the full impact that the adoption of this standard will have on its financial statements and related disclosures.

          In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers." This new guidance will replace most existing U.S. GAAP guidance on this topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14 which deferred, by one year, the effective date for the new revenue reporting standard for entities reporting under U.S. GAAP. In accordance with the deferral, this guidance will be effective for the Company beginning January 1, 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted beginning January 1, 2017. In March 2016, the FASB issued ASU 2016-08,

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

"Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross versus Net)" clarifying the implementation guidance on principal versus agent considerations. Specifically, an entity is required to determine whether the nature of a promise is to provide the specified good or service itself (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The determination influences the timing and amount of revenue recognition. In April 2016, the FASB issued ASU 2016-10, "Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing", clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments also provide implementation guidance on determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). The effective date and transition requirements for ASU 2016-08 and ASU 2016-10 are the same as the effective date and transition requirements for ASU 2014-09. The Company is evaluating the impact that these ASUs will have on its consolidated financial statements and related disclosures and has not yet selected a transition method.

3. Fair Value Measurements

          The following table provides the assets measured at fair value on a recurring basis as of December 31, 2014 and 2015 and March 31, 2016 (in thousands):

		As of December 31, 2014
	Total Carrying Value
		Level I	Level 2	Level 3	Total
Financial Assets:
Money market funds	$32,587	$32,587	$—	$—	$32,587

Total financial assets	$32,587	$32,587	$—	$—	$32,587

		As of December 31, 2015
	Total Carrying Value
		Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$80,886	$80,886	$—	$—	$80,886

Total financial assets	$80,886	$80,886	$—	$—	$80,886

		As of March 31, 2016 (Unaudited)
	Total Carrying Value
		Level 1	Level 2	Level 3	Total
Financial Assets:
Money market funds	$87,795	$87,795	$—	$—	$87,795

Total financial assets	$87,795	$87,795	$—	$—	$87,795

          There were no realized or unrealized losses for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited). There were no other-than-temporary impairments for these instruments as of December 31, 2014 and 2015 and March 31, 2016 (unaudited).

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

4. Property and Equipment

          Property and equipment consisted of the following (in thousands):

	As of December 31,
			As of March 31, 2016
	2014	2015
			(Unaudited)
Capitalized software development costs	$6,783	$16,030	$18,795
Office equipment	1,231	2,662	3,421
Furniture and fixtures	328	393	427
Software	653	755	818
Leasehold improvements	380	568	1,150

Total property and equipment	9,375	20,408	24,611
Less: accumulated depreciation and amortization	(2,624)	(6,350)	(7,764)

Total property and equipment, net	$6,751	$14,058	$16,847

          Depreciation and amortization expense was $0.6 million, $1.7 million, $3.7 million, $0.6 million and $1.4 million for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively.

          The Company capitalized $2.4 million, $3.9 million, $9.4 million, $1.7 million and $2.9 million in software development costs in the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively, of which $0.1 million, $0.3 million, $1.0 million, $0.2 million and $0.3 million, respectively, was stock-based compensation expense. Amortization of capitalized software development costs was $0.3 million, $1.2 million, $2.8 million, $0.4 million and $1.1 million in the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively. The amortization expense was allocated as follows (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Cost of revenue	$265	$783	$1,793	$281	$681
Research and development	84	415	1,045	162	435

Total	$349	$1,198	$2,838	$443	$1,116

5. Acquisition of Authy, Inc.

          On February 23, 2015, the Company completed its acquisition of Authy, Inc. ("Authy"), a Delaware corporation with operations in Bogota, Colombia and San Francisco, California. Authy had developed a two-factor authentication online security solution. The Company's purchase price of $6.1 million for all of the outstanding shares of capital stock of Authy consisted of $3.0 million in cash and $3.1 million representing the fair value of 389,733 shares of the Company's Series T convertible preferred stock, of which 180,000 shares are held in escrow. This escrow is effective

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

5. Acquisition of Authy, Inc. (Continued)

until the first anniversary of the closing date, and has continued beyond that date as a result of certain circumstances. As of March 31, 2016, the Company has not released any shares out of the escrow. Additionally, the Company issued 507,885 shares of its Series T convertible preferred stock to a former shareholder of Authy that are subject to graded vesting over a period of four years and have a fair value of $4.0 million. Of the 507,885 shares, 127,054 shares are subject to performance conditions and can be relinquished, if the performance conditions are not met. As of March 31, 2016 (unaudited), 41,136 shares have vested.

          The acquisition has been accounted for as a business combination and, accordingly, the total purchase price is allocated to the identifiable tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. The cost of shares subject to vesting and performance conditions is accounted for as a post-acquisition compensation expense and recorded on a straight-line basis as the shares vest and conditions are satisfied. The Company recorded $0.6 million and $0.2 million of stock-based compensation expense related to these shares in the year ended December 31, 2015 and in the three months ended March 31, 2016 (unaudited), respectively. This expense is classified as research and development in the accompanying consolidated statements of operations.

          Authy's results of operations have been included in the consolidated financial statements of the Company from the date of acquisition.

          This transaction is intended to qualify as a tax-free reorganization under Section 368(a) of the IRS Code.

          The fair value of the Series T convertible preferred stock was determined by the board of directors of the Company with input from a third-party valuation consultant.

          The following table presents the purchase price allocation recorded in the Company's consolidated balance sheet on the acquisition date (in thousands):

Total
Net tangible assets(3)	$1,217
Goodwill(1)(3)	3,113
Intangible assets(2)	1,760

Total purchase price	$6,090

The Company acquired a net deferred tax liability of $0.1 million in this business combination.

(1)
Goodwill represents the excess of purchase price over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed. The goodwill in this transaction is primarily attributable to the future cash flows to be realized from the acquired technology platform, existing customer base and the future development initiatives of the assembled workforce. None of the goodwill is deductible for tax purposes.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

5. Acquisition of Authy, Inc. (Continued)

(2)
Identifiable finite-lived intangible assets were comprised of the following:

	Total	Estimated life (in years)
Developed technology	$1,300	3
Customer relationships	400	5
Trade name	60	2

Total intangible assets acquired	$1,760

(3)
As part of net tangible assets, the Company acquired $66,000 in accounts receivable subject to dispute resolution with a customer. The matter was resolved later in 2015 and $52,000 was deemed uncollectible immediately prior to the date of acquisition. The Company's adjustment of its initial purchase price allocation resulted in an increase to goodwill and decrease to net tangible assets of $52,000. After the adjustment, the purchase price allocation related to this acquisition became final. Goodwill balance as of March 31, 2016 was as follows:

Total
Balance as of December 31, 2014	$—
Goodwill recorded in connection with Authy acquisition	3,113
Subsequent adjustment to purchase price allocation	52

Balance as of December 31, 2015	3,165
Adjustment to goodwill (unaudited)	—

Balance as of March 31, 2016 (unaudited)	$3,165

          The estimated fair value of the intangible assets acquired was determined by the Company, and the Company considered or relied in part upon a valuation report of a third-party expert. The Company used an income approach to measure the fair values of the developed technology and trade names based on the relief-from-royalty method. The Company used an income approach to measure the fair value of the customer relationships based on the multi-period excess earnings method, whereby the fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate.

          The Company incurred costs related to this acquisition of $1.5 million, of which $0.3 million and $1.2 million were incurred during the years ended December 31, 2014 and 2015, respectively. All acquisition related costs were expensed as incurred and have been recorded in general and administrative expenses in the accompanying consolidated statements of operations.

          Pro forma results of operations for this acquisition have not been presented as the financial impact to the Company's consolidated financial statements is inconsequential.

6. Intangible Assets

          The following are intangible assets subject to amortization (in thousands):

	As of December 31, 2014
	Gross	Accumulated Amortization	Net
Patents	$527	$(17)	$510

Total	$527	$(17)	$510

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

6. Intangible Assets (Continued)

	As of December 31, 2015
	Gross	Accumulated Amortization	Net
Developed technology	$1,300	$(370)	$930
Customer relationships	400	(68)	332
Trade name	60	(26)	34
Patent	1,021	(25)	996

Total	$2,781	$(489)	$2,292

	As of March 31, 2016 (Unaudited)
	Gross	Accumulated Amortization	Net
Developed technology	$1,300	$(478)	$822
Customer relationships	400	(88)	312
Trade name	60	(33)	27
Patent	1,165	(29)	1,136

Total	$2,925	$(628)	$2,297

          Amortization expense was $17,000, $0.5 million, $59,000 and $0.1 million for the years ended December 31, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively.

          Total estimated future amortization expense was as follows (in thousands):

	As of December 31, 2015	As of March 31, 2016
		(Unaudited)
2016	$553	$424
2017	527	541
2018	153	167
2019	89	103
2020	21	35
Thereafter	949	1,027

Total	$2,292	$2,297

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

7. Accrued Expenses and Other Current Liabilities

          Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
			As of March 31, 2016
	2014	2015
			(Unaudited)
Accrued payroll and related	$809	$972	$998
Accrued bonus and commission	1,344	1,832	1,019
Accrued cost of revenue	2,736	6,496	7,946
Sales and other taxes payable	10,312	17,634	20,393
Accrued other expense	2,597	5,064	5,706

Total accrued expenses and other current liabilities	$17,798	$31,998	$36,062

8. Supplemental Balance Sheet Information

          A roll-forward of the Company's reserves for the years ended December 31, 2013, 2014 and 2015 and three months ended March 31, 2015 and 2016 is as follows (in thousands):

  Allowance for doubtful accounts:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Balance, beginning of period	$—	$98	$210	$210	$486
Additions	213	261	705	230	303
Write-offs	(115)	(149)	(429)	—	(138)

Balance, end of period	$98	$210	$486	$440	$651

  Sales credit reserve:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Balance, beginning of period	$—	$30	$312	$312	$714
Additions	30	683	1,210	68	486
Deductions against reserve	—	(401)	(808)	(153)	(551)

Balance, end of period	$30	$312	$714	$227	$649

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

9. Revenue by Geographic Area

          Revenue by geographic area is based on the IP address at the time of registration. The following table sets forth revenue by geographic area (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Revenue by geographic area:
United States	$45,470	$78,251	$143,145	$28,593	$50,508
International	4,450	10,595	23,774	4,772	8,832

Total	$49,920	$88,846	$166,919	$33,365	$59,340

Percentage of revenue by geographic area:
United States	91%	88%	86%	86%	85%
International	9%	12%	14%	14%	15%

          Long-lived assets outside the United States were insignificant.

10. Credit Facility

          The Company entered into a $5.0 million revolving line of credit on January 15, 2013, which expired in January 2015 and was not renewed. The Company did not borrow against this line of credit.

          Effective January 2015, the Company entered into a $15.0 million revolving credit agreement. Under this agreement, amounts available to be borrowed are based on the Company's prior month's monthly recurring revenue. Advances on the line of credit bear interest payable monthly at Wall Street Journal prime rate plus 1%. Borrowings are secured by substantially all of the Company's assets, with limited exceptions. If there are borrowings under the credit line, there are certain restrictive covenants with which the Company must comply. The credit facility expires in March 2017. As of December 31, 2015 and March 31, 2016 (unaudited), the total amount available to the Company to be borrowed was $15.0 million and the Company had no outstanding balance on this credit facility.

11. Commitments and Contingencies

  (a)
  Lease Commitments

          The Company entered into various non-cancelable operating lease agreements for its facilities over the next eight years. Certain operating leases contain provisions under which monthly rent escalates over time. When lease agreements contain escalating rent clauses or free rent periods, the Company recognizes rent expense on a straight-line basis over the term of the lease.

          On January 8, 2016, the Company entered into a lease agreement ("Lease") for approximately 90,000 square feet of new office space at 375 Beale Street in San Francisco that will house its principal executive office. This office space will replace the Company's existing principal office at 645 Harrison Street in San Francisco, for which the lease expires in April 2018. The term of the

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

Lease is approximately 96 months following the anticipated commencement, as amended, in October 2016, and the future minimum lease payments range from $0.4 million per month in the first 60 months to $0.5 million per month thereafter. Additionally, the Lease provides for a maximum of $8.3 million of tenant improvement allowance that is available to the Company. The Company secured its lease obligation with a $7.4 million letter of credit, which it designated as restricted cash on its balance sheet as of March 31, 2016. The Company will begin recording the minimum lease payments on a straight-line basis in the second quarter of 2016.

          Rent expense was $1.5 million, $2.6 million, $4.1 million, $0.9 million and $1.1 million for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively.

          Additionally, the Company has contractual commitments with its cloud infrastructure provider, network service providers and other vendors that are non-cancellable and expire within one to two years.

          Future minimum lease payments under non-cancelable operating leases were as follows (in thousands):

Year Ending December 31:	As of December 31, 2015	As of March 31, 2016(1)
		(Unaudited)
2016	$3,793	$3,742
2017	3,498	8,509
2018	1,903	6,966
2019	513	5,673
2020	159	5,408
Thereafter	—	20,963

Total minimum lease payments	$9,866	$51,261

(1)
The future minimum lease payments related to the 375 Beale Street lease do not include the $8.3 million of tenant improvement allowance available under the lease.

          Future minimum payments under other existing noncancellable purchase obligations were as follows (in thousands). Unrecognized tax benefits are not included in these amounts because any amounts expected to be settled in cash are not material:

Year Ending December 31:	As of December 31, 2015	As of March 31, 2016
		(Unaudited)
2016	$18,853	$11,922
2017	2,001	2,196
2018	—	38

Total payments	$20,854	$14,156

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

  (b)
  Legal Matters

          The Company is involved from time to time in various claims and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the ultimate outcome of these matters, the Company believes that its current legal proceedings will not have a material adverse effect on its financial position or results of operations.

          On April 30, 2015, Telesign Corporation, or Telesign, filed a lawsuit against the Company in the United States District Court, Central District of California (Telesign I). Telesign alleges that the Company is infringing three U.S. patents that it holds: U.S. Patent No. 8,462,920, U.S. Patent No. 8,687,038 and U.S. Patent No. 7,945,034. The patent infringement allegations in the lawsuit relate to the Company's Programmable Authentication products, its two-factor authentication use case and an API tool to find information about a phone number. The Company has petitioned the U.S. Patent and Trademark Office for inter partes review of the patents at issue. On March 9, 2016, the District Court stayed the court case pending the resolution of those proceedings. Subsequently, on March 28, 2016, Telesign filed a second lawsuit against the Company in the United States District Court, Central District of California (Telesign II), alleging infringement of U.S. Patent No. 9,300,792 held by Telesign. The '792 patent is in the same patent family as the '920 and '038 patents asserted in Telesign I, and the infringement allegations in Telesign II relate to the Company's Programmable Authentication products and its two-factor authentication use case. With respect to each of the patents asserted in Telesign I and Telesign II, the complaints seek, among other things, to enjoin the Company from allegedly infringing the patents along with damages for lost profits.

          On February 18, 2016, a putative class action complaint was filed in the Alameda County Superior Court in California, entitled Angela Flowers v. Twilio Inc. The complaint alleges that the Company's products permit the interception, recording and disclosure of communications at a customer's request and in violation of the California Invasion of Privacy Act. The complaint seeks injunctive relief as well as monetary damages.

          The Company intends to vigorously defend these lawsuits and believes it has meritorious defenses to each.

          It is too early in these matters to reasonably predict the probability of the outcomes or to estimate ranges of possible losses.

  (c)
  Indemnification Agreements

          The Company has signed indemnification agreements with all board members. The agreements indemnify the members from claims and expenses on actions brought against the individuals separately or jointly with the Company for Indemnifiable Events. Indemnifiable Events generally mean any event or occurrence related to the fact that the board member was or is acting in his or her capacity as a board member for the Company or was or is acting or representing the interests of the Company.

          In the ordinary course of business, the Company enters into contractual arrangements under which it agrees to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties and

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

other liabilities relating to or arising from the Company's various products, or our acts or omissions. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. Further, the Company's obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments. In addition, the Company has indemnification agreements with its directors and executive officers that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The terms of such obligations may vary. As of December 31, 2014 and 2015 and March 31, 2016 (unaudited), no amounts had been accrued.

  (d)
  Other taxes

          The Company conducts operations in many tax jurisdictions throughout the United States. In many of these jurisdictions, non-income-based taxes, such as sales and use and telecommunications taxes are assessed on the Company's operations. Historically, the Company has not billed or collected these taxes and, in accordance with U.S. GAAP, has recorded a provision for its tax exposure in these jurisdictions when it is both probable that a liability has been incurred and the amount of the exposure can be reasonably estimated. As a result, the Company recorded a liability of $10.3 million, $17.6 million and $20.4 million as of December 31, 2014 and 2015 and March 31, 2016 (unaudited), respectively. These estimates include several key assumptions including, but not limited to, the taxability of the Company's services, the jurisdictions in which its management believes it has nexus, and the sourcing of revenues to those jurisdictions. In the event these jurisdictions challenge management's assumptions and analysis, the actual exposure could differ materially from the current estimates.

12. Stockholders' Equity

  (a)
  Convertible Preferred Stock

          As of December 31, 2014, 2015 and March 31, 2016, the Company had outstanding Series A, B, C, D, E and T convertible preferred stock (individually referred to as "Series A, B, C, D, E or T" or collectively "Preferred Stock") as follows (in thousands, except share data):

	As of December 31, 2014
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation preference	Proceeds, Net of Issuance Costs
Series A	13,173,240	13,173,240	$4,624	$4,624
Series B	11,416,062	11,416,062	12,000	11,941
Series C	8,466,254	8,452,864	25,250	25,196
Series D	9,440,324	9,440,324	70,000	69,930
Series T	5,000,000	—	—	—

Total	47,495,880	42,482,490	$111,874	$111,691

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Continued)

	As of December 31, 2015
	Shares Authorized	Shares Issued and Outstanding		Aggregate Liquidation preference	Proceeds, Net of Issuance Costs
Series A	13,173,240	13,076,491		$4,590	$4,592
Series B	11,416,062	11,146,895		11,717	11,658
Series C	8,452,864	8,452,864		25,250	25,196
Series D	9,440,324	9,440,324		70,000	69,930
Series E	11,494,249	11,494,249		130,000	125,448
Series T	5,000,000	897,618	(1)	9	—	(2)

Total	58,976,739	54,508,441		$241,566	$236,824

	As of March 31, 2016 (Unaudited)
	Shares Authorized	Shares Issued and Outstanding		Aggregate Liquidation preference	Proceeds, Net of Issuance Costs
Series A	13,173,240	13,076,491		$4,590	$4,592
Series B	11,416,062	11,146,895		11,717	11,658
Series C	8,452,864	8,452,864		25,250	25,196
Series D	9,440,324	9,440,324		70,000	69,930
Series E	11,494,249	11,494,249		130,000	125,448
Series T	5,000,000	897,618	(1)	9	—	(2)

Total	58,976,739	54,508,441		$241,566	$236,824

(1)
The outstanding shares include 687,885 shares and 646,749 shares held in escrow as of December 31, 2015 and March 31, 2016 (unaudited), respectively, related to the Authy acquisition. Of these shares, 507,885 shares and 466,749 shares are subject to graded vesting over a period of four years and had a fair value of $4.0 million and $3.7 million as of December 31, 2015 and March 31, 2016 (unaudited), respectively. A total of 127,054 shares are subject to performance conditions and can be relinquished, if the performance conditions are not met. In the three months ended March 31, 2016 (unaudited), 41,136 shares have vested.

(2)
389,733 shares were issued as part of the purchase price for Authy acquisition and had a fair value of $3.1 million on the acquisition closing date.

          The holders of the Company's Preferred Stock have the following rights, preferences and privileges:

  Conversion

          At any time following the date of issuance, each share of Preferred Stock is convertible, at the option of its holder, into the number of shares of common stock which results from dividing the applicable original issue price per share for each series by the applicable conversion price per share for such series, on the date of conversion. As of December 31, 2014, 2015 and March 31, 2016 (unaudited), the initial conversion prices per share of all series of preferred stock were equal to the original issue prices of each series and therefore the conversion ratio was 1:1.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Continued)

          Each share of preferred stock shall be automatically converted into shares of common stock immediately upon the earlier of (i) the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended, the public offering price of which is not less than $50.0 million in aggregate; or (ii) the date specified by the written consent of holders of a majority of the outstanding shares of preferred stock, voting together as a class of shares on an as-converted basis. In addition, the conversion of each of the Series B, Series C, Series D and Series E preferred stock in connection with a Liquidation Event defined below requires the written consent of a majority of such series, if the proceeds payable to each of these series is less than the respective original issuance price.

          A Liquidation Event includes (i) a sale, lease or other disposition of all or substantially all of the Company's assets, (ii) a merger or consolidation of the Company into another entity (except where the merger results in the holders of the Company's stock prior to merger continuing to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the transfer of the Company's securities to a person, or a group of affiliated persons, if, after such a transfer, such person or group of persons holds 50% or more of the outstanding voting stock of the Company, (iv) the grant of an exclusive, irrecoverable license to all or substantially all of the Company's intellectual property or (v) a liquidation, dissolution or winding up of the Company.

          In the event the Company issues any additional stock, as defined in the Company's Certificate of Incorporation, after the preferred stock original issue date, without consideration or for a consideration per share less than the conversion price applicable to a series of preferred stock in effect immediately prior to such issuance, the conversion price for such series in effect immediately prior to each such issuance shall be adjusted according to a formula set forth in the Company's Certificate of Incorporation.

  Voting

          The holders of Preferred Stock and the holders of common stock vote together and not as separate classes, except in cases specifically provided for in the Certificate of Incorporation or as provided by law.

          The holders of each share of Preferred Stock has the right to one vote for each share of common stock into which such Preferred Stock could be converted, and, with respect to such vote, holders of Preferred Stock have full voting rights and powers equal to the voting rights and powers of the holders of common stock, with the exception of voting for the election of directors referred to below.

          As long as a majority of the shares of Series A preferred stock originally issued remain outstanding, the holders of such shares, voting as a separate class, shall be entitled to elect one director. As long as a majority of the shares of Series B preferred stock originally issued remain outstanding, the holders of such shares, voting as a separate class, shall be entitled to elect one director. As long as at least 2,000,000 shares of Series D preferred stock are outstanding, the holders of such shares, voting as a separate class, shall be entitled to elect one director. The holders of common stock, voting as a separate class, shall be entitled to elect two directors. The holders of shares of Preferred Stock and common stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Company.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Continued)

  Dividends

          The holders of convertible preferred stock are entitled to receive, when and if declared by the board of directors, out of any assets legally available therefor, any dividends as may be declared from time to time by the board of directors. No dividend may be declared or paid on the common stock unless any and all such dividends are distributed among all holders of common stock and preferred stock on a pro rata pari passu basis in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the effective conversion rate. The right to receive dividends on shares of preferred stock is non-cumulative. No dividends had been declared or paid by the Company as of December 31, 2014 and 2015 and March 31, 2016 (unaudited).

  Liquidation Preference

          In the event of any Liquidation Event of the Company, the holders of Series A, Series B, Series C, Series D and Series E preferred stock ("senior preferred stock") shall be entitled to receive, in preference to any distribution of the proceeds to the holders of Series T preferred stock or common stock, an amount per share equal to the sum of the applicable original issue price for each series of preferred stock (as adjusted for stock splits and combinations as described in the Certificate of Incorporation), plus declared but unpaid dividends on such share. Upon completion of this distribution, the holders of Series T preferred stock shall be entitled to receive in preference to any distribution of the proceeds to the holders of common stock an amount per share equal to the sum of the applicable original issue price for Series T preferred stock, plus declared but unpaid dividends on such share. If the proceeds thus distributed among the holders of the preferred stock are insufficient to permit payment to such holders of the full preferential amounts, then the entire proceeds available for distribution shall be distributed ratably first among the holders of the senior preferred stock in proportion to the full preferential amount that each holder is otherwise entitled to. The original issue price per share of Series A, Series B, Series C, Series D, Series E and Series T convertible preferred stock is equal to $0.35, $1.05, $2.99, $7.42, $11.31 and $0.01, respectively.

          Upon completion of the distribution referred to above, all the remaining proceeds available for distribution shall be distributed to the holders of the Company's common stock pro rata based on the number of common stock held by each.

          The Company classified the Preferred Stock within shareholders' equity since the shares are not redeemable, and the holders of the Preferred Stock cannot effect a deemed liquidation of the Company outside of the Company control.

  (b)
  Common Stock

          As of December 31, 2014 and 2015 and March 31, 2016 (unaudited), there were 17,446,051, 17,324,003 and 17,692,352 shares of common stock, respectively, issued and outstanding.

          Holders of common stock are entitled to one vote per share and are entitled to receive any dividends as may be declared from time to time by the board of directors. Common stock is subordinate to the Preferred Stock with respect to dividend rights and rights upon a Liquidation Event of the Company. The common stock is not redeemable at the option of the holder.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Continued)

          The Company had reserved shares of common stock for issuance as follows:

	As of December 31,
				As of March 31, 2016
	2014	2015
				(Unaudited)
Convertible preferred stock outstanding	42,482,490	54,508,441	(1)	54,508,441	(1)
Stock options issued and outstanding	13,141,311	16,883,837		16,704,752
Nonvested restricted stock units issued and outstanding	—	71,000		573,800
Common stock reserved for Twilio.org	—	888,022		888,022
Stock-based awards available for grant under 2008 Plan	575,554	14,920		322,856	(2)

Total	56,199,355	72,366,220		72,997,871

(1)
Includes 687,885 shares and 646,749 shares of Series T convertible preferred stock related to the Authy acquisition held in escrow as of December 31, 2015 and March 31, 2016 (unaudited), respectively.

(2)
On February 4, 2016 the board of directors approved a 1,000,000 share increase to the 2008 Plan.
  (c)
  Stock Repurchases

          Following the closing of the Series D convertible preferred stock financing, on May 20, 2013, the Company repurchased an aggregate of 1,498,464 shares of common stock from three founders for $10.0 million in cash, which transaction is referred to as the 2013 Repurchase. The 2013 Repurchase was conducted at a price in excess of the fair value of the Company's common stock at the date of repurchase. No special rights or privileges were conveyed to the founders as part of this transaction. However, no other stockholders were given the opportunity to participate in the 2013 Repurchase. The Company recorded a compensation expense in the amount of $5.0 million, which represented the excess of the common stock repurchase price above the fair value of the common stock on the date of repurchase. Of this expense, $1.9 million and $3.1 million were classified as research and development and general and administrative expenses, respectively, in the accompanying consolidated statement of operations. The Company retired the shares repurchased from the founders as of May 20, 2013.

          Following the closing of the Series E convertible preferred stock financing, on August 21, 2015, the Company repurchased an aggregate of 365,916 shares of Series A preferred stock and Series B preferred stock from certain preferred stockholders, and repurchased an aggregate of 1,869,156 shares of common stock from certain current and former employees for $22.8 million in cash, which transaction is referred to as the 2015 Repurchase. The 2015 Repurchase was conducted at a price in excess of the fair value of the Company's common stock at the date of repurchase. No special rights or privileges were conveyed to the employees and former employees. However, not all employees were invited to participate in the 2015 Repurchase. The Company recorded a compensation expense in the amount of $2.0 million for the year ended December 31, 2015, which was the excess of the common stock repurchase price above the fair value of the common stock on the date of repurchase. Of this expense, $0.8 million, $0.1 million and $1.1 million were classified as research and development, sales and marketing and general and

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

12. Stockholders' Equity (Continued)

administrative expenses, respectively, in the accompanying consolidated statement of operations. The excess of the preferred stock repurchase price above the carrying value of the preferred stock was recorded as a deemed dividend in the year ended December 31, 2015. The Company retired the shares repurchased in the 2015 Repurchase as of August 21, 2015.

  (d)
  Stock Split

          On July 9, 2014, the Company's board of directors and stockholders approved and the Company effected, a 2-for-1 split of its common stock and Preferred Stock. In connection with the split, (i) every one share of issued and outstanding common stock and Preferred Stock was increased to two shares of common stock or Preferred Stock, as applicable, and (ii) the exercise price of each outstanding option to purchase common stock was proportionately decreased. The stock split has been reflected retrospectively throughout the consolidated financial statements.

  (e)
  Twilio.org

          On September 2, 2015, the Company's board of directors approved the establishment of Twilio.org as a donor-advised fund with 888,022 shares of the Company's common stock, which represented 1% of the Company's outstanding capital stock on as-converted basis, reserved to fund Twilio.org's activities. Twilio.org is a part of the Company and not a separate legal entity. The objective for Twilio.org is to further the philanthropic goals of the Company. As of December 31, 2015 and March 31, 2016 (unaudited), none of the reserved shares were issued and outstanding.

13. Stock-Based Compensation

  Equity Incentive Plan

          The Company maintains a stock plan, the 2008 Stock Option Plan, as amended and restated (the "2008 Plan"), which allows the Company to grant incentive ("ISO"), non-statutory ("NSO") stock options and restricted stock units ("RSU") to its employees, directors and consultants to participate in the Company's future performance through stock-based awards at the discretion of the board of directors. Under the 2008 Plan, options to purchase the Company's common stock may not be granted at a price less than fair value in the case of ISOs and NSOs. Fair value is determined by the board of directors, in good faith, with input from valuation consultants.

          The exercise price of an incentive stock option granted to a 10% stockholder will not be less than 110% of the estimated fair value of the common stock on the date of grant, as determined by the board of directors.

          Stock options generally expire 10 years from the date of grant and vest over periods determined by the board of directors. The vesting period is generally a four-year term from the date of grant, at a rate of 25% after one year, then monthly on a straight-line basis thereafter. Common shares purchased under the 2008 Plan are subject to certain restrictions, including the right of first refusal by the Company for sale or transfer of shares to outside parties. The Company's right of first refusal terminates upon completion of an initial public offering of common stock. Options granted may include provisions for early exercisability.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

13. Stock-Based Compensation (Continued)

          In the year ended December 31, 2015 and the three months ended March 31, 2016 (unaudited), the Company granted RSUs to employees. RSUs vest upon the satisfaction of both a service condition and a liquidity condition. The service condition is satisfied generally over four years at a rate of 25% after one year, then at 1/16th of the remaining shares quarterly thereafter. The liquidity condition is satisfied upon the occurrence of a qualifying event, defined as a change of control transaction or initial public offering. The RSUs for which the service condition has been satisfied are not forfeitable should employment terminate prior to the liquidity condition being met. If both conditions are not satisfied within the awards' term of seven years, the RSUs will expire on the seventh anniversary of the grant date. As of December 31, 2015 and March 31, 2016 (unaudited), no share-based compensation expense had been recognized for these RSUs because the qualifying events had not occurred. Upon effectiveness of a qualifying event, the Company will recognize a significant cumulative share-based compensation expense for the portion of the RSUs that had met the service condition as of that date, using the ratable attribution method, net of estimated forfeitures. The remaining unrecognized share-based compensation expense related to the RSUs that have not yet met the service condition will be recorded over the remaining requisite service period, using the ratable attribution method, net of estimated forfeitures. For these RSUs, if the qualifying event had occurred on March 31, 2016 (unaudited), we would have recognized $0.3 million of share-based compensation expense on that date, and would have approximately $4.8 million of additional future period expense to be recognized over a weighted-average period of approximately 3.23 years.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

13. Stock-Based Compensation (Continued)

          Stock options and restricted stock units activity under the 2008 Plan was as follows:

  Stock Options

	Number of options outstanding	Weighted- average exercise price (per share)	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding options as of December 31, 2013	8,616,443	$2.00	8.83	$16,077
Granted	6,844,749	4.44
Exercised	(494,673)	1.25
Forfeited and cancelled	(1,825,208)	2.32

Outstanding options as of December 31, 2014	13,141,311	3.25	8.59	50,215
Granted	6,919,556	8.14
Exercised	(1,767,192)	1.93
Forfeited and cancelled	(1,409,838)	4.24

Outstanding options as of December 31, 2015	16,883,837	5.31	8.30	80,758
Granted (unaudited)	712,450	10.09
Exercised (unaudited)	(369,099)	2.05
Forfeited and cancelled (unaudited)	(522,436)	5.84

Outstanding options as of March 31, 2016 (unaudited)	16,704,752	$5.57	8.37	$79,079

Options vested and exercisable as of December 31, 2015	5,106,728	$2.85	7.03	$36,976

Options vested and expected to vest as of December 31, 2015	15,558,382	$5.17	8.24	$76,479

Options vested and exercisable as of March 31, 2016 (unaudited)	5,660,266	$3.28	7.26	$39,744

Options vested and expected to vest as of March 31, 2016 (unaudited)	15,667,179	$5.45	8.32	$75,915

          Aggregate intrinsic value represents the difference between the Company's estimated fair value of its common stock and the exercise price of outstanding "in-the-money" options. The aggregate intrinsic value of stock options exercised was $0.5 million, $1.5 million, $10.1 million and $3.0 million during the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016 (unaudited), respectively.

          The total estimated grant date fair value of options vested was $1.8 million, $3.9 million, $8.2 million and $3.0 million during the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016 (unaudited), respectively. The weighted-average grant-date fair value of options granted was $1.93, $2.88, $4.30 and $5.17 during the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2016 (unaudited), respectively.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

13. Stock-Based Compensation (Continued)

          As of December 31, 2015 and March 31, 2016 (unaudited), total unrecognized compensation cost related to nonvested stock options was $34.2 million and $34.1 million, respectively, net of estimated forfeitures, which will be amortized on a ratable basis over a weighted-average period of 2.81 years and 2.73 years, respectively.

          No options were granted to nonemployees in the year ended December 31, 2014 and the three months ended March 31, 2016 (unaudited). An inconsequential number of options were granted to nonemployees in the years ended December 31, 2013 and 2015.

  Restricted Stock Units

	Number of options outstanding	Weighted- average grant date fair value (per share)	Aggregate intrinsic value (in thousands)
Nonvested RSUs as of December 31, 2014	—	$—	$—
Granted	71,000	9.39
Vested	—	—
Forfeited and cancelled	—	—

Nonvested RSUs as of December 31, 2015	71,000	9.39	716
Granted (unaudited)	502,800	10.10
Vested (unaudited)	—	—
Forfeited and cancelled (unaudited)	—	—

Nonvested RSUs as of March 31, 2016 (unaudited)	573,800	$10.01	$5,910

  Early Exercise of Nonvested Options

          Employees have an option to exercise their stock options prior to vesting. The Company has the right to repurchase, at the original issuance price, any unvested (but issued) common shares upon termination of service of an employee, either voluntarily or involuntarily. The consideration received for an early exercise of a stock option is considered to be a deposit of the exercise price and the related amount is recorded as a liability. The liability is reclassified into stockholders' equity as the stock options vest. As of December 31, 2014 and 2015 and the three months ended March 31, 2016 (unaudited), the Company recorded a liability of $0.2 million, $0.2 million and $0.1 million for 127,316, 52,407 and 35,528 unvested shares, respectively, that were early exercised by employees and were subject to repurchase at the respective period end. These amounts are reflected in current and non-current liabilities on the Company's consolidated balance sheets.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

13. Stock-Based Compensation (Continued)

  Valuation Assumptions

          The fair value of employee stock options was estimated on the date of grant using the following assumptions in the Black-Scholes option pricing model:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Fair value of common stock	$2.50 - 3.73	$3.99 - 6.69	$7.07 - 10.09	$7.07	$10.09 - $10.30
Expected term (in years)	5.77 - 6.08	5.27 - 6.57	6.08	6.08	6.08
Expected volatility	54.4%	54.4%	47.8% - 54.9%	53.9% - 54.9%	52.4% - 53.0%
Risk-free interest rate	0.9% - 1.9%	1.7% - 2.0%	1.4% - 2.0%	1.4% - 1.8%	1.4% - 1.5%
Dividend rate	0%	0%	0%	0%	0%

  Stock-Based Compensation Expense

          The Company recorded the total stock-based compensation expense as follows (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Cost of revenue	$27	$39	$65	$14	$23
Research and development	810	1,577	4,046	663	1,516
Sales and marketing	753	1,335	2,389	420	734
General and administrative	567	1,027	2,377	548	752

Total	$2,157	$3,978	$8,877	$1,645	$3,025

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

14. Net Loss and Pro Forma Net Loss Per Share Attributable to Common Stockholders

          The following table sets forth the calculation of basic and diluted net loss per share attributable to common stockholders during the periods presented (in thousands, except per share data):

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Net loss attributable to common stockholders	$(26,854)	$(26,758)	$(38,896)	$(8,660)	$(6,468)

Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	16,916,035	16,900,124	17,746,526	17,749,487	17,483,198

Net loss per share attributable to common stockholders, basic and diluted	$(1.59)	$(1.58)	$(2.19)	$(0.49)	$(0.37)

          The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share attributable to common stockholders for the periods presented because their effect would have been anti-dilutive:

	Year Ended December 31,				Three Months Ended March 31,
	2013	2014	2015		2015		2016
					(Unaudited)
Convertible preferred stock outstanding	42,482,490	42,482,490	54,508,441	(1)	43,380,108	(1)	54,508,441	(1)
Stock options issued and outstanding	8,616,443	13,141,311	16,883,837		13,437,645		16,704,752
Nonvested restricted stock units issued and outstanding	—	—	71,000		—		573,800
Common stock reserved for Twilio.org	—	—	888,022		—		888,022
Unvested shares subject to repurchase	320,900	127,316	52,407		85,109		35,528

Total	51,419,833	55,751,117	72,403,707		56,902,862		72,710,543

(1)
Includes 687,885 shares as of March 31, 2015 (unaudited) and December 31, 2015 and 646,749 shares as of March 31, 2016 (unaudited) of Series T convertible preferred stock related to the Authy acquisition held in escrow.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

14. Net Loss and Pro Forma Net Loss Per Share Attributable to Common Stockholders (Continued)

          The following table sets forth the computation of the Company's unaudited pro forma basic and diluted net loss per share attributable to common stockholders during the periods presented (in thousands, except share and per share data):

	Year Ended December 31,			Three Months Ended March 31,
	2013	2014	2015	2015	2016
				(Unaudited)
Net loss used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	$(26,854)	$(26,758)	$(38,896)	$(8,660)	$(6,468)

Shares used in computing net loss per share attributable to common stockholders, basic and diluted	16,916,035	16,900,124	17,746,526	17,749,487	17,483,198
Pro forma adjustment to reflect assumed conversion of convertible preferred stock	42,482,490	42,482,490	54,508,441 (1)	43,380,108 (1)	54,508,441 (1)

Shares used in computing pro forma net loss per share attributable to common stockholders, basic and diluted	59,398,525	59,382,614	72,254,967	61,129,595	71,991,639

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(0.45)	$(0.54)	$(0.14)	$(0.09)

(1)
Includes 687,885 shares as of March 31, 2015 (unaudited) and December 31, 2015 and 646,749 shares as of March 31, 2016 (unaudited) of Series T convertible preferred stock related to the Authy acquisition held in escrow.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes

          The following table presents domestic and foreign components of loss before income taxes for the periods presented (in thousands):

	Year Ended December 31,
	2013	2014	2015
United States	$(26,928)	$(26,837)	$(23,962)
International	74	92	(11,420)

Total net loss before provision for income taxes	$(26,854)	$(26,745)	$(35,382)

          Provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2013	2014	2015
Current:
Federal	$—	$—	$—
State	—	—	45
Foreign	—	13	213

Total	—	13	258
Deferred:
Federal	—	—	(109)
State	—	—	—
Foreign	—	—	(27)

Total	—	—	(136)

Provision for income taxes	$—	$13	$122

          As a result of the acquisition of Authy in February 2015, the Company recorded a tax benefit of $0.1 million in the year ended December 31, 2015. This tax benefit is a result of a partial release of the Company's existing valuation allowance immediately prior to the acquisition since the acquired deferred tax liabilities from Authy will provide a source of income for the Company to realize a portion of its deferred tax assets, for which a valuation allowance is no longer needed.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

          The following table presents a reconciliation of the statutory federal tax rate and the Company's effective tax rate for the years ended December 31, 2013, 2014 and 2015:

	Year Ended December 31,
	2013	2014	2015
Tax benefit at federal statutory rate	34%	34%	34%
State tax, net of federal benefit	6	7	(3)
Stock-based compensation	(9)	(4)	(8)
Credits	1	2	4
Foreign rate differential	—	—	(11)
Other	—	—	(2)
Change in valuation allowance	(32)	(39)	(14)

Effective tax rate	—%	—%	—%

          The following table presents the significant components of the Company's deferred tax assets and liabilities (in thousands):

	As of December 31,
	2013	2014	2015
Deferred tax assets:
Net operating loss carry forwards	$16,310	$24,402	$27,401
Accrued and prepaid expenses	2,815	5,573	7,603
Stock-based compensation	200	423	1,433
Research and development credits	2,330	3,918	6,022

Gross deferred tax assets	21,655	34,316	42,459
Valuation allowance	(20,194)	(30,559)	(35,613)

Net deferred tax assets	1,461	3,757	6,846
Deferred tax liabilities:
Capitalized software	(886)	(2,019)	(4,084)
Prepaid expenses	(538)	(1,607)	(2,035)
Acquired intangibles	—	—	(460)
Property and equipment	(37)	(131)	(240)

Net deferred tax assets	$—	$—	$27

          As of December 31, 2015, the Company had approximately $80.1 million in federal net operating loss carryforwards and $4.8 million in federal tax credits. If not utilized, the federal net operating loss and tax credit carryforwards will expire at various dates beginning in 2028 and 2029, respectively.

          As of December 31, 2015, the Company had approximately $35.6 million in state net operating loss carryforwards and $3.9 million in state tax credits. If not utilized, the state net operating loss carryforwards will expire at various dates beginning in 2027. The state tax credits can be carried forward indefinitely.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

          Pursuant to authoritative guidance, the benefit of stock option deductions will only be recorded to stockholders' equity when cash taxes payable is reduced. As of December 31, 2015, the portion of net operating loss carryforwards and credit carryforwards related to stock options is approximately $1.9 million net of tax. This amount will be credited to stockholders' equity when it is realized on the tax return.

          A limitation may apply to the use of the net operating loss and credit carryforwards, under provisions of the Internal Revenue Code of 1986, as amended, and similar state tax provisions that are applicable if the Company experiences an "ownership change." An ownership change may occur, for example, as a result of issuance of new equity. Should these limitations apply, the carryforwards would be subject to an annual limitation, resulting in a potential reduction in the gross deferred tax assets before considering the valuation allowance.

          The Company's accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. The Company primarily considered such factors as its history of operating losses, the nature of the Company's deferred tax assets, and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. At present, the Company does not believe that it is more likely than not that the net deferred tax assets will be realized, accordingly, a full valuation allowance has been established. The valuation allowance increased by approximately $10.4 million and $5.1 million during the years ended December 31, 2014 and 2015, respectively.

          The Company attributes net revenue, costs and expenses to domestic and foreign components based on the terms of its agreements with its subsidiaries. The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are to be reinvested offshore indefinitely. The income tax liability would be insignificant if these earnings were to be repatriated.

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	Year Ended December 31,
	2013	2014	2015
Unrecognized tax benefit, beginning of year	$318	$592	$1,024
Gross increases for tax provisions of current years	274	432	655

Unrecognized tax benefit, end of year	$592	$1,024	$1,679

          If the $1.7 million of unrecognized tax benefit is recognized, there would be an inconsequential impact on the effective tax rate.

          The Company had not incurred any material tax interest or penalties with respect to income taxes in the years ended December 31, 2013, 2014 and 2015.

          The Company does not anticipate any significant change within 12 months of December 31, 2015 in its uncertain tax positions, which are not material in relation to the consolidated financial statements taken as a whole because nearly all of the unrecognized tax benefit has been offset by a deferred tax asset, which has been reduced by a valuation allowance.

TWILIO INC.

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

          The Company files U.S. federal income tax returns as well as income tax returns in many U.S. states and foreign jurisdictions. The tax years 2008 to 2014 remain open to examination by the major jurisdictions in which the Company is subject to tax. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized.

16. Employee Benefit Plan

          The Company sponsors a 401(k) defined contribution plan covering all employees. There were no employer contributions to the plan in the years ended December 31, 2013, 2014 and 2015. The employer contribution to the plan in the three months ended March 31, 2016 (unaudited) was $0.5 million.

17. Related Party Transactions

          In June and July 2015, two of the Company's vendors participated in the Company's Series E convertible preferred stock financing and own, on an as-if converted basis, approximately 2.5% and 1.2%, respectively, of the Company's outstanding capital stock as of December 31, 2015, and March 31, 2016 (unaudited). During the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), the amounts of software services the Company purchased from the first vendor were $4.7 million, $8.0 million, $11.1 million, $3.0 million and $3.1 million, respectively. The amounts due to this vendor that were accrued as of December 31, 2014 and 2015 were insignificant. The net amount due to this vendor as of March 31, 2016 (unaudited) was $2.0 million. In September 2015, the Company entered into a one-year agreement with this vendor for an aggregate purchase commitment amount of $13.0 million over the term of the agreement. The amount of services the Company purchased from the second vendor was $0.1 million, $0.5 million, $0.5 million, $85,000 and $0.1 million for the years ended December 31, 2013, 2014 and 2015 and the three months ended March 31, 2015 and 2016 (unaudited), respectively. The amounts due to this vendor that were accrued as of December 31, 2014 and 2015 and March 31, 2016 (unaudited) were insignificant.

18. Subsequent Events

          The Company has evaluated subsequent events from the consolidated balance sheet date through February 12, 2016 and May 26, 2016, the date at which the respective audited and unaudited consolidated financial statements were available to be issued.

          On April 13, 2016 and May 13, 2016, the Company granted to employees 333,400 and 338,150 options, respectively, to purchase shares of common stock with vesting based on service, and 90,000 and 40,375 restricted stock units, respectively, with vesting based both on service and a liquidity condition. The fair value of the stock options granted in April and May 2016, estimated at $3.4 million in the aggregate, will be recognized as stock-based compensation expense over the four year service period. The fair value of the restricted stock units granted in April and May 2016, estimated at $1.3 million in the aggregate, will be recognized over the four year service period but only if the liquidity condition is met. When the liquidity condition is met, cumulative expense will be recognized for the portion related to prior service and the remaining stock-based compensation expense will be recognized over the remaining service period.

          On May 13, 2016, the Company's Board of Directors authorized a reduction in shares reserved for Twilio.org. After the adjustment, the total remaining shares reserved for Twilio.org was 780,397.

* * * * * *

OUR NINE VALUES

LIVE THE SPIRIT OF CHALLENGE
Tackle hard problems. If our ambitions aren't terrifying, we aren't pushing ourselves enough.

EMPOWER OTHERS
Make heroes. Unleash the greatness of others, inside and outside of the company.

START WITH WHY
Start by understanding why customers care. Challenge assumptions with data.

CREATE EXPERIENCES
Inspire confidence and admiration in every interaction with Twilio.

NO SHENANIGANS
Be thoughtful. Always deal in an honest, direct and transparent way.

BE HUMBLE
Everybody has something to learn. Seek first to understand, then be understood.

THINK AT SCALE
Anticipate where we're going and invest in systems that provide a consistent customer experience as we grow.

DRAW THE OWL
There's no instruction book, it's ours to draw. Figure it out, ship it and iterate.

BE FRUGAL
Profit is the engine that lets us achieve our goals. If we do more with less, we can do more.

                  Shares

Twilio Inc.

Class A Common Stock

Goldman, Sachs & Co.		J.P. Morgan
Allen & Company LLC	Pacific Crest Securities a division of KeyBanc Capital Markets
JMP Securities	William Blair	Canaccord Genuity

          Through and including                           (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

SEC registration fee		$10,070
FINRA filing fee		15,500
Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*
To be provided by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

          We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

  •
  any breach of their duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which they derived an improper personal benefit.

          Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

          In addition, we expect to adopt amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

          Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

          The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

          We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

          Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

          The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

          Since October 1, 2012, we issued the following unregistered securities:

Preferred Stock Issuances

          From August 2011 through May 2012, we sold an aggregate of 8,452,864 shares of our Series C convertible preferred stock to 11 accredited investors at a purchase price of $2.99 per share, for an aggregate purchase price of $25.2 million.

          During May 2013, we sold an aggregate of 9,440,324 shares of our Series D convertible preferred stock to nine accredited investors at a purchase price of $7.41 per share, for an aggregate purchase price of $70.0 million.

          From April 2015 through July 2015, we sold an aggregate of 11,494,249 shares of our Series E convertible preferred stock to 26 accredited investors at a purchase price of $11.31 per share, for an aggregate purchase price of $130.0 million.

Option and Restricted Stock Unit Issuances

          Since October 1, 2012, we granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 20,858,565 shares of our Class B common stock under our equity compensation plan at exercise prices ranging from approximately $1.24 to $10.30 per share and 704,175 restricted stock units for shares of our Class B common stock.

Shares Issued in Connection with Acquisitions

          On February 23, 2015, we issued an aggregate of 897,618 shares of our Series T convertible preferred stock in connection with our acquisition of all outstanding shares of Authy, Inc., or Authy, of which 507,885 shares of our series T convertible preferred stock were issued to one individual, who was a former service provider and stockholder of Authy, as consideration for his ongoing employment services to Twilio. Of the 507,885 shares, 127,054 shares are subject to performance conditions.

          None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits.

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement.

3.1	*	Form of Amended and Restated Certificate of Incorporation of Twilio Inc., to be effective upon the completion of this offering.

3.2		Amended and Restated Certificate of Incorporation of Twilio Inc., as currently in effect.

3.3	*	Form of Amended and Restated Bylaws of Twilio Inc., to be effective upon the completion of this offering.

3.4		Amended and Restated Bylaws of Twilio Inc., as currently in effect.

4.1		Form of Twilio Inc.'s Class A common stock certificate.

4.2		Amended and Restated Investors' Rights Agreement, by and among Twilio Inc. and certain security holders of Twilio Inc., dated April 24, 2015.

5.1	*	Opinion of Goodwin Procter LLP.

10.1		Form of Indemnification Agreement.

10.2		Amended and Restated 2008 Stock Option Plan, and forms of award agreements thereunder.

10.3		2016 Stock Option and Incentive Plan, and forms of award agreements thereunder.

10.4		Amended and Restated Loan and Security Agreement by and among Twilio Inc. and Silicon Valley Bank, dated March 19, 2015.

10.5		Office Lease, by and between HV-645 Harrison, Inc. and Twilio Inc., dated July 13, 2012, as amended on April 16, 2014.

10.6		Office Lease, by and between Bay Area Headquarters Authority and Twilio Inc., dated January 8, 2016, as amended on February 29, 2016.

10.7		Executive Severance Plan.

10.8		2016 Employee Stock Purchase Plan.

21.1		List of subsidiaries of Twilio Inc.

23.1	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2		Consent of KPMG LLP, independent registered public accounting firm.

24.1		Power of Attorney (included on page II-6).

*
To be filed by amendment.
(b)
Financial Statement Schedules.

          All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17.    UNDERTAKINGS.

          The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 26th day of May 2016.

TWILIO INC.
By:	/s/ JEFF LAWSON Jeff Lawson Chief Executive Officer and Chairman

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeff Lawson and Lee Kirkpatrick, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFF LAWSON Jeff Lawson	Chief Executive Officer and Chairman (Principal Executive Officer)	May 26, 2016
/s/ LEE KIRKPATRICK Lee Kirkpatrick	Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2016
/s/ RICHARD DALZELL Richard Dalzell	Director	May 26, 2016
/s/ BYRON DEETER Byron Deeter	Director	May 26, 2016

Signature	Title	Date

/s/ ELENA DONIO Elena Donio	Director	May 26, 2016
/s/ JAMES MCGEEVER James McGeever	Director	May 26, 2016
/s/ SCOTT RANEY Scott Raney	Director	May 26, 2016

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

3.1	*	Form of Amended and Restated Certificate of Incorporation of Twilio Inc., to be effective upon the completion of this offering.

3.2		Amended and Restated Certificate of Incorporation of Twilio Inc., as currently in effect.

3.3	*	Form of Amended and Restated Bylaws of Twilio Inc., to be effective upon the completion of this offering.

3.4		Amended and Restated Bylaws of Twilio Inc., as currently in effect.

4.1		Form of Twilio Inc.'s Class A common stock certificate.

4.2		Amended and Restated Investors' Rights Agreement, by and among Twilio Inc. and certain security holders of Twilio Inc., dated April 24, 2015.

5.1	*	Opinion of Goodwin Procter LLP.

10.1		Form of Indemnification Agreement.

10.2		Amended and Restated 2008 Stock Option Plan, and forms of award agreements thereunder.

10.3		2016 Stock Option and Incentive Plan, and forms of award agreements thereunder.

10.4		Amended and Restated Loan and Security Agreement by and among Twilio Inc. and Silicon Valley Bank, dated March 19, 2015.

10.5		Office Lease, by and between HV-645 Harrison, Inc. and Twilio Inc., dated July 13, 2012, as amended on April 16, 2014.

10.6		Office Lease, by and between Bay Area Headquarters Authority and Twilio Inc., dated January 8, 2016, as amended on February 29, 2016.

10.7		Executive Severance Plan.

10.8		2016 Employee Stock Purchase Plan.

21.1		List of subsidiaries of Twilio Inc.

23.1	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2		Consent of KPMG LLP, independent registered public accounting firm.

24.1		Power of Attorney (included on page II-6).

*
To be filed by amendment.